UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party
other
than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

TTM TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TTM Technologies

2023 Annual Meeting and Proxy Statement

May 10, 2023

Inspiring Innovation

Proxy Statement Summary

This summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting your shares. For more complete information regarding the Company’s 2022 performance, please review the Company’s Annual Report on Form 10-K for the year ended January 2, 2023, which we refer to in this proxy statement as the 2022 Form 10-K.

Annual Meeting Information

Date & Time	Location	Record Date
Wednesday, May 10, 2023 8:30 a.m. Pacific Time	The URL address is: https://web.lumiagm.com/208900745 [web.lumiagm.com] Password: ttm2023	Record holders as of March 15, 2023 are entitled to Notice of, and to vote at, the Annual Meeting

Summary of Matters to be Voted Upon at the Annual Meeting

Proposal No.	Description of Proposals	Required Vote for Approval	TTM Board’s Recommendation

1	To elect Kenton K. Alder, Julie S. England and Philip G. Franklin to serve as class II directors For more information, see page [4]	For each director, a plurality of the votes cast	FOR ✓ Each Nominee
2	To approve the TTM Technologies, Inc. 2023 Incentive Compensation Plan For more information, see page [58]	Majority of shares present and entitled to vote on the proposal	FOR ✓
3	To approve, on an advisory basis, the compensation of our named executive officers For more information, see page [67]	Majority of shares present and entitled to vote on the proposal	FOR ✓
4	To ratify the appointment of KPMG LLP as the independent registered public accounting firm For more information, see page [68]	Majority of shares present and entitled to vote on the proposal	FOR ✓

TTM TECHNOLOGIES, INC.            i

About TTM

TTM Technologies, Inc. (“TTM”) is a leading global manufacturer of technology solutions including engineered systems, radio frequency (“RF”) components and RF microwave/microelectronic assemblies and quick-turn and technologically advanced printed circuit boards (“PCBs). TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. We strive to provide customers with market leading, differentiated solutions and an extraordinary customer experience. We are a leading competitor in the PCB industry, with significant market presence in each of our end market segments. TTM also designs and develops engineered systems, RF components and sub-assemblies using our own engineering talent and intellectual property.

TTM generated approximately $2.5B revenue in 2022. We currently operate a total of 27 specialized manufacturing facilities in North America and Asia. TTM continues to focus on growing faster than the industry as a whole in those submarkets that are strategic to TTM’s business model. TTM has established a global, customer-focused organization within each business unit chartered to become experts in their markets, strengthen existing customer relationships and develop new customers in growing areas of each market.

TTM has operational and engineering teams that have helped deliver solid financial results and have established a focus on developing leading edge technology positions, integrated supply chain management and burgeoning best practice sharing which form the foundation for future margin improvement.

Our Vision

Inspiring innovation as the preeminent technology solutions company.

Our Mission

Provide customers with market leading, differentiated solutions and an extraordinary customer experience.

Our Strategy

TTM’s intention is to be opportunistic and to align with strategic customers in an industry projecting moderate growth and increasing competition. Our strategy is to provide value primarily through intense focus in four areas:

Investment	• Enhance TTM’s overall value proposition to our customers with disciplined investment in differentiated capabilities and business processes

Performance	• Lead our industry in customer experience, operational and engineering excellence and financial performance

Appeal	• Improve and communicate the elements that make TTM a desirable employer; attract, retain and develop outstanding talent

Values	• Integrity, Teamwork, Clear Communication, Performance Excellence

The foundation of TTM’s strategic vision is its corporate culture and our values which emphasize integrity, teamwork, clear communication, and performance excellence. We encourage our employees to always do the right thing and we demonstrate the importance we place on these values by, among other things, providing ethics training to our employees every year.

TTM TECHNOLOGIES, INC.            ii

TTM TECHNOLOGIES, INC.

200 East Sandpointe, Suite 400

Santa Ana, CA 92707

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2023

The 2023 annual meeting of stockholders of TTM Technologies, Inc. will be held at 8:30 a.m., Pacific Time, via video conference accessed through the URL address https://web.lumiagm.com/208900745 [web.lumiagm.com]:

1.	to elect three class II directors, consisting of Kenton K. Alder, Julie S. England and Philip G. Franklin, to serve a term expiring in 2026;

2.	to approve the TTM Technologies, Inc. 2023 Incentive Compensation Plan;

3.	to hold an advisory, non-binding vote on the compensation of our named executive officers;

4.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm for TTM Technologies, Inc. for the fiscal year ending January 1, 2024; and

5.	to consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, saves us the cost of printing and mailing these materials, and reduces the environmental impact of our annual meeting by conserving natural resources.

Stockholders of record as of the close of business on March 15, 2023 are entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Whether or not you expect to participate in our annual meeting, please vote your shares via the Internet by following the instructions in this proxy statement. If you received a paper copy of this proxy statement you may also vote by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors
Santa Ana, California March 16, 2023	Daniel J. Weber, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2023

The proxy statement and annual report to stockholders and the means to vote via the Internet are available at https://investors.ttm.com/news-events/annual-stockholders-meeting. Your Vote is Important — Please vote as promptly as possible by using the Internet or by signing, dating, and returning the proxy card if you received a paper copy of this proxy statement.

All stockholders are invited to attend the annual meeting. Stockholders who vote their proxy online or by executing a proxy card may nevertheless attend the meeting, revoke their proxy, and vote their shares at the meeting.

ABOUT THE MEETING	1

TTM TECHNOLOGIES, INC.

2023 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement contains information related to our annual meeting of stockholders to be held on Wednesday, May 10, 2023, beginning at 8:30 a.m., Pacific Time, via video conference, and at any adjournments or postponements of the meeting. The purpose of this proxy statement is to solicit proxies from the holders of our common stock for use at the meeting. On or about March 31, 2023, we began mailing a notice containing instructions on how to access this proxy statement and our annual report via the Internet, and we began mailing a full set of the proxy materials to stockholders who had previously requested delivery of the materials in paper form. For information on how to vote your shares, see the instructions included on the proxy card and under “How to Vote” below. This solicitation is being made by the Board of Directors of TTM Technologies, Inc.

General Information

ABOUT THE MEETING

Matters To Be Considered At The Meeting

The matters to be considered and voted upon at the meeting will be:

1.	Election of Directors. To elect three class II directors, consisting of Kenton K. Alder, Julie S. England and Philip G. Franklin to serve for a term expiring in 2026.
2.	Approval of the TTM Technologies, Inc. 2023 Incentive Compensation Plan. To approve the TTM Technologies, Inc. 2023 Incentive Compensation Plan.
3.	Approval of Named Executive Officer Compensation. To approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers.
4.

Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2024

5.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Voting Recommendations Of The Board

Each of the recommendations of our Board of Directors is set forth together with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote (1) “FOR” the election of each of its three nominees for class II directors; (2) “FOR” approval of the TTM Technologies, Inc. 2023 Incentive Compensation Plan; (3) “FOR” approval on an advisory, non-binding basis, of the compensation of our named executive officers; and (4) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2024. If you sign and return your proxy card but do not specify how you want your shares voted, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors.

Our Board of Directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for a substitute or alternate board nominee for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in accordance with their best judgment.

Who May Vote

Only stockholders of record at the close of business on March 15, 2023, the record date for the annual meeting, are entitled to receive notice of the meeting and to vote the shares of our common stock that they held on that date at the meeting, and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting.

TTM TECHNOLOGIES, INC.            1

How To Vote

Stockholder of Record. If you are the stockholder of record (that is, the shares are held in your name), you may vote your proxy in one of two convenient ways:

Via the Internet: Go to https://investors.ttm.com/news-events/annual-stockholders-meeting and follow the instructions. You will need the 11-digit control number that appears on your proxy card included with this proxy statement. This method of voting will be available starting April 1, 2023, and through 11:59 p.m., Eastern Time, on May 9, 2023.

By mail: If you wish to vote by traditional proxy card and did not receive one along with this proxy statement, you can receive a full set of materials at no charge through the Internet at https://investors.ttm.com/news-events/annual-stockholders-meeting, by telephone at (888) 776-9962, or by sending an e-mail to info@astfinancial.com (the subject line of your e-mail should contain the 11-digit control number that appears in the Notice Regarding the Availability of Proxy Materials you received). If you vote by traditional proxy card, mark your selections on the proxy card, date the card, and sign your name exactly as it appears on the card, then mail it in the postage-paid envelope enclosed with the materials. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting.

Street Name Shares. If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

How To Change Or Revoke Your Vote

You may change your vote at any time before the vote at the Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the annual meeting by submitting to our corporate secretary at our corporate offices a notice of revocation or a duly executed proxy bearing a later date (or by subsequently voting via the Internet) by the deadline noted above. Participation in the meeting will not itself revoke a previously granted proxy.

If you hold your shares in street name, you may change your vote any time before the annual meeting by submitting new voting instructions to your bank, broker, or other holder of record by following the instructions they provided.

What To Do If You Received More Than One Notice

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the internet, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation of your accounts.

Meeting Admission

All stockholders as of the record date, or their duly appointed proxies, may attend the virtual meeting. Please note that if you hold shares in “street name” (that is, through a bank, broker, or other holder of record), you will need to have a copy of a brokerage statement to present to the operator reflecting your stock ownership as of the record date.

Meeting Quorum

The presence at the meeting of the holders of a majority of all of the shares of common stock entitled to vote at the meeting on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 102,585,707 shares of our common stock were outstanding and entitled to vote at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

If less than a majority of the outstanding shares of common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

Required Vote

Proposal One — Election of Directors. The three persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected as directors. Stockholders do not have the right to cumulate their votes for directors.

TTM TECHNOLOGIES, INC.            2

Proposal Two — Approval of the TTM Technologies, Inc. 2023 Incentive Compensation Plan. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter will be required for approval of the TTM Technologies, Inc. 2023 Incentive Compensation Plan.

Proposal Three — Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval of the advisory vote of the compensation of our named executive officers. Because this vote is advisory, it will not be binding upon our Board of Directors. However, the compensation committee and our Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal Four — Ratification of the Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2024.

Other Matters. For each other matter, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval.

Broker Non-Votes, Abstentions and Withhold of Authority

If you do not provide your broker or other nominee with instructions on how to vote your street name shares, your broker or nominee will not be permitted to vote them on “non-routine” matters (a broker non-vote).

Proposal One, Two and Three are considered non-routine matters under applicable rules. Please note that brokers may not vote your shares on these proposals in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Shares subject to a broker non-vote will not be considered entitled to vote with respect to Proposal One, Two and Three and will not affect their outcome.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2024 (Proposal Four) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Four. If a broker non-vote did exist with respect to Proposal Four, it would have the effect of a vote against such Proposal.

Abstentions will have no effect on Proposal One. Abstentions will be treated as being present and entitled to vote on Proposals Two, Three and Four and therefore will have the effect of votes against such Proposals.

With respect to Proposal One (the election of directors), you may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES,” or “FOR ALL EXCEPT” one or more of the nominees (which will have the effect of withholding your vote the designated nominees). Votes that are withheld will not be included in the vote tally for the election of directors (Proposal One) and will not affect the results of that vote.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. In addition to the use of mail, our employees may solicit proxies personally, by e-mail, facsimile, and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

Our principal executive offices are located at 200 East Sandpointe, Suite 400, Santa Ana, California 92707, and our telephone number is (714) 327-3000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.

TTM TECHNOLOGIES, INC.            3

PROPOSAL ONE – ELECTION OF DIRECTORS

Directors and Nominees

Our Board of Directors is currently comprised of nine directors. Our Board of Directors is divided into three classes with each class of directors serving for a three-year term or until successors of directors serving in that class have been elected and qualified. Each director elected at the 2023 annual meeting will serve for a term expiring at the 2026 annual meeting or until a successor has been duly elected and qualified. At this annual meeting, our stockholders will be asked to elect three class I directors.

Our Board of Directors has nominated Kenton K. Alder, Julie S. England and Philip G. Franklin as class II directors. Mr. Alder, Ms. England and Mr. Franklin currently serve as class II directors. Mr. Alder, Ms. England and Mr. Franklin will stand for re-election at the annual meeting.

Rex D. Geveden, Pamela B. Jackson and John G. Mayer serve as class III directors and their terms will expire at the annual meeting of stockholders in 2024. Thomas T. Edman, Chantel E. Lenard and Dov S. Zakheim serve as class I directors and their terms will expire at the annual meeting of stockholders in 2025.

TTM is a significant supplier of PCBs that are eventually integrated into products purchased by the United States Department of Defense. As such, over 464 TTM employees and Board members are cleared by the United States Government to receive confidential or secret classified information. Because TTM has been identified by the government of the United States as a key supplier in the electronics eco-system, TTM has engaged with the United States Defense Counterintelligence and Security Agency (the “DCSA”) for approval of facility security clearances at a number of its facilities. This clearance allows the DCSA to conduct audits and provide broad oversight to parts of TTM’s operation. As a condition of such clearance, and in connection with our engagement with the DCSA, in February of 2023, our Board of Directors adopted a Special Board Resolution (“SBR”), replacing the Special Security Agreement (“SSA”) that the Company had entered into with the DCSA in 2010. The replacement of the SSA with the SBR was the result of the significantly reduced foreign ownership of TTM. The company plans to maintain much of the robust infrastructure developed during the adoption of and compliance with the SSA. The SBR Agreement with DCSA codifies the standing Government Security Committee of TTM’s Board of Directors, consisting of at least 3 Board members that hold a National Security Clearance. In addition, the SBR dictates that TTM will maintain its policies and procedures that have been established pursuant to the provisions of the SSA to mitigate risks to TTM’s operations that serve the national security of the United States, including the maintenance of its cybersecurity plan that meets the requirements of NIST 800-171. DCSA will continue to review TTM’s compliance with the terms of the SBR annually at each of TTM’s sites which operate under a U.S. Department of Defense security clearance. In addition, all of TTM’s Board is currently comprised of U.S. citizens and per the terms of the SBR, no foreign citizen is allowed to sit on TTM’s Board in the future. As a natural mechanism to ensure continuity of its Board of Directors to satisfy our obligations under the SBR,TTM has continued the practice of providing for staggered elections of three classes of board members to serve three-year terms, such that our Board is comprised of U.S. Citizens, and at least three such members maintain national security clearance or would be eligible to be cleared by the United States Government to receive classified information and maintain oversight of TTM’s classified operations.

Our Board of Directors has no reason to believe that any of its nominees standing for election will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our Board of Directors may designate a substitute nominee. If our Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our Board of Directors.

TTM TECHNOLOGIES, INC.            4

Our Board of Directors recommends a vote “FOR” the nominees for Class II directors.

The following table, together with the accompanying text, sets forth certain information with respect to each of our directors and director nominees as of the date of this Proxy Statement:

Name	Age	Class	Proposed Position(s) to be Held After Meeting

Kenton K. Alder	73	II	Director

Thomas T. Edman	60	I	Chief Executive Officer, President and Director

Julie S. England	65	II	Director

Philip G. Franklin	71	II	Director

Rex D. Geveden	62	III	Chairman of the Board

Pamela B. Jackson	70	III	Director

Chantel E. Lenard	53	I	Director

John G. Mayer	72	III	Director

Dov S. Zakheim	74	I	Director

Kenton K. Alder has served as a director since March 1999. Mr. Alder also served as our President from March 1999 to January 2013 and as our Chief Executive Officer from our founding in 1998 through December 2013. Mr. Alder served on a part-time basis as a consultant and advisor to Mr. Edman for one year commencing on January 1, 2014 and provided counsel on strategy, attended certain meetings, and was involved in special projects. From January 1997 to July 1998, Mr. Alder served as Vice President of Tyco Printed Circuit Group, Inc., a PCB manufacturer. Prior to that time, Mr. Alder served as President and Chief Executive Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From January 1987 to November 1994, Mr. Alder served as President of Lundahl Astro Circuits Inc., a predecessor company to ElectroStar, Inc. In addition, Mr. Alder is a member of the Board of Directors of Campbell Scientific, Inc., and is Chairman of the Compensation Committee. Mr. Alder serves as Chairman of the Utah State University Board of Trustees and as Chairman of the Executive Committee for the Utah State University Board of Trustees. Mr. Alder also serves on the board of Blendtec, Inc. and Honeyville Inc. Mr. Alder holds a Bachelor of Science degree in finance and a Bachelor of Science degree in accounting from Utah State University.

Our Board of Directors has determined that Mr. Alder is an independent director. Mr. Alder was nominated to stand for re-election to the Board of Directors because of his past experience as our Chief Executive Officer, which enables him to provide the board with insight based on his extensive knowledge about the Company and because of his significant operational expertise.

Thomas T. Edman has served as a director of our Company since September 2004, as President of our Company since January 2013, and as our Chief Executive Officer since January 2014. From early 2011 to December 2012, Mr. Edman served as Group Vice President and General Manager of the AKT Display Business Group, which is a division of Applied Materials Inc., a publicly held provider of nanomanufacturing technology solutions. From 2006 to 2011, Mr. Edman served as Corporate Vice President of Corporate Business Development of Applied Materials, Inc. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc., acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, Mr. Edman served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Since June 2015, Mr. Edman has served on the Board of Ultra Clean Holdings, Inc. (NASDAQ: UCTT), and is presently Chairman of the Compensation Committee and a member of the Audit Committee. Since March 2016, Mr. Edman has served on the Board of the IPC, an electronic industries association and is currently serving on its executive committee as Vice Chairman. Mr. Edman holds a Bachelor of Arts degree in East Asian Studies (Japan) from Yale University and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania.

Mr. Edman is an employee director. Mr. Edman was previously nominated to the Board of Directors because of his proven business acumen and experience in the technology industry, having served in numerous senior executive roles with sizeable technology companies, including as the Chief Executive Officer of a public company. Mr. Edman also has extensive experience in Asia and with compensation-related matters, which have proven valuable to our Board of Directors.

TTM TECHNOLOGIES, INC.            5

Julie S. England has served as a director of our Company since October 2016. Ms. England is presently retired. Prior to her retirement in 2009, she served in various capacities with Texas Instruments Inc., most recently as Vice President and General Manager of the Radio Frequency Identification (“RFID”) division. She also served as Vice President of its microprocessor division from 1998 to 2004 and as Vice President of Quality for the Semiconductor Group from 1994 to 1998. Earlier, she held various engineering, manufacturing, quality, and business management positions. Ms. England is an experienced independent corporate director serving on both private and public company boards in the USA and Europe. Ms. England has served as a director of Smartrac Technology Group, N.V. from 2014 until May 2018. From 2010 until its acquisition by CCL Industries in May 2016, she served as a director of Checkpoint Systems, Inc., and chaired its Governance Committee. Ms. England served as a director of the Federal Reserve Bank of Dallas from 1997 to 2003 and as a director of Intelleflex Corporation from 2010 to 2013. Ms. England served on the Board of Trustees of the Georgia O’Keeffe Museum until July 2017, and served on the North Texas Chapter of the National Association of Corporate Directors (“NACD”). Ms. England served on the board of directors of McMillen Jacobs Associates from June 2021 until June 2022. Ms. England joined the board of directors of the Electricity Council of Texas (“ERCOT”) in January 2022. She has served on trade associations in the electronics industry including the American Electronics Association and AIM Global. Ms. England holds a Bachelor of Science degree in chemical engineering and graduate studies in business from Texas Tech University complemented with executive education at Harvard University and Stanford University. She earned a Bachelor of Fine Arts degree in studio art in 2018 from Southern Methodist University in Dallas, TX.

Ms. England is an independent director. Ms. England was nominated to stand for re-election to the Board of Directors because of her extensive background in the technology industry and her experience serving on the boards of both private and public companies in the USA and Europe and to provide the Company with insight as she serves on our board. As a result of Ms. England’s significant involvement in director professionalism education, Ms. England has been designated a NACD Governance Fellow by the National Association of Corporate Directors.

Philip G. Franklin has served as a director of our Company since November 2010. Mr. Franklin is presently retired. From 1998-2016, Mr. Franklin served in various capacities with Littelfuse, Inc. (NASDAQ: LFUS), a designer, manufacturer, and seller of circuit protection devices for use in electronics, automotive and electrical markets, most recently as Executive Vice President and Chief Financial Officer. Prior to joining Littelfuse, Inc., Mr. Franklin was Vice President and Chief Financial Officer for OmniQuip International, a construction equipment manufacturer, which he helped take public. Prior to that, Mr. Franklin served as Chief Financial Officer of Monarch Marking Systems and Hill Refrigeration. Mr. Franklin served as non-executive Chairman of the Board of Directors of Tribune Publishing Co., to 2021. Mr. Franklin holds a bachelor’s degree in economics from Dartmouth College and a Master of Business Administration degree from the Amos Tuck School at Dartmouth College.

Our Board of Directors has determined that Mr. Franklin is an independent director and an “audit committee financial expert” as described in applicable SEC rules. Mr. Franklin was nominated to stand for re-election to the Board of Directors because of his financial and accounting expertise, including a deep understanding of accounting principles, financial reporting rules and regulations, and knowledge of audit procedures.

Rex D. Geveden has served as a director of our Company since May 2018. The Company appointed Mr. Geveden as Chairman of our Board of Directors effective after the 2021 annual meeting of stockholders upon the retirement of Robert E. Klatell, our former Chairman. Mr. Geveden has served as President and Chief Executive Officer since January 1, 2017, and served as Chief Operating Officer from October 2016 until December 2016 of BWX Technologies, Inc. (NYSE:BWXT), a nuclear industrial conglomerate headquartered in Lynchburg, VA. Previously, Mr. Geveden was Executive Vice President at Teledyne Technologies Incorporated, a provider of electronic subsystems and instrumentation for aerospace, defense and other uses. He led two of Teledyne’s four operating segments from 2013 through 2016, and concurrently served as President of Teledyne DALSA, Inc., a Teledyne subsidiary, since 2014. Mr. Geveden also served as President and Chief Executive Officer of Teledyne Scientific and Imaging, LLC from 2011 to 2013 and President of both Teledyne Brown Engineering, Inc. and Teledyne’s Engineered Systems Segment from 2007 to 2011. Mr. Geveden is a former Associate Administrator of the National Aeronautics and Space Administration (“NASA”), where he was responsible for all technical operations within the agency’s $16 billion portfolio and served in various other positions with NASA in a career spanning 17 years. Mr. Geveden holds both a bachelor’s and master’s degrees in physics from Murray State University.

TTM TECHNOLOGIES, INC.            6

Our Board of Directors has determined that Mr. Geveden is an independent director. Mr. Geveden was previously nominated to the Board of Directors and was then appointed as Chairman in 2021 because of his extensive experience in the aerospace and defense industry as well as his proven track record as an outstanding leader.

Pamela B. Jackson has served as an independent director of our Company since her appointment to the Board of Directors in June 2021. She is a retired Vice President, Technology of Emerson Electric Company in St. Louis, Missouri. Ms. Jackson was with Emerson from April 2001 until October 2017 where her responsibilities included corporate oversight of technology development initiatives related to new and lean product development, portfolio and product life cycle management, and Emerson’s centers of excellence for software and human- centered design. She also served on the management boards for the Emerson Pune, India Innovation Center and the Emerson Xi’an, China Engineering Center. Over her career, Ms. Jackson led a breadth of global, technology intensive manufacturing businesses that included power supplies, energy systems, thin film hybrid integrated circuits, PCBs and other electronic components and assemblies. Before joining Emerson, Ms. Jackson worked at Lucent, AT&T and Western Electric for over twenty years where she held positions in research, engineering, operations, and marketing, eventually serving as Vice President and General Manager of several electronic component businesses including Lucent’s MicroPower division in Austin, Texas. Ms. Jackson received Bachelor and Master of Science degrees in chemistry and chemical engineering from Massachusetts Institute of Technology. She holds an Executive MBA from Boston University. She has served on several non-profit boards, including Ranken Technical College, in St Louis, Missouri where she chaired and currently serves on the Investment and Diversity Committees. Ms. Jackson is a member of Sigma Xi, Beta Gamma Sigma, the American Chemical Society, the American Institute of Chemical Engineers and is a Life Member of the Society of Women Engineers.

Our Board of Directors has determined that Ms. Jackson is an independent director. Ms. Jackson was appointed to the Board of Directors due to her extensive experience and knowledge in the electronics, engineering and technology markets, where she has spent the vast majority of her exceptional career.

Chantel E. Lenard has served as a director of our Company since September 2018. Ms. Lenard presently serves as a Lecturer of Marketing in the MBA program at the University of Michigan Ross School of Business. Ms. Lenard retired from Ford Motor Company (NYSE:F) in 2017, having served as the top marketing executive for Ford in both the U.S. and Asia. From 2013 to 2017, Ms. Lenard held the position of U.S. Chief Marketing Officer, leading the organization’s pricing, promotions, media, digital marketing, product strategy, and consumer experience activities. From 2010 to 2013, Ms. Lenard was based in Shanghai, China, as Vice President of Marketing for Ford’s Asia Pacific and Africa operations, where she led the marketing activities for 11 countries across the region. In addition to her marketing roles, Ms. Lenard held a number of leadership positions in strategy, sales, finance, and purchasing during her 25 year career with Ford. Ms. Lenard currently serves as a director and member of the HR, Compensation and Governance Committees of Uni-Select, Inc. (TSX: UNS), a director and member of the Audit and Compensation Committees of LSI Industries (NASDAQ: LYTS), and a director and member of the Audit and Governance Committees of Charge Enterprises (NASDAQ: CRGE). Ms. Lenard holds a bachelor’s degree in Industrial Engineering from Purdue University and a Master of Business Administration degree from Harvard University.

Our Board of Directors has determined that Ms. Lenard is an independent director. Ms. Lenard was previously nominated to the Board of Directors because of her extensive background in the automobile industry and her lengthy and diverse experience in international marketing.

John G. Mayer has served as a director of our Company since September 2000. Mr. Mayer is presently retired. From January 1997 to November 1999, Mr. Mayer served as Vice President of Tyco Printed Circuit Group, Inc., a PCB manufacturer. Mr. Mayer served as Chief Operating Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From April 1986 to November 1994, Mr. Mayer served as President of Electro-Etch Circuits, Inc., a predecessor company to ElectroStar, Inc. Mr. Mayer served on the board of trustees of the Cottonwood Gulch Foundation from 2008 to 2017. Mr. Mayer holds a Bachelor of Arts degree in history, the arts and letters from Yale University and a Juris Doctor from UCLA School of Law.

Our Board of Directors has determined that Mr. Mayer is an independent director. Mr. Mayer was previously nominated to the Board of Directors because of his extensive experience in the PCB business and has demonstrated depth of business experience in our company’s industry, particularly in technology and operations.

TTM TECHNOLOGIES, INC.            7

Dov S. Zakheim has served as a director of our Company since July 2010. Dr. Zakheim is currently a Senior Fellow at CNA, a federally funded think tank, and a Senior Advisor at the Center for Strategic and International Studies. From May 2004 to July 2010, Dr. Zakheim served as Vice President and subsequently as Senior Vice President of Booz Allen Hamilton, a global strategy and technology consulting firm, where he was a leader in the firm’s global defense practice. From May 2001 to April 2004, Dr. Zakheim was Under Secretary of Defense (Comptroller) and Chief Financial Officer for the United States Department of Defense. From October 2002 to April 2004, Dr. Zakheim served as the United States Department of Defense’s coordinator of civilian programs in Afghanistan. Dr. Zakheim serves as the Chairman of the Board of Directors of Secure Federal Operations LLC (previously Sprint Federal Operations LLC). Dr. Zakheim previously served as a member of the Board of Directors of Standard Aero Corp. from 2008 until 2015, and was a member of their Audit Committee from 2012 to 2015. In addition, Dr. Zakheim has served as a member of ISO Group, Inc.’s Board of Directors from 2010 to 2014. Dr. Zakheim also served as a board member of Chemonics International and was a member of their Audit Committee from 2013 to 2019. Dr. Zakheim also serves as a board member of the American Jewish Committee, the Foreign Policy Research Institute and the U.S. Naval Academy Athletic Association. Dr. Zakheim holds a Bachelor of Arts degree from Columbia College at Columbia University, was a General Course student at the London School of Economics, and holds a Doctor of Philosophy degree from St. Antony’s College at the University of Oxford.

Our Board of Directors has determined that Dr. Zakheim is an independent director and an “audit committee financial expert” as described in applicable SEC rules. Dr. Zakheim was previously nominated to the Board of Directors because of his substantial financial and accounting experience acquired in the course of acting as Chief Financial Officer for the U.S. Department of Defense, his expertise and leadership skills in global defense, and his national security qualifications.

There are no family relationships among any of our directors, director nominees, or executive officers.

Board Diversity Matrix

The Company’s Board Diversity Matrix identifies each director’s self-identified diversity characteristics, as follows:

Board Diversity Matrix

Total Number of Directors	9

	Female	Male

Gender

Directors	3	6

Number of Directors Who Identify in Any of the Categories Below:

African American or Black	1	0

Alaskan Native or Native American	0	0

Asian	0	0

Hispanic or Latinx	0	0

Native Hawaiian or Pacific Islander	0	0

White	2	6

Two or More Races or Ethnicities	0	0

LGBTQIA+	0	0

Information Relating to Corporate Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Alder, Franklin, Geveden and Mayer, Mses. Jackson, England and Lenard, and Dr. Zakheim are independent directors, as “independence” is defined by the listing standards of the NASDAQ Stock Market (referred to as NASDAQ) and by the SEC. Accordingly, a majority of the members of our Board of Directors are independent. Mr. Edman is not considered to be an independent director as a result of his position as an executive officer of our Company.

Our bylaws authorize our Board of Directors to appoint its members to one or more committees, each consisting of one or more directors. Our Board of Directors has established four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a government security committee. Each

TTM TECHNOLOGIES, INC.            8

of our committees, with the exception of the government security committee (of which Mr. Edman is a member), is comprised entirely of independent directors, as “independence” is defined by the listing standards of NASDAQ and by the SEC. The Chairman of our Board of Directors offers to hold executive sessions following most board meetings at which the independent directors are able to meet without the presence or participation of management.

Our Board of Directors has adopted charters for the audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Whistle Blower Policy, a Code of Business Conduct for all employees and a supplemental Code of Ethics for our Chief Executive Officer and senior financial officers. We post on our website, at https://investors.ttm.com/corporate-governance, the charters of our audit, compensation, and nominating and corporate governance committees; our Corporate Governance Guidelines; our Whistle Blower Policy; our Code of Conduct for all employees, our Code of Ethics for our Chief Executive Officer and senior financial officers, and any amendments or waivers thereto. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at 200 East Sandpointe, Suite 400, Santa Ana, California 92707.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including the members of our various board committees, by submitting a letter addressed to the Board of Directors of TTM Technologies, Inc., c/o any specified individual director or directors, at 200 East Sandpointe, Suite 400, Santa Ana, California 92707. We will forward any such letters to the indicated directors.

Environmental, Social & Governance (“ESG”) Overview

At TTM, we strive to provide customers with market leading, differentiated solutions and an extraordinary customer experience. In line with our mission and corporate values, we aim to operate all of our sites around the globe in a safe and responsible manner that respects the environment and protects the safety and health of our employees, our customers and our communities.

We are committed to conducting our business in an ethical manner in every culture and geography that we operate. Our corporate values emphasize integrity, clear communication, teamwork and performance excellence throughout our employee base. Our Board of Directors ultimately oversees our ESG compliance and initiatives through regular engagement with our senior management team. Our lasting commitment to Corporate Social Responsibility (“CSR”) goes beyond regulatory compliance and is an integral part of our corporate culture and our way of doing business. We are committed to making our workforce inclusive, our business sustainable and friendly to the environment and our stakeholders engaged by maintaining strong environmental, social and governance practices. The publication of the CSR Report in August of 2022 is another critical milestone on our important journey to be a responsible corporate citizen to the customers we serve and the communities where we preside. For more information regarding our CSR initiatives, please visit our website at https://www.ttm.com/en/about-ttm/who-we-are/sustainability to review our full report.

TTM Sustainability Policy

As a global organization, TTM recognizes our opportunity to positively impact the world around us by managing our operations in a sustainable manner. We believe that sustainable practices are essential to the long-term success of our business and that we have a responsibility to consider how our business interacts with society, impacts the environment, and can affect the global economy in line with our corporate values of teamwork, integrity, clear communication, and performance excellence. TTM expects our employees, suppliers, and business partners to use this Corporate Sustainability Policy as guiding principle in their respective roles.

TTM’s Leadership and employees are committed to:

Environmental:

•	Responsible sourcing and management of natural resources (including water usage) and raw materials

•	Conducting business in a way that minimizes negative environmental impact

•	Responsible management of waste and prevention of pollution with a focus on recycling

TTM TECHNOLOGIES, INC.            9

Social:

•	Fostering a culture that promotes personal health and safety

•	Cultivating a culture that promotes transparency and clear communication

•	Embracing diversity, equity, and inclusion, both in the workplace and with customers, suppliers, and vendors

•	Promoting career growth through talent development, succession planning, on the job training, and education

•	Competitively compensating our employees commensurate with skills and experience in each market

•	Supporting and actively engaging with our local communities

Governance:

•	Upholding fair and ethical labor, governance, and finance practices

•	Ensuring ethical organizational governance through consistent and continuous training of our employee base

•	Creating strong cybersecurity policies that ensure protection and privacy of data for our customers employees, and other stakeholders

•	Promoting transparency, accountability, and engagement with our stockholders

Environmental

PCBs, semiconductors and other types of electronics continue to evolve in design with the advent of advanced innovations and technologies. This increasing complexity in design generates a wider range of materials used to manufacture the products. Some of the materials and chemicals traditionally used to produce PCBs may cause harm to the environment and the people who handle the materials and chemicals, if proper safeguards and protocols are not implemented. TTM has undertaken many positive steps and made significant investments to reduce the negative environmental impact of manufacturing its products.

TTM’s Environmental Statement and Environmental Policy mandate responsible environmental management to protect the Company’s employees, customers, community, stockholders and the environment. TTM continually invests in the resources required to adhere to and manage the Company’s environmental responsibilities. We report emissions, energy usage and water usage to our customers and regulatory agencies. Annually, we also report our greenhouse gas emissions and water use information to the Carbon Disclosure Project. TTM conducts extensive internal monitoring and benchmarking to measure performance, establish best practices, and identify opportunities for improvement. In 2020, TTM initiated an internal sustainability goals program targeting reduction in emissions, waste, water and energy use.

All of TTM’s sites maintain an Environmental Management System that enables understanding of the Company’s environmental risks and opportunities. This system allows for environmental data collection, calculation and monitoring of goals and results for TTM’s locations. Our practices are aimed at improving environmental sustainability in the communities where we operate. To bolster the company’s environmental compliance and risk management efforts, TTM regularly participates in self-audits and facilitates employee training and environmental awareness. TTM routinely engages in outreach aimed at educating regulatory authorities on TTM’s activities and helping to shape pertinent regulations. In 2018, as a result of this engagement, the United States Environmental Protection Agency (“EPA”) recognized TTM for our leadership in the Agency’s 2018 Toxics Release Inventory Analysis.

Among the Company’s most critical environmental initiatives are:

•

Water Use Reduction – Because water is a key natural resource used in the manufacturing of PCBs, TTM continuously works to find solutions to reduce water consumption while maintaining product quality. To do this, TTM sets water use limits for production lines through the installation of real-time waste use monitoring and control systems. TTM’s efforts to save water include reusing industrial wastewater for production and recycling wastewater to reduce overall use.

•

Wastewater Treatment Upgrades – TTM has adopted a program of wastewater treatment system overhauls by upgrading, retrofitting and installing new leading technology wastewater facilities throughout its sites in North America and Asia.

TTM TECHNOLOGIES, INC.            10

•	Storm Water: No Exposure Certified Facilities – Among TTM’s most critical environmental goals is the elimination of all storm water impact at its manufacturing sites in North America.

•

Energy – As a regular course of business, the Company designs and installs equipment to reduce its energy consumption in high-use areas and tracks usage as part of its operational metrics. This reduction includes optimizing air conditioning systems through temperature and humidity controls, initiating air compressor system upgrades, and reducing energy consumption through power factor analysis.

•

Waste Reduction – TTM aims to reduce or eliminate the waste footprint derived from its operations by: 1) recycling and recovery of waste; 2) the sustainable reuse (as a raw material) of all byproducts of manufacturing; and 3) eliminating hazardous waste.

Product Toxicity. TTM’s PCB products are commonplace in many electronics and allow for electronic components to interface with one another through the circuits that are created on the PCB. TTM’s RF products and engineered systems contain more microelectronic components than the bare PCB as they integrate other parts into the RF assembly and engineered system. Generally, the finished products that we manufacture are fully contained and are not intended to release any chemical substances during normal use. We provide full material declarations upon customer request which identify the name and amount of substances used in our unpopulated PCBs.

Product Quality and Safety. TTM adheres to the highest quality standards in the industry. TTM partners with the most respected, third-party global organizations to independently review and validate our quality, safety and manufacturing processes. In addition, TTM adheres to specific environmental guidelines as directed by Restriction of Hazardous Substances in Electrical and Electronic Equipment (“RoHS”) and Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”). Below is a listing of some of the most significant third-party quality certifications we carry in our facilities:

•	UL Standards

•	ISO 9001 and AS 9100 Certifications

•	NADCAP Certifications

•	MIL - PRF 31032 (Military certification in our US sites)

•	IATF 16949 (Automotive Certification)

•	ISO 13485 (Medical Certification)

Social

TTM strives to create and maintain a professional and safe work environment that fosters a collaborative culture among employees. We actively promote diversity, equity, and inclusion, continuous learning, and seek to engage employees with development opportunities and a chance to contribute to the broader community. We support our employees across the organization to achieve their full potential through leadership development programs and career planning. We are committed to individual employee success. We are proud that our employees are valued outside of TTM in serving as industry leaders across boards, committees and joint projects.

Diversity, Equity and Inclusion (“DEI”). Recognizing and respecting our global presence, we strive to maintain a diverse and inclusive workforce that reflects the communities that we serve. Our US workforce is approximately 41% ethnically diverse and comprised of nearly 36% females. In addition, 45% of our US new hires in 2022 identified as underrepresented minorities. As part of our efforts, TTM’s Inclusion Council works collaboratively across the organization to drive our DEI strategy and support key initiatives. These 30 members have formed four committees: Diversity Candidate Pipelines, Employee Experience, Training & Career Development, and Branding & Communications. The diversity pipeline team will serve as an advisory body to our new Manager of Talent Acquisition Programs who is responsible for diversity, military and university hiring. Our sites actively participate in campus hiring and job fairs throughout the year, supporting various events within each region and driving recruitment campaigns that leverage our social media platforms; this is in addition to specific campaigns dedicated to diversity and veteran hiring. In 2021, we partnered with Morgan State University (A Minority Serving Institution) to extend four TTM scholarships to minority engineering students. We have plans

TTM TECHNOLOGIES, INC.            11

to extend partnerships to additional schools in 2023. We delivered valuable DEI learning sessions to our North America leadership teams in addition to publishing internal publications that feature employees and their personal stories. Building on our early sessions, we are delivering content on building inclusive teams to all people leaders across the globe.

Commitment to Values and Ethics. The foundation of TTM’s strategic vision is our corporate culture and its way of doing business with integrity, teamwork, clear communication, and performance excellence. We demonstrate the importance we place on these values through our goal setting and performance management process as well as providing ethics training to employees every year. Along with the TTM Values and our Leadership Principles, we discuss and act in accordance with, and provide annual training for, our Code of Conduct, which outlines our expectations and provides guidance for all employees. Our Code of Conduct includes topics such as anti-corruption, discrimination, harassment, privacy, appropriate use of company assets, protecting confidential information, and reporting Code of Conduct violations. Our Code of Conduct reinforces the importance of fostering an open, welcoming environment in which all employees have a voice and a confidential outlet to raise concerns regarding potential violations.

Our commitment to our communities is demonstrated through our volunteer efforts, charitable donations, and sponsorships. As an employer, our local sites choose the organizations to affiliate with that best reflect our values.

In 2021, the TTM Board of Directors established the TTM Chair for Community Service Award in honor and recognition of the community leadership and public service of our recently retired TTM Board Chairman, Robert E. Klatell, who served in this role from 2005-2021. In 2022 we chose TTM’s newly acquired site in Huntington New York for its “Garden on the Hill” initiative as the winner of the TTM Chair of Community Service Award and subsequently made a large donation to the Long Island Cares – Harry Chapin Food bank. The Garden on the Hill is a corporate-sponsored community garden cared for by employees, providing fresh and organic vegetables to the Long Island Cares Huntington Station satellite pantry. Over the last two years, the garden has yielded over 500 lbs. of vegetables.

In addition, the Company maintains high standards for all employees worldwide which include reasonable work hours and time off, no child labor, no forced labor, equal opportunity employment, and a professional work environment that does not tolerate any form of harassment or discrimination. The Company and its employees strive to achieve and maintain a positive work environment. In addition, the Company emphasizes health and wellness programs targeted to educate employees on healthy lifestyles and promote fitness plans. We review employee turnover rates paying particular attention to supervisor and technical retention. We believe the emphasis we place on selecting, training and coaching supervisors positively impacts their ability to lead people. Our leadership principles of communications, collaboration and career development are designed to improve the employee experience and strengthen working relationships. Through internal surveys, it is clear our employees value their relationships with their supervisors, career opportunities and the corporate culture.

Management Policies and Communication. How we manage and leverage our human capital is essential in executing our strategy. At TTM, a key differentiator is our culture, which has been shaped through considerable thought and energy. Our culture has served us well as we integrate acquired companies and optimize our organizational structures and teams to better serve our customers. The following elements underpin our culture:

•	Vision – Inspiring innovation as the preeminent technology solutions company.

•	Mission – Provide customers with market leading, differentiated solutions and an extraordinary customer experience.

•	The “TTM Values” that apply to all employees are: Integrity, Teamwork, Clear Communication and Performance Excellence.

•	Our people leaders are guided by our “Leadership Principles” which are: Communications, Collaboration, and Career Development.

•	“One TTM” – embodies our collective “team” approach to solving problems, working together, robust collaboration, and proactive communication throughout the organization to better serve our customers.

Talent Management. TTM’s talent management aims to attract, develop, motivate, and retain employees. It is the process that drives performance within the company through integrated people management processes and practices. To that end, development of talent is a collective and continuous effort of all of our people managers. We engage in regular

TTM TECHNOLOGIES, INC.            12

talent reviews to calibrate on performance and potential development gaps and progress, and evaluate the depth and strength of our integrated succession plans. Our approach to learning is a continuous one, regardless of experience level or tenure. We extend leadership development programs with individually tailored development plans anchored in dedicated coaching and separate internal mentors. Additionally, we extend competency-based training, sponsor job rotations, and form project teams comprised of emerging talents. We provide tuition reimbursement and assistance, as well as a monthly stipend to engineers to pay down student debt. Since 2021, we have expanded our online learning platforms, offerings, and tools, and implemented our global learning management system. Our annual summer technical internship program in North America, and Asia, continues to be a success in evaluating technical talent for full time positions. In 2022, we hosted over 150 interns across all of our factories around the globe and have converted approximately 50% to full time employees after graduation.

Community Outreach. We are committed to bringing a positive impact to all of the communities in which we operate. In this effort, we have made community outreach a critical part of our company values and culture. Our outreach includes charitable and philanthropic contributions and the personal commitment of our employees through initiatives that include volunteer work at non-profit organizations, projects that support the environment, and deliberate educational support in the form of scholarships and sponsor programs.

Ethical Sourcing and Supply Chain Standards. TTM’s supply chain management urges its suppliers to maintain the values of TTM in its sourcing from responsible suppliers to meet the needs of TTM’s customers. TTM requires that all suppliers engage in ethical business practices, institute standards and policies to follow those practices, and actively works with suppliers in a shared commitment to meet our customers’ requirements. Our suppliers are required to follow terms of confidentiality with respect to intellectual property rights of not only TTM, but also those of other third parties. TTM maintains a robust conflict minerals program, with an emphasis on compliance with the Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and to source conflict minerals in compliance with that law. Suppliers are required to adhere to the values and principals of TTM’s Code of Conduct, which establishes our expectations for suppliers in the areas of labor and human rights, environment, health and safety, ethics and management systems. At least annually, each supplier is reminded of the need to avoid the acceptance of improper gifts as well as their need for absolute compliance with the Code of Conduct and its key values of Integrity, Responsibility and Honesty. In addition, with each purchase of materials or goods, suppliers are required to comply with all applicable laws and regulations, including but not limited to the Foreign Corrupt Practices Act, in order to prevent fraud, bribery or corruption, and a hotline is used to allow anyone to report a potential violation. TTM also specifically prohibits child labor, forced labor (including slavery and human trafficking), unfair wages and working hours, discrimination and denying freedom of association for itself as well as its supply chain. Finally, TTM actively takes into account steps for itself as well as its suppliers to minimize any negative impact on the environment, seeks to reduce waste and hazardous materials, and ensure compliance with all applicable regulations and laws.

Overall, TTM seeks to take a holistic approach with its suppliers to ensure a supply chain that is ethical, abides by basic human rights, takes environmental obligations seriously, and maintains the health and welfare of its workforce. This policy is intended to ensure that TTM sources products in an ethical and consistent manner, while supporting suppliers in their objectives to improve their social and environmental practices.

Cybersecurity

In order to protect the data of our Company, business partners, U.S. national security, and defense-related items, TTM has invested in robust data security and privacy protections. TTM follows industry-standard recommendations for data security such as those outlined in the NIST SP 800-171 and evolving Cybersecurity Maturity Model Certification (CMMC) frameworks. TTM has developed detailed cybersecurity policies and procedures, including a data classification system to ensure the protection of critical data. In addition to periodic internal review, TTM also employs external auditors and cybersecurity testing firms to review our cybersecurity posture. The Board of Directors, through the Government Security Committee reviews cybersecurity risk with the Senior Vice President, Information Technology at least four times a year. TTM maintains a CIRT, or Cybersecurity Incident Response Team, and conducts periodic tests with this team to maintain readiness and resiliency, while regularly reviewing its policies in the interest of protecting data security. The regular training of employees, at least annually, on the ever-present threat of cybersecurity helps maintain data security. We have not experienced a material cybersecurity breach in the past three years and as a result there have been no charges related to a breach in the past five years.

TTM TECHNOLOGIES, INC.            13

Corporate Governance

A key component of our success is a strong foundation of Corporate Governance practices and policies that promote transparency, accountability and engagement exemplified by our Board of Directors. We maintain our Corporate Governance Guidelines to provide direction to our Board of Directors and Senior Management on topics such as board member qualifications, the evaluation process for the CEO and board members and reporting conflicts of interest. In addition to these Guidelines and the strong governance practices that we employ that are described throughout this Proxy Statement, TTM also maintains a Code of Ethics for the CEO and Senior Financial Officers. Further, each committee of the Board of Directors has a charter. All of these documents are available on TTM’s website at https://investors.ttm.com/corporate-governance.

Meetings of the Board of Directors

Our Board of Directors held six meetings (regular and special) during 2022. All of our directors attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during 2022, and (ii) the total number of meetings held by all committees of our Board of Directors on which such person served during 2022. We have adopted a policy encouraging each of our directors to attend each annual meeting of stockholders and, to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders. All of our directors attended the 2022 annual meeting of stockholders.

Committees of the Board of Directors

As of the date of this Proxy Statement, the members and nominees of our Board of Directors and the committees of our Board of Directors on which they serve, are identified below:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Government Security Committee

Kenton K. Alder				Member

Thomas T. Edman				Member

Julie S. England			Chairman	Member

Philip G. Franklin	Chairman

Rex D. Geveden		Chairman		Member

Pamela B. Jackson	Member	Member

Chantel E. Lenard		Member	Member

John G. Mayer	Member		Member

Dov S. Zakheim	Member			Chairman

Audit Committee. Our Audit Committee provides assistance to the Company’s Board of Directors in fulfilling its responsibility to stockholders, the investment community and governmental agencies that regulate the activities of the Company with respect to oversight of: (i) the integrity of the Company’s accounting and financial reporting process, financial statements and financial statement audits; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence and performance; (iv) the performance of the Company’s internal audit function; and (v) the performance of the Company’s internal accounting controls, disclosure controls and procedures, and internal control over financial reporting. Our audit committee actively consults with our management and our independent registered public accounting firm regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by, and fee arrangements with, our independent registered public accounting firm. The current members of our audit committee are Messrs. Franklin (chairman) and Mayer, Ms. Jackson and Dr. Zakheim, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The Board of Directors has determined that each of Mr. Franklin and Dr. Zakheim is “financially sophisticated” under NASDAQ rules and qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Our audit committee held four meetings during 2022.

TTM TECHNOLOGIES, INC.            14

Our audit committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at https://investors.ttm.com/corporate-governance.

Compensation Committee. Our compensation committee provides a general review of our employee compensation and benefit plans to ensure that they meet our corporate objectives. The compensation committee reviews and determines, or recommends to our Board of Directors, the compensation of our Chief Executive Officer and all other individuals designated by our Board of Directors as executive officers of our Company. In addition, our compensation committee reviews and approves our corporate goals and objectives relevant to the compensation for our Chief Executive Officer and other executive officers, including annual performance objectives, and evaluates the performance of our Chief Executive Officer and other executive officers in light of these goals and objectives. The compensation committee reviews and makes recommendations to our Board of Directors with respect to compensation and “people” related matters, monitors talent and career development and retention of our employees and oversees the promotion of diversity and inclusion within the organization. In addition, the Compensation Committee approves, our incentive compensation plans and equity-based plans, and activities relating to those plans. The compensation committee also establishes and periodically reviews policies in the area of perquisites for executive officers. The compensation committee may, from time to time, delegate any or all of its responsibilities to a subcommittee.

In discharging its responsibilities, our compensation committee is empowered to investigate any matter of concern that it deems appropriate and has the sole authority, without seeking approval from the entire Board of Directors, to retain outside consultants for this purpose, including the authority to approve any terms of retention. Additional information regarding the role of compensation consultants and executive officers in assisting our compensation committee in determining the amount or form of executive compensation may be found in “Compensation Discussion and Analysis” below. The current members of our compensation committee are Messrs. Geveden (chairman), Ms. Jackson and Ms. Lenard, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The compensation committee held five meetings during 2022.

Our compensation committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at https://investors.ttm.com/corporate-governance.

Our compensation committee retained Mercer, Inc. (“Mercer”) as our compensation consultant until July 2022 to provide an independent review of the Company’s board and executive compensation programs, including an analysis of the competitive market. Thereafter, and as a result of a thorough selection process in which we considered multiple firms, our compensation committee selected Exequity as our compensation consultant. Our compensation committee assessed the independence of both Mercer and Exequity pursuant to SEC and NASDAQ rules and concluded that both are independent and that their work has not raised any conflict of interest. For further discussion of the work conducted by our compensation consultants, see “Compensation Discussion and Analysis – Role of the Compensation Committee.” Since 2018, Mercer has provided other services that support our HR Technology platform (Workday). These services are reviewed annually and recommended by management.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee oversees the selection and composition of our Board of Directors and oversees the management continuity planning processes. It establishes, monitors, and recommends the purpose, structure, and operations of the various committees of our Board of Directors, the criteria and qualifications for membership of each board committee, and recommends whether rotations or term limits are appropriate for the chair or committee members of the various committees. In addition, the nominating and corporate governance committee recommends individuals to stand for election as directors and recommends directors to serve on each committee as a member or as chair of the committee. The nominating and corporate governance committee reviews director compensation and recommends changes in director compensation to our Board of Directors with the support of our compensation consultant. The nominating and corporate governance committee reviews and makes recommendations regarding our governing documents (including our certificate of incorporation and bylaws) and our environmental, social and corporate governance principles, policies and practices. The nominating and corporate governance committee is also responsible for considering policies relating to the meetings of our Board of Directors and considers questions of independence and possible conflicts of interest of members of our Board of Directors and executive officers. Finally, the nominating and corporate governance committee oversees the evaluation of our Board of Directors and management.

TTM TECHNOLOGIES, INC.            15

The nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner and addressed and delivered to our Company’s secretary at 200 East Sandpointe, Suite 400, Santa Ana, California 92707. A stockholder who intends to recommend a nominee to our Board of Directors must provide (a) all information relating to the individual subject to the nomination that is required to be disclosed in opposition proxy statements for election of directors filed by stockholders, at their own expense, in a contested election, or as otherwise required under Regulation 14A under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), and (b) the individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected. The stockholder making the nomination must also provide the information required by our bylaws relating to such stockholder, including information pertaining to ownership of our capital stock, and must make certain representations relating to voting intent and delivery of proxies. The stockholder’s nominee must also deliver to our secretary a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made. The questionnaire is available from our secretary upon written request and upon the requesting person’s providing certain written representations required by our bylaws.

The nominating and corporate governance committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. The nominating and corporate governance committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity. At least annually, the Nominating and Corporate Governance Committee evaluates the skills and experience of its current members of the Board of Directors which help inform the Board of the attributes and experience it may seek in the potential selection of future members of the Board. The skills matrix used by the Nominating and Corporate Governance Committee is set forth below.

Board Qualifications Review.

	Kenton K. Alder	Thomas T. Edman	Julie S. England	Philip G. Franklin	Rex D. Geveden	Chantel E. Lenard	John G. Mayer	Dov S. Zakheim	Pamela B. Jackson
Knowledge, Skills and Experience

Finance and Accounting	I	S	I	E	I	S	S	I	I

Capital Markets	I	I		I	I

Technology	I	S	E	S	E	I	E	I	E

IT/ERP/Systems	S	S	S	I		S	I	I	I

Tax	S			I

Electronics Mfg. Ops	I	S	E	S	I		E		E

Low Cost Region/Asia	I	I	I	I		E		S	I

HR/Org & People Dev.	I	S	S	S	S	I	S		S

Corporate Governance	S	S	I	I	I	I	I	I	S

M&A	I	E	I	E	E		S	S	I

Executive Comp.	I	I	S	I	I	S	S	I	S

Sales and Marketing	I	E	I			E	I		I

P&L Experience	I	I	I	I	E	I	I	I	E

Supply Chain Mgmt.	I	S	S	I	S	S	I		S

Government and Regulatory	S	S			E	S	S	E

Aerospace/Defense	I		I		E		S	E

Data Science						I

TTM TECHNOLOGIES, INC.            16

Demographics

Race/Ethnicity

African American									X

Asian/Pacific Islander

White/Caucasian	X	X	X	X	X	X	X	X

Hispanic/Latino

Native American

Language		Japanese	Some German	Some French		Some Mandarin, French	French, Spanish	French, German, Hebrew	Some German

Citizenship	U.S.	U.S.	U.S.	U.S.	U.S.	U.S.	U.S.	U.S.	U.S.

Gender

Male	X	X		X	X		X	X

Female			X			X			X

Board Tenure

Years	24 years	18 years	6 years	12 years	4 years	4 years	22 years	12 years	< 2 years

S – Some experience = though not directly related to prior responsibilities, maintaining a general understanding due to prior experience

I – Intermediateexperience = experience that is directly related to prior responsibilities, an advanced subject matter understanding due to prior responsibilities for such area or field

E – Expert experience = a subject matter expert

In evaluating Director candidates, our nominating and corporate governance committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In consideration of these expectations, the nominating and corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business. The activities and associations of candidates are reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our Board of Directors.

The charter of our nominating and corporate governance committee provides that the value of diversity on our Board of Directors should be considered, and the nominating and corporate governance committee includes diversity as one of its criteria for board composition. While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our Board of Directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, orientation, professional experience, education, national security qualifications, skill and other qualities in the context of the needs of our Board of Directors. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the Board of Directors through its annual review of board member composition, which includes an assessment of directors’ ethnicity, gender, and industry experience, prior to recommending nominees for election.

The current members of our nominating and corporate governance committee are Mses. England (chairwoman) and Lenard and Mr. Mayer, each of whom is an independent director under NASDAQ listing standards as well as under SEC rules. The nominating and corporate governance committee held four meetings during 2022.

Our nominating and corporate governance committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at https://investors.ttm.com/corporate-governance.

Government Security Committee. As previously disclosed in our filings with the SEC, a portion of our business consists of manufacturing defense and defense-related items for various departments and agencies of the U.S. government, including the U.S. Department of Defense, which requires that we maintain facility security clearances under the National Industrial Security Program (“NISP”). The NISP requires that a corporation maintaining a facility security clearance take steps to mitigate foreign ownership, control, or influence (referred to as FOCI). In February of 2023, our Board of Directors passed a Special Board Resolution (“SBR”), replacing the Special Security Agreement (“SSA”) that we entered into in with the Defense Counterintelligence and Security Agency (“DCSA”) in 2010. The replacement of the SSA with the SBR is a result

TTM TECHNOLOGIES, INC.            17

of the significantly reduced foreign ownership of TTM. The effective date of the SBR is February 2, 2023. The SBR codifies the maintenance of the Government Security Committee of the Board to oversee our compliance and cybersecurity efforts and to put into place best practices in our facilities in the U.S. and overseas to insure that we maintain robust security practices and policies as we serve the interests of our customers in the Aerospace and Defense market. Our Government Security Committee of our Board of Directors, consists of at least 3 Board members that hold a National Security Clearance. The DCSA will continue to review TTM’s compliance with the terms of the SBR annually at each of TTM’s sites which operate under a U.S. DoD security clearance. In addition, all of TTM’s Board is currently comprised of U.S. citizens and per the terms of the SBR, in the future, no foreign citizen will be allowed to sit on TTM’s Board. The current members of our government security committee are Ms. England, Dr. Zakheim (chairman), and Messrs. Alder, Edman, and Geveden. The government security committee held four meetings during 2022.

Board Leadership Structure. We believe it is our Chief Executive Officer’s responsibility to manage our Company’s operations and the Chairman’s responsibility to lead our Board of Directors. Given the significant responsibilities with which our Chairman is tasked and his active role in our governance, we believe it is beneficial to have an independent chairman who is dedicated to leading the Board of Directors for the Company. To this end, our corporate governance guidelines provide that our Chief Executive Officer may not be our Chairman, and that our Chairman will be selected from our independent directors. In making its decision to separate the Chief Executive Officer and Chairman roles, our Board of Directors considered the time that Mr. Edman is required to devote to the Chief Executive Officer position, particularly given the demands imposed on our global Company. By segregating the role of the Chairman, we reduce any duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides strong leadership for our Board of Directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders.

Our Board of Directors currently has eight independent members and one non-independent member, specifically Mr. Edman, our President and Chief Executive Officer. A number of our independent board members are currently serving or have served as members of senior management of other public companies or governmental agencies and have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the Board of Directors by a non-executive chairman, benefits our Company and our stockholders.

The special board resolution adopted by our Board, as required by the United States Defense Counterintelligence and Security Agency, establishes certain criteria for the qualifications of our directors and the composition of our Board of Directors, and also requires that a certain number of directors have strong national security qualifications and be U.S. citizens. Our current Board of Directors meets the composition criteria and our board has determined to maintain a classified Board of Directors in part because of these critical requirements set by the government of the United States.

We believe that we have a strong corporate governance structure that ensures independent discussion among, evaluation of, and communication with and access to, senior management. With the exception of our government security committee of which Mr. Edman is a member, all of our board committees are composed solely of independent directors, which provide independent oversight of management. Also, our corporate governance guidelines provide that our independent directors will have the opportunity to meet in executive session not less frequently than quarterly.

Risk Management and Oversight Process. While our management is primarily responsible for managing risk, our Board of Directors and each of its committees play a role in overseeing our risk management practices. Our full Board of Directors is ultimately responsible for risk oversight, and it discharges this responsibility by, among other things, receiving regular reports from our management, including an annual enterprise risk assessment conducted by our internal audit function based on the feedback received from our internal leadership team, concerning our business and the material risks that our Company faces. Our Board of Directors annually reviews key enterprise risks identified by management, such as financial, reputational, safety and security, cybersecurity, operational, revenue, social responsibility, environmental and compliance risks, and it monitors key risks through reports and discussions regarding key risk areas at meetings of our Board of Directors and in committee meetings. Our Board of Directors also focuses on specific strategic and emerging risks in periodic strategy reviews. Our Board of Directors annually reviews and approves our corporate strategy and goals and our capital budgets, and in connection with that review, it considers risks associated with our Company.

TTM TECHNOLOGIES, INC.            18

Our Board of Directors allocates responsibility for overseeing risk management for our Company among the full board and each of its committees. Specifically, the full board oversees significant risks primarily relating to operations, strategy, and finance, environmental, health and cybersecurity and safety matters, liability insurance programs, and compliance with environmental legal and regulatory and social responsibility requirements. In addition, each of our committees considers risks within its area of responsibilities, as follows:

•

Our audit committee is primarily responsible for overseeing matters involving major financial risk exposures and actions management is taking to monitor such risk exposures. This includes risks relating to financial report internal controls; litigation; tax matters; the Code of Business Conduct and the Code of Ethics for the CEO and senior financial officers. In addition, the audit committee reviews our quarterly and annual financial reports, including any disclosure in those reports of risk factors affecting our Company and business. The audit committee regularly consults with our external auditor, KPMG LLP.

•

Our compensation committee is primarily responsible for overseeing risks that may be associated with executive retention, our executive compensation programs and risks relating to the administration of those programs. In setting compensation, the compensation committee strives to create incentives that encourage appropriate risk-taking behavior consistent with our business strategy. In making compensation determinations, the compensation committee considers these risks and an overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. To assist in satisfying these oversight responsibilities, the compensation committee retains outside compensation consultants and meets regularly with management to understand the financial, human resource, and stockholder implications of compensation decisions being made. Additional information on risk management considerations of our compensation committee is discussed in this proxy statement under “Compensation Discussion and Analysis – Risk Management Considerations.”

•

Our nominating and corporate governance committee is primarily responsible for risks that may be mitigated by the continued effective functioning of our Board of Directors and our corporate governance practices. Under its charter, the nominating and corporate governance committee is responsible for, among other things, developing and recommending to our Board of Directors a set of effective environmental, social and corporate governance principles designed to assure compliance with applicable standards.

•

Our government security committee is primarily responsible for ensuring compliance with the policies and procedures mandated by the U.S. government with respect to classified and export-controlled information in our possession and for ensuring the mitigation of FOCI, including cybersecurity.

Through the activities of our audit, compensation, nominating and corporate governance, and government security committees, as well as the full Board of Directors’ interactions with management concerning our business and the material risks that may impact our Company, the Board of Directors and each respective committee is able to monitor our risk management process and offer critical insights to our management.

Our Insider Trading Policy prohibits our employees from engaging in certain transactions involving TTM’s securities, including but not limited to the use of financial instruments such as puts, calls, derivatives, zero-cost collars, and forward sales contracts, short sales, pledging TTM securities as collateral for a loan, or subject to margin call or other involuntary sales, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. Our officers and directors are also further prohibited from engaging in these types of hedging transactions. See “Director Compensation – Stock Ownership, Hedging and Pledging Policies” and “Compensation Discussion and Analysis – Compensation Overview – Alignment of Compensation and Performance – Compensation Practices.”

Related Person Transaction Policies and Procedures. It is the responsibility of our full Board of Directors and our audit committee to review and approve related party transactions. It is our management’s responsibility to bring such related party transactions to the attention of our Board of Directors and members of our audit committee. From time to time, our nominating and corporate governance committee, in accordance with its charter, will also review potential conflict of interest transactions involving members of our Board of Directors and our executive officers. In accordance with our corporate governance guidelines, any monetary engagement (other than director or employee compensation or transactions which would not require disclosure under Item 404 of Regulation S-K) (a) between a director (including any entity of which the director is a director or executive officer and any member of a director’s family as defined in NASDAQ

TTM TECHNOLOGIES, INC.            19

rules) and our Company or any of its affiliates or members of senior management or their families, and (b) between executive officers of our Company (as designated by our Board of Directors) and our Company or any of its affiliates, is subject to the approval of our audit committee or our independent directors. Each of our directors and executive officers must notify our Board of Directors in advance of entering into any such transaction.

Our corporate governance guidelines task our Board of Directors, in consultation with our nominating and corporate governance committee, with reviewing annually the relationships that each director has with us, directly or indirectly. Further, our nominating and corporate governance committee is tasked with periodically reviewing the compensation arrangements and other business relationships between our directors and our Company in order to monitor the independence of our directors. Our corporate governance guidelines also provide that if an actual or potential conflict of interest develops, a director should report the matter immediately to the full Board of Directors and our audit committee for evaluation and appropriate resolution. If a director has a personal interest in a matter before our Board of Directors, the director must disclose the interest to the full Board of Directors and our audit committee, must recuse themselves from participation in the related discussion, and must abstain from voting on the matter.

Stock Ownership Guidelines, and Hedging and Pledging Policies. Our Board of Directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our Company and further align their interests with those of our stockholders. Accordingly, our corporate governance guidelines provide that our independent directors are prohibited from selling the shares that they are awarded under the Company’s Long Term Equity Incentive Plans until such time as they retire from our Board and are expected over time to beneficially own shares of our common stock (including shares owned outright, unvested shares, restricted stock units, and stock options) having a value of at least five times their annual cash retainer, and as our directors are subject to our insider trading policy, they are prohibited from pledging or hedging their shares. All of our Board members, with the exception of Ms. Jackson who joined our Board in 2021, meet the stock ownership guidelines as of the Record Date. In addition, the Company has adopted stock ownership guidelines for the Chief Executive Officer and his direct reports. For a full description of such guidelines, see page 45.

DIRECTOR COMPENSATION

Commencing with the second quarter of 2022, our non-employee directors receive the following cash compensation on an annual basis: an annual cash retainer of $75,000, an annual cash retainer of $9,000 for each board committee of which such director is a member (except for the government security committee), and reimbursement of expenses relating to attendance at board and board committee meetings. In addition, the Chairman of the Board receives an annual cash retainer of an additional $70,000, and the chairmen of our various board committees receive annual cash retainers as follows: $22,000 to our audit committee chairman, $17,000 to our compensation committee chairman, $15,000 to our government security committee chairman, and $17,000 to our nominating and corporate governance committee chairman. Annually, our nominating and corporate governance committee, in consultation with our compensation consultant, reviews our board compensation against the board compensation of our peer companies to develop a reasonable board compensation package.

In addition, commencing with the second quarter of 2022, our non-employee directors are granted the following equity compensation on an annual basis: the Chairman of the Board receives restricted stock units (“RSUs”) having a value on the award date of $180,000 and each non-employee director receives restricted stock units having a value on the award date of $140,000, in each case based upon the average closing price of our common stock over the six-month period preceding the grant date. In the instance where a Board Member serves a portion of the year, the compensation granted is prorated for the time served that year. The RSUs awarded to the non-employee directors vest in full on the first anniversary of the grant date; however, in an effort to further align Board Members’ interests with those of our stockholders, delivery of the shares of common stock underlying the RSUs is deferred until retirement from the Board of Directors (or until one year after retirement in the case of certain prior grants).

Mr. Edman is not compensated for his service as a director. Mr. Edman’s compensation as our Chief Executive Officer and President is described below under “Compensation Discussion and Analysis” and “Executive Compensation”.

Nonqualified Deferred Compensation. Our directors are permitted to defer 5% to 100% of annual director fees into our Executive and Director Deferred Compensation Plan. One of our directors participated in the Executive and Director Deferred Compensation Plan in 2022.

TTM TECHNOLOGIES, INC.            20

Director Summary Compensation Table for Fiscal Year 2022

The following table sets forth the compensation earned by our non-employee directors in respect of their services as such during 2022.

Name	Fees Earned or Paid in Cash(1)	RSU Awards ($)(2)	Total

Kenton K. Alder	$72,500	$149,038	$221,538

Julie S. England	$96,000	$149,038	$245,038

Philip G. Franklin	$103,500	$149,038	$252,538

Rex D. Geveden	$168,500	$191,614	$360,114

Pamela B. Jackson(3)	$86,000	$149,038	$235,038

Chantel E. Lenard	$90,500	$149,038	$239,538

John G. Mayer	$95,000	$149,038	$244,038

Dov S. Zakheim	$95,500	$149,038	$244,538

(1)	Amounts include fees payable for service as a director, committee membership, or committee chair as described in the narrative accompanying this table.

(2)

Amounts shown reflect the fair value of RSUs on the grant date. The value is calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. The fair value of an RSU is based on the closing market price of our common stock on the grant date. For a discussion of valuation assumptions, see Note 14 to our 2022 consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2023. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth for non-employee directors: (i) the aggregate number of RSUs and option awards outstanding as of January 2, 2023, and (ii) the number of RSUs and option awards that were not vested as of January 2, 2023.

Outstanding Equity Awards Held by Non-Employee Directors at Fiscal 2022 Year End

Name	RSUs Outstanding at Fiscal Year End	Number of RSUs that Have Not Vested(1)	Options Outstanding at Fiscal Year End(2)	Number of Options that Have Not Vested

Kenton K. Alder	91,259	10,043	0	0

Julie S. England	61,263	10,043	20,000	0

Philip G. Franklin	115,852	10,043	0	0

Rex D. Geveden	54,465	12,912	20,000	0

Pamela B. Jackson	18,628	10,043	0	0

Chantel E. Lenard	45,166	10,043	20,000	0

John G. Mayer	136,078	10,043	0	0

Dov S. Zakheim	119,643	10,043	0	0

(1)	The RSUs vest on May 17, 2023.

(2)	The options were granted to directors in fiscal years prior to 2019. The average remaining life is 5 years and the average option price is $14.32.

Compensation Consultant and its Affiliates

Mercer was retained by our compensation committee, through July 2022, to provide an independent review of the Company’s executive compensation programs, including an analysis of the competitive market for 2022. In addition, Mercer assisted the compensation committee with its evaluation of the risks associated with our compensation programs, and executive director compensation data. Mercer also furnished the compensation committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation; vesting practices and ownership guidelines; target incentive opportunities; and compensation trends for board and committee members. Upon request from management, and independent of the compensation committee, a separate Mercer team provided support for our global HR system. As mentioned in the Compensation Committee section, our

TTM TECHNOLOGIES, INC.            21

compensation committee engaged Exequity as our compensation consultant in August 2022 and their work has been focused on analysis and services similar to those described above that were previously performed by Mercer but with a focus on compensation for Directors and Officers in the year 2023. During 2022, the compensation committee also engaged Aon/Radford for services rendered in connection with the administration of our deferred compensation plan, computation of total stockholder return (“TSR”) relative to our TSR Peer Group, and for compensation survey data. A summary table for Mercer, Exequity and Aon/Radford is included below. For further discussion of the work conducted by Mercer as our compensation consultant, see “Compensation Discussion and Analysis — Role of the Compensation Committee.”

Consultant	Scope/Project	2022 Fees

Aon/Radford	Computation of total stockholder return (TSR)	$ 16,050

Aon/Radford	Deferred Compensation Program Administration	$ 17,700

Mercer	Executive Compensation Consulting	$ 75,686

Mercer	Compensation Survey Data	$ 35,703

Mercer	Global HR Technology Support	$188,231

Exequity	Executive Compensation Consulting	$ 27,045

TTM TECHNOLOGIES, INC.            22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of each class of common stock beneficially owned as of March 15, 2023 by (a) each of our directors and named executive officers; (b) all of our directors and executive officers as a group; and (c) each person known by us to own beneficially more than five percent of our outstanding common stock.

Name of Beneficial Owner(1)	Shares Beneficially Owned
	Number	Percentage(2)

Directors and Executive Officers:

Thomas T. Edman(3)	622,115	*

Catherine A. Gridley	47,960	*

Todd B. Schull	201,836	*

Douglas L. Soder	174,858	*

Philip Titterton	51,159	*

Kenton K. Alder(4)	40,116	*

Julie S. England(5)	20,000	*

Philip G. Franklin(6)	10,000	*

Rex D. Geveden(7)	20,000	*

Pamela B. Jackson(8)	0	*

Chantel E. Lenard(9)	20,000	*

John G. Mayer(10)	9,167	*

Dov S. Zakheim(11)	0	*

All directors and executive officers, including NEOs, as a group	1,371,577	1.3%

5% Stockholders(12)

BlackRock, Inc.(13)	16,665,578	16.2%

The Vanguard Group(14)	11,706,735	11.4%

Dimensional Fund Advisors LP (15)	7,965,899	7.8%

Thrivent Financial for Lutherans (16)	7,683,746	7.5%

Macquarie Investment Management (17)	5,665,454	5.5%

FMR LLC(18)	5,239,205	5.1%

*	Represents less than 1% of our outstanding common stock.

(1)	Except as otherwise indicated, the address of each person listed on the table is 200 East Sandpointe, Suite 400, Santa Ana, CA 92707.

(2)

We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options, RSUs, and performance- based restricted stock units (“PRUs”), held by that person that are currently exercisable or will become exercisable or releasable within 60 days after March 15, 2023 but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 102,585,707 shares of our common stock outstanding as of March 15, 2023.

(3)

Does not include 35,261 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 18,826 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our Board of Directors.

(4)	Does not include 91,259 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.

(5)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 61,263 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.

(6)	Does not include 115,852 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.

TTM TECHNOLOGIES, INC.            23

(7)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 54,465 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.

(8)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 18,628 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.

(9)

Represents shares issuable upon the exercise of stock options that are currently vested. Does not include 45,166 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.

(10)

Does not include 136,078 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 119,643 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our Board of Directors.

(11)	Does not include 119,643 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our Board of Directors.

(12)	The percentage of shares beneficially owned by 5% stockholders is from their respective SEC filing.

(13)

Represents shares of our common stock held by BlackRock, Inc. and certain of its affiliates, referred to as BlackRock. BlackRock has sole voting power over 16,476,161 shares and sole dispositive power over 16,665,578 shares. Such information is as reported on Schedule 13G/A filed by BlackRock with the SEC on January 23, 2023. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(14)

Represents shares of our common stock held by The Vanguard Group and certain of its affiliates, referred to as Vanguard. Vanguard has sole voting power over 0 shares, shared voting power over 148,727 shares, sole dispositive power over 11,469,314 shares and shared dispositive power over 237,421 shares. Such information is as reported on Schedule 13G/A filed by Vanguard with the SEC on February 09, 2023. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(15)

Represents shares of our common stock held by Dimensional Fund Advisors LP, and certain of its affiliates, referred to as Dimensional Dimensional has sole voting power over 7,847,901 shares and sole dispositive power over 7,965,899 shares. Such information is as reported on Schedule 13G/A filed by Dimensional with the SEC on February 10, 2023. The address for Dimensional is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(16)

Represents shares held in the Thrivent Defined Benefit Plan Trust for which Thrivent Financial for Lutherans serves as investment advisor. Based on the information reported on Schedule 13G filed by Thrivent Financial for Lutherans with the SEC on February 14, 2023: (i) Thrivent reported beneficial ownership of 7,683,746 shares, sole voting power and sole dispositive power as to 108,151 of the shares; Shared voting and dispositive power to 7,575,595 and (ii)beneficial share ownership of 2,836,387 shares are held by registered investment companies for which Thrivent Financial for Lutherans serves as investment advisors, and 4,739,208 shares are held by registered investment companies for which Thrivent Asset Management, LLC and a wholly-owned subsidiary of Thrivent Financial for Lutherans, serves as investment advisor. The address for Thrivent Financial for Lutherans is 901 Marquette Avenue, Suite 2500, Minneapolis, Minnesota 55402.

(17)

Represents shares of our common stock deemed beneficially owned by Macquarie Investment Management due to reporting person’s ownership of Macquarie Management Holdings Inc., Macquarie Investment Management Business Trust and Macquarie Investment Management Global Limited. Such information is as reported on Schedule 13G/A filed by Macquarie Investment Management with the SEC on February 14, 2023. The address for Macquarie Investment Management is 50 Martin Place Sydney, New South Wales, Australia.

(18)

Represents shares of our common stock held by FMR LLC, on behalf of itself and its affiliates, referred to as FMR. Based on the information reported on Schedule 13G/A filed by FMR with the SEC on February 9, 2023: (i) FMR reported beneficial ownership of 5,239,205 shares, sole voting power as to 5,236,492 of the shares, and sole dispositive power as to 5,239,205 of the shares; (ii) members of the Johnson family, including Abigail P. Johnson, are the predominant owners of Series B voting common shares of FMR, representing 49% of the voting power of FMR, and may be deemed to form a controlling group; and (iii) neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, which power resides with the Fidelity funds’ Board of Trustees. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

EXECUTIVE OFFICERS

Biographical information regarding these officers is set forth below, except for Mr. Edman, whose biography is set forth above with our other directors.

Catherine A. Gridley has served as the Executive Vice President and President of the Aerospace & Defense Sector (“A&D”) since 2021. In January 2020, Ms. Gridley was promoted to Senior Vice President of A&D. She joined TTM in 2019 from Northrop Grumman Corporation, where she most recently served as the Vice President and General Manager of the Advanced Defense Services Division. Prior to Northrop Grumman, Catherine held P&L leadership positions with DynCorp International, GE Aviation Systems and Goodrich. She earned her Bachelor of Science in Accounting from Ithaca College and MBA from Binghamton University.

William K. Hardwick has served as the Senior Vice President of Global Sales and EMS since 2020. Mr. Hardwick began his career in sales management with Sigma Circuits in 1982, developing regional sales territories throughout North America. In 1992, Mr. Hardwick was promoted to Director of Business Development at Sigma Circuits, managing the growth and direction of key multi-national accounts. In 1996, Mr. Hardwick was elevated to Vice President of Sales and Marketing at Sigma Circuits and successfully managed the sales organization through the acquisition by Tyco Electronics in 1998. At Tyco Electronics, Mr. Hardwick was responsible for cultivating the key global account customer base and developing the teams that support them. In 2006, TTM acquired Tyco Printed Circuit Group. As Director of Business Development for TTM, Mr. Hardwick managed the growth and transition of critical customer groups. In 2008, Mr. Hardwick was promoted to Vice

TTM TECHNOLOGIES, INC.            24

President of the Global E-MS Business division before his role as Senior Vice President of Global Sales for the Company. Mr. Hardwick received his bachelor’s degree in business administration from California State University, Hayward.

Jeffrey S. Jankowsky has served as our President, C4ISR + Space Business Unit since January 2023. Mr. Jankowsky also served as President, Communications and Computing Business Unit starting in July of 2018 until he joined TTM. Since 2001, he also held positions as General Manager - Shanghai BPA, Director of Materials PCB Assembly Operations, Vice President - Operational Excellence, General Manager - Redmond PCB, Vice-President Process Transformation and Chief of Staff to the CEO. Mr. Jankowsky received both his bachelor’s degree and master’s degree in industrial engineering from Stanford University.

Antonio J. Sanchez has served as Vice President and Corporate Controller since 2007. Prior to joining TTM, Mr. Sanchez has been Corporate Controller at various public companies. He started his career at Deloitte LLP where he earned his CPA. Mr. Sanchez holds a Bachelor of Science degree in accounting and a Master of Business Administration in finance from University of Southern California. He also earned a Master of Taxation from Golden Gate University.

Anthony J. Sandeen has served as our President of AMI&I since June 2020. Prior to joining TTM, Mr. Sandeen served as Chief Commercial Officer for Beyonics Technology Ltd., Ying Shing Enterprises Limited, Ying Hao and Fischer Technology from May 2017 through May, 2020. Mr. Sandeen received a bachelor’s degree in English from St. John’s University in Collegeville, Minnesota.

Todd B. Schull has served as our Executive Vice President and Chief Financial Officer since March 2013. Mr. Schull joined our Company as an Executive Vice President in February 2013. Prior to joining us, Mr. Schull served as Senior Vice President of Finance and Corporate Controller of Sanmina Corporation from 2005. Mr. Schull started his career with Deloitte LLP and then held leadership positions with Verbatim Corporation, Solectron Corporation, Tidal Software, Ultratech, Repeater Technologies, and VA Linux. Mr. Schull holds a Bachelor of Science degree in accounting from the University of Utah.

Douglas L. Soder has served as our Executive Vice President and President of the Commercial Sector since July 2018. Mr. Soder joined TTM in November 2006 as Executive Vice President with responsibility for Global Sales. Since that time and prior to his current assignment, he also served as President of the North America Business Unit and President of the Communications & Computing Business Unit. Before joining our Company, Mr. Soder held the position of Executive Vice President for Tyco Electronics—Printed Circuit Group. During a 23-year career at Tyco Electronics, Mr. Soder served in a variety of sales, sales management, and business leadership positions at its AMP Incorporated and Tyco Printed Circuit Group (PCG) subsidiaries. Mr. Soder holds a Bachelor of Arts degree in political science from Dickinson College.

Philip Titterton has served as our Executive Vice President and Chief Operating Officer since January 2020. Mr. Titterton also served as Senior Vice President and President of the Aerospace & Defense / Specialty Business Unit from January 2016 until December 2019 and as Vice President of Operations, North America since 2006. He also held positions as Vice President of Operations and General Manager for Tyco Electronics Printed Circuit Group from 1992 until our acquisition of that company in October 2006. Mr. Titterton received his bachelor’s degree in electrical engineering from Lehigh University.

Daniel J. Weber has served as our Executive Vice President, Chief Legal Officer and Secretary since January 2020. He leads the Office of the General Counsel, which includes the contracts and administration function. He is also responsible for TTM’s government relations activities which manages TTM’s political action committee and its government outreach and advocacy. Before joining TTM in 2015, Mr. Weber served as the General Counsel for Viasystems for approximately 11 years and had served as in-house counsel for Viasystems for over 15 years. Mr. Weber previously also served as Vice President and General Counsel of Courtesy Corporation, a plastic molding manufacturer based in the United States, and as General Counsel of International Wire Group, Inc., a multinational insulated and bare copper wire manufacturer. Prior to embarking on his in-house legal career, Mr. Weber worked in private practice at Gallop, Johnson & Neuman, L.C. in the corporate and securities group. As of January 1, 2022, Mr. Weber was appointed Chairman of the Government Relations Committee of the IPC, an electronics industries association. Mr. Weber completed his undergraduate work from University of Kansas and received his law degree from St. Louis University.

TTM TECHNOLOGIES, INC.            25

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the fiscal year ended January 2, 2023, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during the fiscal year ended January 2, 2023.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our Chief Executive Officer, our Chief Financial Officer, and each of our three other highest paid executive officers (collectively referred to as our named executive officers or NEOs). Our named executive officers are:

Name	Age	Position(s) Held

Thomas T. Edman	60	Chief Executive Officer, President and Director

Catherine A. Gridley	53	Executive Vice President and President A&D Sector

Todd B. Schull	64	Executive Vice President and Chief Financial Officer

Douglas L. Soder	62	Executive Vice President and President Commercial Sector

Philip Titterton	57	Executive Vice President and Chief Operating Officer

This CD&A is organized into four sections:

•	Compensation Overview – Alignment of Performance and Compensation (Page 26)

•	Pay Versus Performance (Page 29)

•	Executive Compensation Philosophy and Objectives (Page 31)

•	Role of the Compensation Committee (Page 32)

•	Compensation Structure (Page 33)

Compensation Overview – Alignment of Compensation and Performance

Our goal is to tie the Company Executive’s compensation closely with performance. The information below provides an executive summary of the Company’s financial performance for fiscal year 2022 and how pay is aligned with performance.

KEY ACCOMPLISHMENTS IN 2022

TTM’s commitment to its strategy of diversification, differentiation and discipline led to TTM’s continued financial strength in 2022. Due to disciplined operations and cost controls, we generated Non-GAAP net income of $181.2 million in 2022. For a discussion explaining the use of the Non-GAAP metrics, a presentation of comparable financial measures calculated and reported in accordance with GAAP, and a reconciliation to those audited GAAP metrics, see Annex A attached hereto.

PERFORMANCE HIGHLIGHTS

Highlights from 2022

The Company achieved solid financial performance despite certain impacts caused by the COVID-19 pandemic and supply chain challenges.

•	Revenues grew 11% year on year primarily due to the acquisition of Telephonics in June 2022.

TTM TECHNOLOGIES, INC.            26

•	Non-GAAP EPS grew to $1.74/share from $1.28/share.

•	2022 cash flow from operations was $272.9 million.

•	2022 organic revenue growth exceeding 5%.

•	Strong growth in automotive, data center computing, medical, industrial and instrumentation end markets.

ALIGNMENT OF PAY AND PERFORMANCE

TTM’s executive compensation is strongly aligned to Company performance and measurable financial metrics. The following charts show metrics that we track related to our financial performance over the past three years. (1)

1

All of the metrics discussed in this proxy statement exclude the Mobility business unit that we sold in 2020, but still include the two E-M Solutions facilities that have ceased operations. For a discussion explaining the use of the Non-GAAP metrics, see Annex A attached hereto.

TTM TECHNOLOGIES, INC.            27

The charts below measure the total compensation for the CEO and the average total compensation for each of our NEOs for the past three years.

These charts demonstrate consistent alignment in performance-based compensation for the three-year period with the Company’s performance over such three-year period. Simply stated, as the Company’s performance and the price of the Company’s common stock on the NASDAQ increases or decreases, so too does the total compensation realized by our executives.

(1)

Total compensation consists of salary paid, the value of RSUs that vested during the fiscal year, short-term incentive compensation for that fiscal year, and PRUs earned for the performance period during the fiscal year.

(2)

This chart illustrates the average compensation received by the group of NEOs as reported in our proxy statements for the years 2020, 2021 and 2022, even though the group of NEOs has changed each year.

TTM TECHNOLOGIES, INC.            28

2023 PAY VERSUS PERFORMANCE

					Value of Initial Fixed $100 Investment Based On:

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return (9)	Peer Group Total Shareholder Return (8)	Net Income (Dollars in Thousands)	Operating Income (Dollars in Thousands)

2022	$4,003,765	$4,014,905 (2)	$1,783,084	$1,791,224 (5)	$100	$109	$94,583	$210,408

2021	$2,595,084	$2,705,252 (3)	$1,453,843	$1,530,561 (6)	$99	$142	$54,414	$125,991

2020	$2,610,139	$2,603,034 (4)	$1,367,753	$1,377,114 (7)	$92	$119	$177,535	$28,092
(1)
 The PEO for each of the years presented within this table is Thomas T. Edman, President, and Chief Executive Officer. The NEO’s for 2022 were Todd B. Schull, Chief Financial Officer; Douglas L. Soder, President Commercial Sector; Philip Titterton, Chief Operations Officer; and Catherine A. Gridley, President of A&D BU. The NEO’s for 2021 were Todd B. Schull, Chief Financial Officer; Douglas L. Soder, President Commercial Sector; Philip Titterton, Chief Operations Officer; and Daniel J. Weber, General Counsel. The NEO’s for 2020 were Todd B. Schull, Chief Financial Officer; Douglas L. Soder, President Commercial Sector; Philip Titterton, Chief Operations Officer; and Catherine A. Gridley, President of A&
D
BU.
(2)
For compensation actually paid to the PEO in 2022, the Summary Compensation Table total for the PEO is adjusted to reflect the changes in the value of equity awards and pension benefits, described in the following: (1) $1,064,521 was deducted from the total, representing the amount reported in the Stock Awards column of the Summary Compensation Table; (2) $1,181,032 was added representing the year-end 2022 valuation of the equity awards granted in 2022 that remained outstanding and unvested as of January 2, 2023; (3) $2,283 was deducted representing the decrease in fair value between the year end 2022 and 2021 for equity awards granted in prior years that remain outstanding and unvested at the end of 2022, and; (4) $103,089 was deducted representing the decrease in fair value for equity awards granted in prior years that vested during 2022.
(3)
For compensation actually paid to the PEO in 2021, the Summary Compensation Table total for the PEO is adjusted to reflect the changes in the value of equity awards and pension benefits, described in the following: (1) $1,017,226 was deducted from the total, representing the amount reported in the Stock Awards column of the Summary Compensation Table; (2) $1,042,869 was added representing the year-end 2021 valuation of the equity awards granted in 2021 that remained outstanding and unvested as of January 3, 2022; (3) $56,654 was added representing the increase in fair value between the year end 2021 and 2020 for equity awards granted in prior years that remain outstanding and unvested at the end of 2021 and; (4) $27,872 was added representing the increase in fair value for equity awards granted in prior years that vested during 2021.
(4)
For compensation actually paid to the PEO in 2020, the Summary Compensation Table total for the PEO is adjusted to reflect the changes in the value of equity awards and pension benefits, described in the following: (1) $861,985 was deducted from the total, representing the amount reported in the Stock Awards column of the Summary Compensation Table; (2) $1,017,220 was added representing the year-end 2020 valuation of the equity awards granted in 2020 that remained outstanding and unvested as of December 28, 2020; (3) $43,322 was deducted representing the decrease in fair value between the year end 2020 and 2019 for equity awards granted in prior years that remain outstanding and unvested at the end of 2020 and; (4) $119,017 was deducted representing the decrease in fair value for equity awards granted in prior years that vested during 2020.
(5)
For compensation actually paid to the NEO in 2022, the Summary Compensation Table total for the NEO is adjusted to reflect the changes in the value of equity awards and pension benefits, described in the following: (1) $551,625 was deducted from the total, representing the amount reported in the Stock Awards column of the Summary Compensation Table; (2) $629,596 was added representing the year-end 2022 valuation of the equity awards granted in 2022 that remained outstanding and unvested as of January 2, 2023; (3) $1,635 was deducted representing the decrease in fair value between the year end 2022 and 2021 for equity awards granted in prior years that remain outstanding and unvested at the end of 2022, and; (4) $68,195 was deducted representing the decrease in fair value for equity awards granted in prior years that vested during 2022.
(6)
For compensation actually paid to the NEO in 2021, the Summary Compensation Table total for the NEO is adjusted to reflect the changes in the value of equity awards and pension benefits, described in the following: (1) $566,086 was deducted from the total, representing the amount reported in the Stock Awards column of the Summary Compensation Table; (2) $584,523 was added representing the year-end 2021 valuation of the equity awards granted in 2021 that remained outstanding and unvested as of January 3, 2022; (3) $39,688 was added representing the increase in fair value between the year end 2021 and 2020 for equity awards granted in prior years that remain outstanding and unvested at the end of 2021 and; (4) $18,593 was added representing the increase in fair value for equity awards granted in prior years that vested during 2021.
(7)
For compensation actually paid to the NEO in 2020, the Summary Compensation Table total for the NEO is adjusted to reflect the changes in the value of equity awards and pension benefits, described in the following: (1) $470,373 was deducted from the total, representing the amount reported in the Stock Awards column of the Summary Compensation Table; (2) $580,857 was added representing the year-end 2020 valuation of the equity awards granted in 2020 that remained outstanding and unvested as of December 28, 2020; (3) $29,804 was deducted representing the decrease in fair value between the year end 2020 and 2019 for equity awards granted in prior years that remain outstanding and unvested at the end of 2020 and; (4) $71,319 was deducted representing the decrease in fair value for equity awards granted in prior years that vested during 2020.
(8)
The peer group used in this calculation is defined as the “Executive Peer Group” on page 41.

TTM TECHNOLOGIES, INC.            29

(9)
 For purposes of calculating the cumulative total shareholder return, the measurement period is the market close on the last trading day before fiscal year 2020, through and including the end of the fiscal year for which cumulative total shareholder return is being calculated.

* Assumes $100 invested at market close of 12/31/2019 in stock or index
Financial Performance Measures
We believe that a significant portion of the Company’s named executive officers’ target total compensation should be dependent upon performance. At TTM, we use corporate, business unit and individual performance components to link compensation actually paid (as defined by SEC rules) to the Company’s named executive officers for the most recently completed fiscal year. The Company’s performance metric targets include the following:

☐	Total Revenue
☐	Adjusted EBITDA
☐	Global Operating Income
☐	Global Cash Flow as a percentage of Revenue
☐	Business Unit Operating Income
☐	Individual Goals
Relationship Between Executive Compensation Actually Paid to Executives and Financial Performance
2022 SAY ON PAY VOTE
At our 2022 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our named executive officers described in our 2022 proxy statement. Approximately 98.56% of the votes cast on the matter were voted “For” such advisory “Say-on-Pay” approval, thereby providing the compensation committee with verification that its compensation practices align the interests of the Company’s executives with those of the Company’s stockholders.

TTM TECHNOLOGIES, INC.            30

COMPENSATION PRACTICES
We continually review the Company’s executive compensation program to maintain compensation practices that are in the best interests of our stockholders. Some of our key policies are summarized below:

WHAT WE DO:

•	We tie pay to performance, including through the use of performance share units

•	We use double triggers in our severance agreements and our equity awards

•	We maintain significant stock ownership guidelines for our NEOs

•	We have a robust clawback policy

•	The Compensation Committee engages an independent compensation consultant

•	We conduct annual compensation risk assessments
WHAT WE DON’T DO:

•	We do not maintain pension plans or other executive retirement plans

•	We do not provide tax gross up payments for any amounts considered to be excess parachute payments

•	We do not allow hedging or pledging of our stock

•	We do not permit the repricing of stock options without prior stockholder approval

•	We do not provide excessive perquisites

Executive Compensation Philosophy and Objectives
Our executive compensation philosophy, which is established by the compensation committee of our Board of Directors, is intended to attract, motivate, and retain executives and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies and reward the achievement of short-term and long-term performance goals.
We use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executives with those of our stockholders. We generally target total compensation around the 50th percentile of comparable companies. We believe that this philosophy will continue to enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers. However, our compensation committee’s decisions on target compensation for specific individuals are also influenced by a variety of additional factors, including compensation practices of businesses acquired by us, and Company and individual performance.
Each year our compensation committee, together with our senior management, establishes performance targets for short-term and long-term incentive plans that require the achievement of significant financial results. Each year our compensation committee determines compensation by assessing prior year performance against these established financial targets, as well as other factors such as the compensation paid by comparable companies, achievement of strategic objectives, improvements in market share and the professional development and potential of individual officers. Ultimately, the amount of compensation awarded to our executives is determined based on performance and what our compensation committee believes is in the best interests of our stockholders.
We believe that our use of restricted stock units and performance-based restricted stock units, together with an annual incentive bonus program that is based on various combinations of global operating income, sector or business unit operating income, and global cash flow from operations as a percentage of revenue shows that we have closely linked executive officer pay to performance. Our pay mix consists primarily of base salary, annual performance-based cash bonuses, performance-based equity incentives and time-based equity incentives. We have no executive retirement plans

TTM TECHNOLOGIES, INC.            31

except our 401(k) plan and deferred compensation plan available to North America employees; the company does not contribute to the deferred compensation plan.
Role of the Compensation Committee
General
. Our compensation committee, which is currently comprised of three independent members of our Board of Directors, as discussed in greater detail under “Information Relating to Corporate Governance and the Board of Directors,” is responsible for, among other things:

•	the review and approval of our compensation philosophy;

•	the review of all executive compensation plans and structures, including that of our executive officers and other members of senior management;

•	the approval (or recommendation to our Board of Directors) of individual compensation for our executive officers, including our Chief Executive Officer;

•	the approval of annual and long-term incentive performance metrics as well as payouts thereunder; and

•	the review of other executive benefit plans, including perquisites.
Our compensation committee, in consultation with the outside executive compensation consultant retained by our compensation committee, also helps analyze the reasonableness and effectiveness of our overall executive compensation packages.
While our Chief Executive Officer and other executive officers may attend meetings of the compensation committee or our Board of Directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee and, in the case of compensation decisions for our Chief Executive Officer, the non-employee members of our Board of Directors. These decisions are based not only on our compensation committee’s deliberations, but also on input requested from outside advisors, including our compensation committee’s outside compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our Chief Executive Officer’s compensation have historically been based on recommendations of our compensation committee and included discussions with and approval by all of our non-employee directors without the presence of our Chief Executive Officer or other management. Our compensation committee typically discusses proposals for our Chief Executive Officer’s compensation package with him but always makes final decisions regarding his compensation when he is not present. Decisions regarding other executive officers have typically been made by our compensation committee after considering recommendations from our Chief Executive Officer.
Compensation Consultant
. Our compensation committee has historically engaged the services of an outside compensation consultant to provide independent advice in connection with making executive compensation determinations. The chairman of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the outside compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.
Our compensation committee continued our engagement with Mercer through July 2022 with respect to 2022 compensation matters. Mercer (through such date, the “Compensation Consultant”) was retained to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, the Compensation Consultant evaluated our selected peer companies and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other senior officers. The Compensation Consultant also furnished the compensation committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; equity compensation, vesting practices and ownership guidelines; retention value of current equity holdings; target incentive opportunities; and compensation trends for board and committee members. In addition, the Compensation Consultant assisted the compensation committee with its evaluation of the risks associated with our compensation programs and provided our nominating and corporate governance committee with an assessment of our directors’

TTM TECHNOLOGIES, INC.            32

compensation. As discussed in previous sections, beginning in August 2022, the committee retained Exequity (commencing on such date, the “Compensation Consultant”) to replace Mercer, Exequity’s work has been focused on preparing for 2023 in the final compensation committee meetings of 2022.
The Compensation Consultant provides analyses and recommendations that inform the committee’s decisions, but it does not decide or approve any compensation decisions. The Compensation Consultant reviews various proposals presented to the committee by management, and provides updates on market trends and the regulatory environment as it relates to executive compensation. The Compensation Consultant reports directly to our compensation committee and not to management. Mercer provided ongoing support to HR systems in 2022 along with a subscription-based compensation survey. Our compensation committee assessed the independence of the Compensation Consultant pursuant to SEC and NASDAQ rules and concluded that the Compensation Consultant is independent and that the work of the Compensation Consultant has not raised any conflicts of interest.
Management Role in Setting Compensation
. Members of our human resources and finance departments work with our Chief Executive Officer to recommend changes to existing compensation plans and programs, to define financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.
Our Chief Executive Officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual salaries and variable pay amounts for members of the executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short-term and long-term incentive plans. Our Chief Executive Officer is generally subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.
Compensation Structure
Although the final structure may vary from year to year and officer to officer, our compensation committee utilizes three main components for executive officer compensation: base salary, annual incentive bonus and long-term equity incentives.
Pay Mix
. In determining the allocation each year among base salary, annual incentive bonus, and long-term equity incentive compensation, our compensation committee considers the following factors: our short-term and long-term business objectives, competitive trends within our industry, and the importance of creating a performance-based environment that ties a significant portion of each executive officer’s compensation to the achievement of performance targets and corporate objectives. When considering a proposed compensation package for an executive officer, our compensation committee considers the compensation package as a whole, including each element of total compensation. We have no pre-established policy for allocating between either cash and non-cash or short-term and long-term compensation.
Our compensation committee believes that the particular elements of compensation identified above produce a well- balanced mix of stock-based compensation, retention value, and at-risk compensation that collectively provide each executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation to be received while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will maximize company performance over the long term. Our compensation committee believes that this approach should lead to an increase in stockholder value, provide an appropriate reward for our executive officers, and reduce the risk of loss of executive officers to competitors.
While each element of our compensation program is intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, there is a different emphasis on the three primary elements based on an employee’s position and ability to impact our financial results. In general, the percentage of performance-based pay, or at-risk pay, increases with job responsibility. This is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of less compensation when performance falls short of established financial and/or stockholder return targets.

TTM TECHNOLOGIES, INC.            33

The charts below show the mix of base salary, actual annual incentive, and the grant date fair value of equity grants for the CEO and other NEOs in 2022. Consistent with our pay-for-performance philosophy, the largest portion of compensation (approximately 71% for our CEO) is tied to variable or performance-based annual and long-term incentives.

Base Salary
.
Base salaries for our executive officers are determined based on the level of the position within our Company, the individual’s performance in recent periods, and the executive’s potential for continued development within our global organization. The base salary levels, and any increases or decreases to those levels for each executive officer, are reviewed and approved each year by our compensation committee. Such adjustments may be based on factors such as the overall performance of our Company, new roles and responsibilities assumed by the executive, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, or revisions to our compensation philosophy. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our compensation committee’s judgment. We believe that providing base salaries around the median of our peer group and the broader market survey provided by our Compensation Consultants will enable us to remain competitive for qualified executive officers while avoiding paying amounts in excess of what we believe necessary to attract and retain such executive officers.
Base Salaries for 2022
. Based on market conditions, the Company’s and each individual’s performance, Mr. Edman recommended the base salaries for all NEOs be increased on July 1, 2022. Our compensation committee reviewed and approved the base salaries recommended by Mr. Edman for our other executive officers for 2022.
A summary of base salary for the past two years for all NEOs is outlined below:

Name	Base Salary
	2021	2022	Y/Y Change

Thomas T. Edman	$800,000	$848,000	6%

Catherine A. Gridley	$400,000	$455,500	14%

Todd B. Schull	$500,000	$550,000	10%

Douglas L. Soder	$500,000	$515,000	3%

Philip Titterton	$500,000	$550,000	10%

TTM TECHNOLOGIES, INC.            34

Annual Incentive Bonus Plan
. Our compensation committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve near-term financial metrics and individual goals. The financial metrics comprise 90% while the individual goals are 10% of each NEO’s bonus plan.
To support collaboration within our senior management team, our compensation committee rewards all of our executive officers for company-wide performance by tying bonus awards to our operating income and operating cash flow and rewards executives responsible for business unit performance by also tying awards to business unit performance. The compensation committee believes operating income and operating cash flow are good indicators for capturing our success given the market in which we compete and are measures that management can easily track and communicate to employees throughout the performance period. In addition, individual performance goals ensure that other important areas of our business are measured and emphasized. They may include but are not limited to customer satisfaction, market positioning and growth, structural and organizational improvements, specific organizational talent actions, and critical projects and assignments.
In response to the recommendations of management, our compensation committee based the Company’s incentive bonus plan on several metrics that the committee believed most closely aligned the executive’s incentive pay with metrics that the executive is responsible for managing. For 2022, the below chart reflects the weight of each performance metric.

Name	Global Operating Income	Global Cash Flow as % of Revenue	Business Unit Operating Income	Individual Goals

Thomas T. Edman	70%	20%	—	10%

Catherine A. Gridley	30%	20%	40%	10%

Todd B. Schull	70%	20%	—	10%

Douglas L. Soder	30%	20%	40%	10%

Philip Titterton	70%	20%	—	10%
Each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our Company’s actual performance. The table below lists the 2022 base salaries and bonus levels for each of our current named executive officers at the different potential achievement outcomes. This table includes both the financial metrics as well as the individual goals.

Name	2022 Base Salary	Annual Incentive Bonus Levels as % of Base Salary
		0-59% of Target	60% of Target	100% of Target	120% of Target (1)

Thomas T. Edman	$848,000	0%	36%	125%	256%

Catherine A. Gridley	$455,000	0%	26%	80%	152%

Todd B. Schull	$550,000	0%	26%	80%	152%

Douglas L. Soder	$515,000	0%	26%	80%	152%

Philip Titterton	$550,000	0%	26%	80%	152%

(1)	Represents maximum potential bonus payout. Individual goals are capped at 100% of target.

TTM TECHNOLOGIES, INC.            35

Annual Incentive Bonus for 2022
. In February 2023, our compensation committee reviewed our 2022 performance relative to the 2022 operating income and cash flow from operations as a percentage of revenue goals. The performance was certified at 121.8% of the global operating income target and 143.1% of our goal for global cash flow from operations as a percentage of revenue. The compensation committee also reviewed and assessed the performance achieved against the individual goals that had been established for each of the members of the Company’s executive team, including Messrs. Edman, Schull, Soder, Titterton, and Ms. Gridley. We use particular individual performance goals to ensure that other important areas of our business are measured and emphasized, which may include but are not limited to customer satisfaction, market positioning and growth, structural and organizational improvements, and critical projects and assignments. Performance goals do not payout unless our Company achieves its threshold financial performance metrics. As a result, our compensation committee authorized the payment of 2022 incentive bonuses as follows:

Name	2022 Incentive Bonus	Payout as % of Annualized Earnings (1)

Thomas T. Edman	$2,103,044	255%

Catherine A. Gridley	$600,173	140%

Todd B. Schull	$797,463	152%

Douglas L. Soder	$771,744	152%

Philip Titterton	$791,785	151%

(1)	Represents annualized base earnings to include salary adjustments in 2022
Because such a large percentage of executive officer compensation is performance-based, our compensation committee invests significant time determining the financial targets for our annual incentive bonus program. In general, management makes the initial recommendation for the financial target based upon our Company’s annual board-approved budget, as well as the bonus opportunity for each officer, and these recommendations are reviewed and discussed by the committee and its advisors. The major factors used in setting one or more targets for a particular year are the results for the most recently completed year and the budget for the current year. Other factors taken into account may include general economic and market conditions. Our compensation committee sets the final corporate performance goal during our first quarter, typically at a level our compensation committee believes is challenging, but reasonable, for management to achieve.
At the end of each year, our compensation committee determines the level of achievement for the specified financial goal (after potentially making any appropriate adjustments to such goal for the effects of corporate events that were not anticipated in establishing the performance measure such as acquisitions or divestitures) and awards credit for the achievement of the goal as a percentage of the target bonus. Final determinations as to bonus levels are then based on that percentage. Actual bonuses are generally paid to the executives in the first quarter of the subsequent year.
In setting annual incentive compensation financial targets and bonus opportunities for our executive officers, our compensation committee does not consider the effect of past changes in stock price. In addition, incentive compensation decisions are made without regard to length of service. For example, executive officers with longer service or who are eligible for retirement do not receive greater or lesser awards, or larger or smaller target amounts, in any given year than executives with shorter service.
Long-Term Equity Awards
. We believe that providing a significant portion of our executive officers’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. By compensating our executives with our equity, executives receive a stake in our Company’s financial future, and the gains realized in the long term depend on the executives’ ability to drive our financial performance. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in a competitive market.
Our compensation committee develops its equity award determinations based on its judgment as to whether the total compensation packages provided to our executive officers, including prior equity awards and the level of vested and unvested equity awards then held by each participating officer, are sufficient to retain, motivate, and adequately reward the executive officers. This judgment is based in part on information provided by benchmarking studies. In addition, our compensation committee considers the accounting costs that will be reflected in our financial statements when

TTM TECHNOLOGIES, INC.            36

establishing the forms of equity to be granted and the size of the grants, as well as the potential dilution associated with the equity awards.
We currently grant equity awards from the TTM Technologies, Inc. 2014 Incentive Compensation Plan (“2014 Plan”), which was adopted by our Board of Directors and approved by our stockholders and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and other stock-based awards to our officers, directors, employees, and consultants.
Our year-to-date gross share run rate (calculated using granted restricted shares, options and performance shares at target as a percentage of our total outstanding shares) as of January 2, 2023 was 2.2%. As of January 2, 2023, our three-year average share run rate was 1.8%. We believe that these percentages demonstrate our commitment to careful and efficient use of the shares that stockholders have approved for issuance under our 2006 Plan and our 2014 Plan (and other equity compensation plans our stockholders approve from time to time).
Since 2010, we have used two forms of equity for long-term equity incentive compensation for our executive officers: RSUs are weighted 45% and PRUs are weighted 55% for named executive officers and RSUs are weighted 30% and PRUs are weighted 70% for our CEO.
Restricted Stock Units
.
RSUs represent the right to receive one share of our common stock for each RSU upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. RSU awards reflect both increases and decreases in stock prices from the grant-date market prices and thus tie compensation more closely to changes in stockholder value at all levels compared to options, whose intrinsic value changes only when the market price of shares is above the exercise price. RSUs also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team.
The vesting schedule for RSUs granted to our executive officers and other employees provides that each award vests in three equal annual installments, aimed at strengthening retention with our Company, except that recipients may be entitled to a pro-rata amount of RSUs in the case of the recipient’s death, disability or “retirement” (voluntary termination by an employee who is at least 62 and has at least five years of continuous service). In 2022, we granted time-vested RSUs for an aggregate of 1,931,406 shares of our common stock to a total of 1,548 employees and non-employee directors, of which time-vested RSUs for an aggregate of 164,767 shares were issued to Messrs. Edman, Schull, Soder, Titterton and Ms. Gridley.
Performance RSUs
. In order to strengthen pay-for-performance, our compensation committee approved a long-term incentive program for our executive officers and certain other members of our senior management team to drive achievement to specific pre-established financial performance goals and provide a long-term return to our stockholders relative to a broader market index. Our objective of the PRU program is to align total stockholder return and each executive’s compensation.
Under the PRU Program, a target number of PRUs are awarded annually using a three-year performance period to encourage long-term retention of the executives of the Company. The number of shares of our common stock released at the end of the three-year performance period will range from zero to 2.4 times the target number of the PRUs granted to each executive depending on the Company’s performance during the period. The performance metrics of the PRU Program are (a) annual financial targets, which for each of the three years prior to the final vesting of the shares are based on total annual revenue and adjusted EBITDA
(1)
, each of which is equally weighted, and (b) an overall “modifier” based on our Company’s TSR over a three-year performance period relative to a TSR Peer Group of peer companies selected by our compensation committee each year.
Recipients of PRU awards generally must remain employed by us on a continuous basis through the end of the relevant performance period of three years in order to receive shares of common stock at the end of the three-year performance period. Recipients may also be entitled to a pro-rata amount of PRUs in the case of the recipient’s death, disability or retirement.

(1)	For the reconciliation of the use of the non-GAAP metric of adjusted EBITDA and the GAAP measures, please refer to Annex A attached hereto.

TTM TECHNOLOGIES, INC.            37

The key financial metrics of total annual revenue and adjusted EBITDA are equally weighted under our PRU program. The metric of adjusted EBITDA is generally intended to focus our executives on tangible growth and cost reduction opportunities. Adjusted EBITDA is also a complementary metric to the total annual revenue metric used under the PRU program. The combination of the two performance metrics limits the ability of an executive to be rewarded for taking excessive risk on behalf of our Company by, for example, seeking revenue-enhancing opportunities at the expense of adjusted EBITDA, since performance is required on both metrics to maximize the issuance of common stock under the PRU program.
The TSR modifier is intended to ensure that shares of common stock issued at the end of the three-year period are limited if our stock performance is significantly below the median TSR of our TSR Peer Group for each three-year performance period and such issuance of common stock would be enhanced if our stock performance is above the median TSR of our TSR Peer Group.
Under the PRU program, annual financial goals are set in the first quarter of each year, and performance is reviewed after the end of each year. The percentage to be applied to each participant’s target award ranges from zero to 160%, based upon the extent to which the two annual performance goals are achieved for each of the three years in the performance period, resulting in a total of six measurements. If we do not achieve at least 60% threshold level of total annual revenue or adjusted EBITDA performance for any of the six measurements, the amount earned for that performance element of one-sixth of the award would be zero. If we achieve the 60% threshold for any of the targeted levels of total annual revenue and adjusted EBITDA performance for any of the six measurements, a percentage (ranging on a sliding scale from 40% to 160%) would be applied to one-sixth of the participant’s calculation of the number of units earned during such period. If we achieve 120% or more of the target level of total annual revenue or adjusted EBITDA for any of the six measurements, the amount earned for that performance element of the award would be 160% of one-sixth of the initial PRU award.
The chart below is an example of the PRU units the participant would earn (and “bank,” pending application of the TSR modifier), if a named executive officer received a target award of 234,000 PRUs, and we achieve (i) 130% of the revenue target and 60% of the adjusted EBITDA target in the first year, (ii) 100% of each of the revenue and adjusted EBITDA targets in the second year, and (iii) 120% of the revenue target and 55% of the adjusted EBITDA target in the third year:

	Total Grant	Year 1	Year 2	Year 3	Earned Shares

Assumptions	234,000	234,000/6 = 39,000	234,000/6 = 39,000	234,000/6 = 39,000

130% of revenue target		160% x 39,000			62,400

60% of adjusted EBITDA target		40% x 39,000			15,600

100% of revenue target			100% x 39,000		39,000

100% of adjusted EBITDA target			100% x 39,000		39,000

120% of revenue Target				160% x 39,000	62,400

55% of adjusted EBITDA target				0 x 39,000	0

					218,400
At the end of the three-year performance period, the base calculations of the six performance metrics is then adjusted by applying a modifier to the PRU calculation of the six measurements against the goals set during the performance period. The TSR modifier measures our Company’s TSR based on stock price changes (using for each year’s awards the six-month trailing average closing price at the beginning of the year compared to the six-month trailing average closing price three years later), and assuming reinvestment of dividends, relative to the TSR of our TSR Peer Group for the same three-year period. If our TSR is below the 10th percentile of the TSR Peer Group, the modifier would be zero, and therefore, no shares would be released with respect to the PRU program subject to such three-year performance period. In the 2022 PRU program, if our TSR is between the 10th and 50th percentile at the end of the three-year performance period, the modifier would range between 0.6 and 1.0, if the TSR is greater than 50% and up to 80% the modifier will range from 1.0 and 1.5. If our TSR is at or above the 80th percentile of the applicable TSR Peer Group for the three-year performance period, the maximum modifier of 1.5 will apply, and the number of shares released will equal 150% of the number of units

TTM TECHNOLOGIES, INC.            38

earned during the period with respect to annual financial metric performance. See the chart below which demonstrates the relationship between the TSR results and the calculation of the TSR modifier used for our PRU programs.

2022 Relative TSR	Maximum Modifier

80 th percentile & above	150%

50 th percentile	100%

10 th percentile (Threshold)	60%

Below 10 th percentile	0%
In order to finish our representative example set forth above, assuming that the participant was credited with 218,400 PRU units at the end of the performance period and our TSR for that three-year period was at the 80th percentile of the applicable group of comparable companies, a total of 327,600 shares of our common stock would be released to the participant for that period. The below chart provides the last step in the example calculation of our PRU program.

Peer Ranking	Calculated Units	Modifier	Total Share Award

Below 10 th percentile	218,400	0	0

50 th percentile	218,400	60% to 100%	131,040 to 218,400

80 th percentile & above	218,400	150%	327,600
To achieve the maximum payout (240% of the initial PRU award), we must achieve the maximum annual financial goals for each of the three years in the relevant performance period and our TSR must meet or exceed the 80th percentile of the TSRs of the applicable group of comparable companies for that period. Award values will reflect changes in stock price (both increases and decreases) over the three-year period because awards are denominated in stock units and payable in shares.
Equity Award Mix
. Our compensation committee may in the future adjust the mix of equity award types or approve different awards as part of the overall long-term incentive award. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of performance and time-vested RSUs, options or other equity-related awards depending on our compensation committee’s assessment of the total compensation package being offered.

TTM TECHNOLOGIES, INC.            39

Long-Term Equity Awards for 2022.
Our compensation committee balances the mix of time-vested RSUs, which are designed to promote retention, and PRUs, which are designed to grow long-term value with our Company, in accordance with the overall philosophy valuing both components of equity compensation, with an emphasis on driving long-term value. In determining the ratio between PRU and time-vested RSU awards, the compensation committee reviewed and took into consideration compensation practices at other companies, our Compensation Consultants’ recommendations, and the compensation committee’s desire to ensure that a significant portion of equity compensation be tied to our Company’s performance against our peers. Additionally, the compensation committee desired to ensure that its equity program was competitive, provided long-term retention of critical leadership talent, and best aligned pay practices with the interests of our stockholders. The following table sets forth the value of our 2022 equity awards and the number of time-vested RSUs and (at target) PRUs awarded to our executive officers for 2022.

Name	Dollar Value of Equity Grants			Number of Shares of Equity Grants (1)
	Performance	Time-Vested	Total	Performance	Time-Vested (2)	Total

Thomas T. Edman	$1,450,000	$622,000	$2,072,000	104,466	44,812	149,278

Catherine A. Gridley	$ 468,000	$383,000	$ 851,000	33,717	27,593	61,310

Todd B. Schull	$ 509,000	$416,000	$ 925,000	36,671	29,971	66,642

Douglas L. Soder	$ 509,000	$416,000	$ 925,000	36,671	29,971	66,642

Philip Titterton	$ 550,000	$450,000	$1,000,000	39,625	32,420	72,045

(1)
The number of RSUs awarded to each of our executive officers was calculated using a dollar value per share of $13.88, which was the six-month trailing average closing price of our common stock as of June 22, 2022, the grant date for those awards. On June 22, 2022, the closing sales price for our common stock was $12.48.

(2)	One-third of the Time-Vested RSUs vest on each of the first three anniversaries of the grant date.
The annual financial performance goal or goals for future years will be established in the first quarter of each of those subsequent years, and may or may not be based on our revenue and/or adjusted EBITDA in those years. Whether any units credited under our future grants will be paid out in shares at the end of the applicable three-year period will depend on future results and our TSR during that period, neither of which is determinable until the end of the three-year period.
Settlement of PRUs for 2020-2022 Performance Period
.
The PRUs granted in 2020 have vested and resulted in the issuance of shares to some of our executive officers. The below charts detail the calculations of the PRUs that vested in 2022 and were paid out in 2023. The final TSR modifier was 93%, which was then applied against the financial results for each tranche resulting in the final shares released, which was 102.3% of the original granted shares.

Name	Original # Granted Shares	# Shares ’20 Rev	# Shares ’20 Adjusted EBITDA	# Shares ’21 Rev	# Shares ’21 Adjusted EBITDA	# Shares ’22 Rev	# Shares ’22 Adjusted EBITDA	TSR Multiplier Final Shares Released

% of Achievement vs Budget		87.9%	83.8%	105.8%	89.2%	101%	146.3%	102.3%

Thomas T. Edman	93,419	13,680	13,049	16,478	13,890	15,717	22,777	95,591

Catherine A. Gridley	29,244	4,282	4,085	5,158	4,348	4,920	7,131	29,924

Todd B. Schull	36,148	5,294	5,050	6,376	5,375	6,082	8,812	36,989

Douglas L. Soder	36,148	5,294	5,050	6,376	5,375	6,082	8,812	36,989

Philip Titterton	36,148	5,294	5,050	6,376	5,375	6,082	8,812	36,989

TTM TECHNOLOGIES, INC.            40

Compensation Levels and Benchmarking
. Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our global Company; the individual’s experience and expertise; the compensation levels for the individual’s peers within our Company; compensation levels for similar positions in the PCB industry or in the technology industry more generally; performance of the individual and our Company as a whole; and the levels of compensation necessary to recruit new executive officers. Our compensation committee reviewed the compensation of our officers and compared it with that of both our peer group companies and broader, composite global market survey data provided by our Compensation Consultant.
Peer Groups
. The compensation committee reviews the peer groups regularly and makes adjustments to account for events such as acquisitions, mergers and the like. For 2022, Mercer recommended, and the committee adopted, the same approach to our Executive Compensation Peer Group using the same criteria used in 2021 including (i) North America based companies with revenues between $1.0 billion and $3.0 billion, and (ii) companies with market capitalization between $250 million and $2.5 billion. For the fiscal year ended January 2, 2023, our revenue was $2.5 billion and our market capitalization was approximately $1.5 billion. For 2022, Mercer further recommended refinements to our Executive Compensation Peer Group, to account for companies who have substantially changed as a result of a transaction. As a result, one company was removed: Cubic Corporation, while seven were added: AAR Corp., Aerojet Rocketdyne Holdings, Crane Aerospace, Hexcel Corporation, Kimball Electronics, Methode Electronics, and Mercury Systems for industry fit. This resulted in a peer group that included the companies listed on the chart below, which along with the broader survey discussed below, were used for benchmarking purposes.
Our compensation committee believes that the selected TSR Peer Group is more appropriate for determining TSR under our PRU program as it provides a comparison of our Company’s stock price performance against our global competitors. For a discussion regarding how the TSR Peer Group affects executive compensation, please see the “Long-Term Equity Awards” section on page 4
0
.

TTM TECHNOLOGIES, INC.            41

The following chart lists each of the companies that have been included by our compensation committee in the Executive Compensation Peer Group and TSR Peer Groups for 2021 and 2022:

Companies	Executive Compensation Peer Group		TSR Peer Group

	2021	2022	2021	2022

AAR Corp.		✓

Advanced Micro Devices	✓

Aerojet Rockedyne Holdings		✓

Amphenol			✓	✓

AT&S			✓	✓

AVX	✓

Benchmark Electronics	✓	✓	✓	✓

Celestica	✓	✓	✓	✓

Chin Poon Industrial			✓	✓

Cobham			✓

Crane Aerospace		✓	✓	✓

Cubic	✓

Curtiss-Wright	✓	✓

Daeduck Electronics			✓

Fabrinet	✓	✓

Firan Technology Group			✓	✓

Flextronics International			✓	✓

Gold Circuit Electronics			✓	✓

Hexcel Corporation		✓

ISU Petasys				✓

Jabil			✓	✓

Kimball Electronics		✓

Methode Electronics		✓

Mercury Systems		✓	✓	✓

Moog	✓	✓

Nanya Technology			✓	✓

ON Semiconductor	✓	✓

Plexus	✓	✓	✓	✓

Samsung Electro-Mechanics			✓	✓

Sanmina	✓	✓	✓	✓

Teledyne Technologies	✓	✓

Trimble Navigation	✓	✓

Tripod Technology			✓	✓

Triumph Group	✓	✓

Unimicron Technology			✓	✓

Unitech Printed Circuit Board			✓	✓

Vishay	✓	✓

WUS Printed Circuit			✓	✓

Zebra Technologies	✓	✓

Zhen Ding Technology Holding			✓	✓

TTM TECHNOLOGIES, INC.            42

The peer groups are not used for the stock price performance graph included in our Annual Report on Form 10-K for the year ended January 2, 2023. That Form 10-K performance graph compares the cumulative total stockholder return on our common stock against the cumulative total return on the NASDAQ Composite Index and the Dow Jones U.S. Electrical Components & Equipment Index.
Mercer recommended the use of peer group data (where available) combined with data obtained from a broader compensation survey conducted by Radford (the “Radford Survey”) for comparing compensation of our executive officers. Mercer recommended the use of the Radford Survey for companies in the semiconductor, computer storage and peripherals, and communications equipment industries with approximate annual revenues between $1.0 billion and $3.0 billion, in order to align with the criteria used to select our 2022 Peer Group.
As discussed above, our compensation philosophy targets the compensation levels of our executive officers around the 50th percentile of comparable officers at comparable companies, as derived from both peer group data and broader composite survey data. Our compensation committee may have varied from this target range for various elements of compensation depending on the executive officer’s job performance, skill set, level of responsibilities, prior compensation and business conditions. The compensation for our executive officers discussed herein for 2022 falls generally within this targeted range.
Our compensation committee intends to continue its practice of retaining consultants from time to time, as it deems appropriate, to advise it with respect to its policies and to provide compensation data from comparable companies.
Risk Management Considerations
. Our compensation committee believes that our performance-based bonus and equity programs for all eligible employees, including our executive officers, provide incentives to create long-term stockholder value. Several elements of the programs are also designed to discourage behavior that leads to excessive risk:

•
Annual incentive bonus compensation programs for management personnel are based on a combination of consolidated company, business unit and/or facility results, as well as individual goals that are established with input from the specific employee and their supervisors. This type of program design motivates business units to work together to achieve greater returns for our stockholders. In any one year, because we are comprised of a number of different business units, managers in high-performing business units may receive significantly more compensation than managers in business units that do not perform as well.

•
Our compensation committee believes that operating income and operating cash flow as a percentage of revenues, the financial metrics used to determine the amount of an executive’s annual incentive bonus, are measures that drive long-term stockholder value. Moreover, the committee attempts to set ranges for these metrics that encourage success without encouraging excessive risk taking to achieve short-term results.

•
The use and equal weighting of both revenue and adjusted EBITDA performance metrics in our PRU program limits the ability of an executive to be rewarded for taking excessive risk on behalf of our Company by, for example, seeking revenue-enhancing opportunities at the expense of adjusted EBITDA, since performance is required on both metrics to maximize payout under the Company’s PRU program.

•
The metrics used to determine vesting of our PRUs are based on rolling three-year performance periods of our Company’s performance and the price of the stock of the Company over a six-month average. The committee believes that these extended performance periods encourage executives to attain sustained performance over several periods, rather than performance in a more limited period.

•	Our time-vested RSUs vest over a three-year period, encouraging executives to strive for long-term appreciation in equity values.

•
Our management incentive plan provides that executives will only receive payments if the Company achieves at least 60% of the target operating income set by our Board of Directors in any given year. Similarly, our PRU program provides that executives will “bank” PRU shares if we achieve at least 60% of the revenue and adjusted EBITDA targets. The committee believes that these minimum thresholds discourage management from taking excessive risk to achieve performance at a higher percentage of the established target.

TTM TECHNOLOGIES, INC.            43

•
Our management incentive plan and PRU program both have maximum caps which limit payouts while also recognizing exceptional performance. Maximum caps encourage management to exceed established performance targets however mitigate risk by limiting payouts which avoid excessive risk-taking or the sacrificing of future period performance.

•
Our PRU program uses a modifier of our TSR which is based on stock price fluctuations over a three-year period (using for each year’s awards the six-month trailing average closing price of the beginning of each year compared to the six-month trailing average closing sales price three years later) relative to the TSR of peer companies selected by our compensation committee. Our compensation committee believes that the use of a six-month trailing average closing stock price mitigates the potential risks of basing potential PRU payments on changes in stock prices that may not be reflective of long-term performance.

•	Because each of our executives is subject to our insider trading policy, among other restrictions, our executives are prohibited from pledging and hedging their shares of our stock.

•
Our Chief Executive Officer and his direct reports are subject to stock ownership guidelines. The guidelines provide that the Chief Executive Officer shall attain stock ownership with a value of five times salary within five years of tenure and that the direct reports of the Chief Executive Officer shall attain stock ownership with a value of three times salary within five years of the adoption of the policy or the executive’s tenure.

Other Compensation Elements
Nonqualified Deferred Compensation
. We have a deferred compensation plan that allows our directors, executive officers and other eligible employees to voluntarily defer receipt, on a pre-tax basis, of some of the compensation they have earned. This plan allows eligible employees to defer more compensation than they otherwise would be permitted to defer under our 401(k) savings plan. Our compensation committee approved the deferred compensation plan as a competitive practice to help us attract and retain top talent, and we expect to re-evaluate the plan from time to time. Amounts credited under the plan are credited with deemed earnings, but we do not provide matching or other employer contributions under this plan. Due to its conservative design, the benefits provided under our deferred compensation plan are not considered a material element of an executive officer’s overall compensation package.
Other Compensation
. All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all of our employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that is competitive with that offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice. These benefits are not considered by our compensation committee in determining the compensation of our executive officers.
Severance Payments and Accelerated Vesting of Equity Awards Upon Termination and/or a Change in Control.
All Employees
.
We provide, in the event of a voluntary termination of employment in connection with retirement, our termination of a retirement-eligible employee without cause, or termination by reason of death or disability, for the acceleration of vesting of a pro-rated amount of RSUs based upon the number of months the retired, retirement-eligible, deceased or disabled employee was employed with us during the vesting period. In all other terminations of employment, including termination without cause, all unvested RSUs will be forfeited.

TTM TECHNOLOGIES, INC.            44

Executive Officers and Certain Senior Officers
.
Our Board of Directors has approved Executive Change in Control Severance Agreements (“Severance Agreements”) for each of our executive officers and several other senior officers. Each of the Severance Agreements are “double trigger” severance agreements which provide that, subject to our Company receiving a general release of claims from the executive, in the event the executive’s employment is terminated (i) by our Company without “Cause” during a “Pending Change in Control” (as such terms are defined in the Severance Agreement) or within 12 months following a “Change in Control” (as defined in the Severance Agreement) or (ii) by the executive for “Good Reason” (as defined in the Severance Agreement) within 12 months following a Change in Control, the executive will be entitled to receive payments without gross-ups as set forth in the disclosure provided on the Potential Payments Upon Change in Control or Termination chart on page 5
4
.
The incentive equity agreements provided to each executive that has received RSUs and PRUs provide that upon a change in control, so long as the acquiring entity assumes the equity awards, the executives would continue to vest in their previously granted equity awards. However, if upon a change in control the executive’s employment is terminated within twelve months of the change in control or, if the acquiring entity does not assume the equity awards granted to executives prior to the change in control, the unvested awards of RSUs and PRUs then outstanding would immediately vest, in full and at target, at the time of the change in control.
Calculations of the payments due to our named executive officers upon certain terminations of employment and/or in connection with a change in control are set forth under “Potential Payments Upon Change in Control or Termination.”
Other Arrangements
Director and Officer Indemnification Agreement
.
We have entered into an amended and restated indemnification agreement with each of our directors and an indemnification agreement with certain of our corporate officers, including all of our named executive officers. Pursuant to this indemnification agreement, each director or officer that is a party thereto will be indemnified to the fullest extent permitted by applicable law against all expenses, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by such director or officer, or on such director or officer’s behalf, arising out of service as a director or officer. The indemnification agreement further provides procedures for the determination of an indemnitee’s right to receive indemnification and the advancement of expenses.
Prohibitions on Hedging and Pledging of Shares
. Among other things, our insider trading policy prohibits our executive officers from engaging in put, call, derivative or short sale transactions, as well as pledging our securities as collateral for a loan.
Stock Ownership Guidelines
. In January 2019, our board amended its stock ownership guidelines for our Chief Executive Officer and adopted new stock ownership guidelines for our Chief Executive Officer’s direct reports. Those guidelines provide that within a period of five years, the Chief Executive Officer is to attain stock ownership with a value of five times his base salary and the direct reports to the Chief Executive Officer are to attain stock ownership with a value of three times base salary.
Clawback Policy
.
Our board established a clawback policy to permit the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. In the event the Company is required to prepare an accounting restatement due to material non-compliance by the Company with any reporting requirement under U.S. Federal Securities law that is determined to be the result of an error or fraud committed by a member of management of the Company, or in the event of a material violation of the Company’s Code of Conduct by a covered executive, the compensation committee may, as it deems appropriate, recoup any and all covered compensation issued to the covered executive. In addition, the Company may take such other disciplinary action against any covered executive as it deems necessary and appropriate, including termination of employment. A copy of the Clawback Policy is available to view on the Company’s website.

TTM TECHNOLOGIES, INC.            45

Approval Process for Equity Grants
Executives and other employees currently receive long-term equity awards pursuant to the terms of our 2014 Plan. Awards may also be granted outside of the 2014 Plan to the extent those grants are permitted by the NASDAQ rules. Our compensation committee administers the 2014 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. The compensation committee reviews these rules from time to time and considers, among other things, the interests of our stockholders, market conditions, information provided by our compensation consultant and legal advisor, performance objectives, and recommendations made by our Chief Executive Officer.
Our compensation committee reviews awards for all employees. The compensation committee has established a process in which our compensation committee reviews the recommendations of our Chief Executive Officer for executives (other than himself) and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.
Equity awards are granted at scheduled board meetings. We have no practice of timing board meetings or grants of equity awards to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of named executive officer compensation. In addition, our practice of calculating the number of equity awards based on the six-month trailing average closing price of our common stock mitigates the effects of both our stock price volatility and the impact of grant timing.
Impact of Tax and Accounting
As a general matter, our compensation committee takes into account the various tax and accounting implications of the compensation vehicles employed by us. However, while structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, our compensation committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of compensation.
Under the Tax Cuts and Jobs Act and subject to certain grandfathering rules, effective 2018, the performance-based compensation exception has been eliminated and the definition of “covered employee” has been expanded (before 2018, the Chief Financial Officer and individuals who were covered employees in past years were not treated as covered employees). As a result, the Company generally will not be able to obtain a tax deduction for compensation paid to a covered employee in excess of $1 million. However, in establishing the cash and equity incentive compensation programs for our executive officers, our compensation committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The compensation committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.
Tax Implications for Officers
. Certain types of deferred compensation for executive officers that do not comply with Section 409A of the Code may be subject to additional income taxes. We attempt in good faith to structure compensation so that it either conforms to the requirements of, or qualifies for an exception under Code Section 409A. Section 280G of the Code imposes an excise tax on payments to executives of severance or change in control compensation that exceed the levels specified in the Section 280G rules. Our executive officers could receive the amounts shown in the section entitled “Potential Payments Upon Change in Control or Termination” below as severance or change in control payments that could trigger this excise tax. We do not offer our officers as part of their change in control benefits any gross ups related to this excise tax under Code Section 4999.

TTM TECHNOLOGIES, INC.            46

Accounting Considerations
. When determining amounts of long-term incentive grants to executives and employees, our compensation committee examines the accounting cost associated with the grants. Under ASC Topic 718, Compensation – Stock Compensation, grants of stock options and restricted stock units result in an accounting charge equal to the grant date fair value of those securities. For time-vested RSUs, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the grant date of the award. The cost is then amortized over the requisite service period. For PRUs, the accounting cost is calculated using a Monte Carlo simulation model. Our compensation committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

TTM TECHNOLOGIES, INC.            47

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our Board of Directors, and our Board of Directors approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Rex D. Geveden, Chairman

Chantel E. Lenard

Pamela B. Jackson

Dated March 16, 2023

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during 2022 were Mr. Geveden, (chairman), Ms. Jackson, and Ms. Lenard. None of these individuals had any contractual or other relationships with us during 2022 except as directors. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s Board of Directors or compensation committee.

TTM TECHNOLOGIES, INC.            48

EXECUTIVE COMPENSATION

Fiscal Year 2022 Summary Compensation Table

The following table sets forth compensation information for NEOs.

Name and Principal Position	Year	Salary(6)	Stock Awards (1)	Non- Equity Incentive Plan Compensation (2)	All Other Compensation(3)	Total

Thomas T. Edman	2022	$824,000	$1,064,521	$2,103,044	$12,200	$4,003,765

President, Chief Executive	2021	$762,500	$1,017,226	$803,758	$11,600	$2,595,084

Officer	2020	$752,885	$861,985	$983,869	$11,400	$2,610,139

Todd B. Schull	2022	$525,000	$551,403	$797,463	$13,300	$1,887,166

Executive Vice President and	2021	$492,500	$590,618	$335,989	$11,600	$1,430,707

Chief Financial Officer	2020	$503,654	$492,837	$408,499	$11,400	$1,416,390

Douglas L. Soder	2022	$507,500	$551,403	$771,744	$(63,551)	$1,767,096

Executive Vice President and	2021	$492,500	$590,618	$509,762	$292,860	$1,885,740

President Commercial Sector	2020	$503,654	$492,837	$423,226	$224,395	$1,644,112

Philip Titterton	2022	$525,000	$596,255	$791,679	$17,723	$1,930,763

Executive Vice President and	2021	$440,000	$590,618	$291,121	$11,600	$1,333,339

Chief Operating Officer(4)	2020	$394,690	$492,837	$300,649	$11,400	$1,199,576

Catherine A. Gridley	2022	$427,500	$507,439	$600,173	$12,200	$1,547,312

Executive Vice President and	2021	$387,500	$492,488	$202,225	$11,600	$1,093,813

President, A&D Sector	2020	$389,423	$402,982	$248,187	$170,344	$1,210,936

(1)

The grant date fair value of all stock awards has been calculated in accordance with ASC Topic 718, Compensation – Stock Compensation. In the case of time-based RSUs, the value is determined by multiplying the number of RSUs granted by the closing price of our common stock on the grant date. In the case of PRUs, the grant date fair value can only be determined for those tranches for which the revenue and EBITDA targets have been set as of the reporting date. As a result, the grant date fair value of PRUs is calculated using only the first tranche of each award; the second and third tranches are not included because the relevant performance-based vesting conditions have not been determined as of the initial reporting date of the awards. We use a Monte Carlo simulation model to calculate the grant date fair value of PRUs. For a discussion of valuation assumptions used in determining the grant date fair value of the awards, see Note 14 to our consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2023.

TTM TECHNOLOGIES, INC.            49

PRUs have a potential payout of 0% to 240% of the target amount. For the PRU awards, the values at the respected grant date, assuming the highest level of performance (240%) and the closing share price on such dates, are illustrated in the supplemental table below. The closing share price on 2022, 2021, and 2020 award date was$12.48, $14.39, and $11.18, respectively. For the actual number of PRUs earned for the performance periods, see the “Outstanding Equity Awards at Fiscal Year-End” table.

Name	Value at 240% Performance
	2022	2021	2020

Thomas T. Edman	$3,128,966	$2,994,858	$2,506,619

Catherine A. Gridley(4)	$1,009,892	$ 979,268	$ 784,675

Todd B. Schull	$1,098,370	$1,176,538	$ 969,950

Douglas L. Soder	$1,098,370	$1,176,538	$ 969,950

Philip Titterton	$1,186,848	$1,176,538	$ 969,950

(2)

Amounts represent bonuses paid based on Company performance criteria established in the annual incentive bonus plan for each year shown. These bonuses were earned in such fiscal year, but not paid until the next fiscal year.

(3)

For Messrs. Edman, Titterton, and Ms. Gridley, the amounts represent matching contributions by us to our 401(k) plan. For Mr. Schull, the amounts represent matching contributions by us to our 401(k) plan and remote allowance. The amount in 2022 for Mr. Soder represents (i) matching contributions by us to our 401(k) plan in the amount of $18,700, (ii) tax equalization adjustment in the amount of $(83,851), and (iii) tax preparation fees and remote allowance.

(4)	Ms. Gridley’s position changed effective October 2020 and she became a named executive officer in 2020. She received $158,944 in relocation amount in 2020.

TTM TECHNOLOGIES, INC.            50

GRANTS OF PLAN-BASED AWARDS

Fiscal Year 2022 Grants of Plan-Based Awards

The following table provides information on awards granted under our annual management incentive plan for fiscal year 2022 and awards of PRUs and awards of time-based RSUs granted as part of 2022 long-term incentive compensation.

	Type of	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Fair Value of Stock Awards	Grant- Date Fair Value of Stock

Name	Award	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	($/Sh)	Awards(4)

Thomas T. Edman	Incentive Bonus		$302,100	$1,060,000	$2,173,032

	PRU	6/22/2022				25,072	104,466	250,718		$14,51	$505,267

	RSU	6/22/2022							44,812	$12.48	$559,254

Catherine A. Gridley	Incentive Bonus		$120,120	$ 364,000	$691,600

	PRU	6/22/2022				8,092	33,717	80,921		$14.51	$163,078

	RSU	6/22/2022							27,593	$12.48	$344,361

Todd B. Schull	Incentive Bonus		$145,200	$440,000	$836,000

	PRU	6/22/2022				8,801	36,671	88,010		$14.51	$177,365

	RSU	6/22/2022							29,971	$12.48	$374,039

Douglas L. Soder	Incentive Bonus		$135,960	$412,000	$ 782,800

	PRU	6/22/2022				8,801	36,671	88,010		$14.51	$177,365

	RSU	6/22/2022							29,971	$12.48	$374,038

Philip Titterton	Incentive Bonus		$145,200	$440,000	$836,000

	PRU	6/22/2022				9,510	39,625	95,100		$14.51	$191,653

	RSU	6/22/2022							32,420	$12.48	$344,361

(1)	Amounts represent the range of possible cash payouts for 2022 awards under our management incentive bonus plan.
(2)

Amounts represent the range of shares that may be released at the end of the three-year performance period applicable to the PRU award assuming achievement of threshold performance. If our revenue and EBITDA performance is below threshold for each year during the performance period or if our TSR for the period is in the bottom 10th percentile of the TSR Peer Group, no shares will be released at the end of the period. See the discussion of PRU awards under “Compensation Discussion and Analysis — Equity Awards.”

(3)	The RSU awards vest one-third on each of the first, second and third anniversaries of the date of grant.
(4)	See footnote (1) to the Fiscal Year 2022 Summary Compensation Table for a description of the method used to determine the grant date fair value of stock awards.

TTM TECHNOLOGIES, INC.            51

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by our named executive officers as of January 2, 2023.

Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested(1)

Thomas T. Edman(2)	6/22/2020	13,268(3)	$200,081	95,591(6)	$1,441,512

	6/22/2021	24,776(4)	$373,622	97,640(7)	$1,472,411

	6/22/2022	44,812(5)	$675,765	115,932(8)	$1,748,255

Catherine A. Gridley	6/22/2020	8,123(3)	$122,495	29,924(6)	$451,254

	6/22/2021	15,508(4)	$233,861	31,926(7)	$481,444

	6/22/2022	27,593(5)	$416,102	37,418(8)	$564,263

Todd B. Schull	6/22/2020	9,883(3)	$149,036	36,989(6)	$557,794

	6/22/2021	18,582(4)	$280,217	38,357(7)	$578,424

	6/22/2022	29,971(5)	$451,963	40,696(8)	$613,696

Douglas L. Soder	6/22/2020	9,883(3)	$149,036	36,989(6)	$557,794

	6/22/2021	18,582(4)	$280,217	38,357(7)	$578,424

	6/22/2022	29,971(5)	$451,963	40,696(8)	$613,696

Philip Titterton	6/22/2020	9,883(3)	$149,036	36,989(6)	$557,794

	6/22/2021	18,582(4)	$280,217	38,357(7)	$578,424

	6/22/2022	32,420(5)	$488,894	43,975(8)	$663,143

(1)	Based on the closing price of our common stock on January 2, 2023.
(2)

Mr. Edman has 35,261 shares issuable upon delivery of shares underlying vested RSUs, of which the delivery of 18,826 shares is deferred until retirement and the delivery of 16,435 shares is deferred until one year after retirement from our Board of Directors.

(3)	Such RSUs vested on June 20, 2023.
(4)	Such RSUs will vest 50% on each of June 22, 2023 and 2024.
(5)	Such RSUs will vest one-third on each of June 22, 2023, 2024, and 2025.
(6)

Represents the number of PRUs granted in fiscal 2020, adjusted for actual achievement during 2020, 2021 and 2022 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2020 performance, the second one-third portion of the award attributable to 2021 performance and the remaining one-third portion of the award attributable to 2022 performance. For 2020, performance on the annual revenue metric was 96.3% of target and performance on the annual EBITDA metric was 93.4% of target, resulting in a blended multiplier of 92.3% for the 2020 performance period. For 2021, performance on the annual revenue metric was 104.6% of target and performance on the annual EBITDA metric was 97.3% of target, resulting in a blended multiplier of 104.9% for the 2021 performance period. For 2022, performance on the annual revenue metric was 102.9% of target and performance on the annual EBITDA metric was 119.1% of target, resulting in a blended multiplier of 132.9% for the 2022 performance period. The blended multiplier of 92.3% for the 2020 performance period applies to the first one-third of the PRUs; the blended multiplier of 104.9% for the 2021 performance period applies to the second one-third of the PRUs; and the blended multiplier of 132.9% for the 2022 performance period applies to the remaining one-third of the PRUs. Total PRUs credited at the conclusion of 2022 are adjusted by our performance on TSR as compared to the TSR Peer Group, which determines the number of shares, if any, released at the end of the three-year performance period. Our TSR performance over such three-year performance period was at the 43th percentile, which resulted in a TSR modifier of 93.0% that applies to the shares banked under the 2020 PRU Awards. As a result, final payout under the 2020 PRU awards was 102.3% of the target number of shares granted. Such PRUs vested on February 22, 2023.

(7)

Represents the number of PRUs granted in fiscal 2021, adjusted for actual achievement during the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2021 performance and the second one-third portion of the award attributable to 2022 performance and the remaining one-third portion of the award attributable to 2023 performance. For 2021, performance on the annual revenue metric was 104.6% of target and performance on the annual EBITDA metric was 97.3% of target, resulting in a blended multiplier of 104.9% for the 2021 performance period. For 2022, performance on the annual revenue metric was 102.9% of target and performance on the annual

TTM TECHNOLOGIES, INC.            52

EBITDA metric was 119.1% of target, resulting in a blended multiplier of 132.9% for the 2022 performance period. The blended multiplier of 104.9% for the 2021 performance period applies to the first one-third of the PRUs; the blended multiplier of 132.9% for the 2022 performance period applies to the second one-third of the PRUs; and the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the 2023 performance period. Total PRUs credited at the conclusion of 2023 will be adjusted by our performance on TSR as compared to the TSR Peer Group, which will determine the number of shares, if any, released at the end of the three- year performance period.

(8)

Represents the number of PRUs granted in fiscal 2022, adjusted for actual achievement during 2022 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2022 performance. For 2022, performance on the annual revenue metric was 102.9% of target and performance on the annual EBITDA metric was 119.1% of target, resulting in a blended multiplier of 132.9% for the 2022 performance period. The blended multiplier of 132.9% for the 2022 performance period applies to the first one-third of the PRUs granted for 2022; and the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the applicable performance periods. Total PRUs credited at the conclusion of 2024 will be adjusted by our performance on TSR as compared to the TSR Peer Group, which will determine the number of shares, if any, released at the end of the three-year performance period.

Stock Vested In Fiscal Year 2022

The following table sets forth information concerning the value realized by each of our named executive officers upon the vesting of stock awards during Fiscal Year 2022.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)

Thomas T. Edman	96,954	$1,202,699

Catherine A. Gridley	27,540	$374,490

Todd B. Schull	51,859	$645,419

Douglas L. Soder	51,859	$645,419

Philip Titterton	51,859	$645,419

(1)	The value realized equals the fair market value of our common stock on the date of vesting multiplied by the number of shares released on vest date.

2022 Nonqualified Deferred Compensation Table

Under our nonqualified deferred compensation plan, our named executive officers are permitted to defer up to 100% of annual incentive bonuses received in a particular plan year. Interest on contributions is based on the valuation funds selected by our compensation committee and subsequently chosen by the participant. Funds held under the plan are paid out six months following the separation of any participant from service with our Company. The payout term will be in the form selected by the individual participant, unless the participant’s separation from service with our Company is prior to retirement (which is considered under the plan to be on or after attainment of age 62 with at least five years of continuous service with our Company). If separation occurs prior to retirement or the participant’s account balance is under $25,000, the payout will be made in the form of a lump sum.

The following table sets forth information concerning our named executive officers’ contributions, earnings, and balances under our nonqualified deferred compensation plan for the fiscal year 2022. We do not contribute to the deferred compensation plan.

Name	Aggregate Beginning Balance	Executive Contributions in Last Fiscal Year(1)	Employer Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance in Last Fiscal Year End

Thomas T. Edman	$ 2,241,837	$ 784,870	—	$ (400,343)	—	$ 2,626,363

Catherine A. Gridley	—	—	—	—	—	—

Todd B. Schull	$ 3,987,229	$ 251,991	—	$ (760,618)	—	$ 3,478,602

Douglas L. Soder	$ 979,002	—	—	$ (167,055)	—	$ 811,947

Philip Titterton	—	—	—	—	—	—

(1)	Reflects amounts of the Non-Equity Incentive Compensation earned and reported in the Summary Compensation Table for Fiscal Year 2022, but were deferred from payment in fiscal 2022.

TTM TECHNOLOGIES, INC.            53

(2)

We do not provide above-market or preferential earnings on contributions to our nonqualified deferred compensation plan, so these amounts were not reported in the Fiscal Year 2022 Summary Compensation Table.

Potential Payments Upon Change in Control or Termination

We have entered into “Severance Agreements” with each of Messrs. Edman, Schull, Soder, Titterton and Ms. Gridley. Each Severance Agreement provides that, in the event the executive’s employment is terminated by (1) our Company without cause during a pending change in control or within 12 months following a change in control, or (2) by the executive for good reason within 12 months following a change in control, the executive will be entitled to receive a lump sum in cash equal to two times the sum of (a) the executive’s annual base salary and (b) the amount of the executive’s annual target bonus for the fiscal year during which the executive is terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus. In addition, the unvested portions of all of such executive’s RSUs and PRUs then outstanding would immediately vest, in full, as of the date of termination. The Severance Agreements also provide for a twelve-month non-solicitation covenant and customary confidentiality obligations. The change in control severance payments and accelerated vesting of equity awards are intended to provide a level of transition assistance in the event of an involuntary termination of employment and to keep our executives focused on our business rather than their personal circumstances. Our compensation committee believes these provisions are fair and reasonable based on its understanding of market practices among industry competitors and within the broader environment of technology companies and similarly sized businesses. We believe that it is appropriate to require a termination of employment within one year following a change in control before full vesting is accelerated and the cash severance amounts become payable. We presume that such a termination would likely be due to the change in control and not the employee’s performance. For executives not terminated within one year of a change in control, as long as the acquiring entity assumes such awards, the executives would continue to vest in their awards as they contribute to the success of the surviving company. We also believe these severance benefits are an essential element of our compensation package for executive officers and assist us in recruiting and retaining talented individuals. If upon a change in control the acquiring entity does not assume the equity awards granted to executives prior to the change in control, the unvested awards of RSUs and PRUs then outstanding would immediately vest at the time of the change in control. With respect to PRU vesting, the recipient would be eligible to receive the greater of: (i) the target amount of shares subject to the PRU Award, or (ii) the calculation of the PRU that would have been granted if the financial results and TSR results were measured as such results were at the time of the Change in Control on a pro-forma basis plus the remainder of the target amount of shares that would have vested.

In the event of a termination “without cause” and if such recipient satisfies certain conditions for early retirement (as such term is defined in the form of RSU Agreement), the Agreement provides for the acceleration of vesting of a number of RSUs equal to the product obtained by multiplying the number of unvested RSUs that would vest in the 12-month period commencing on the date of grant, or if later occurring, the most recent anniversary of the date of grant, by a fraction, the numerator of which is the number of whole months since the date of grant, or if later occurring, the most recent anniversary of the date of grant, and the denominator of which is 12 months, rounded down to the nearest whole share.

In the event of a termination “without cause” as defined in the PRU Agreement after a change in control, the recipient would be eligible to receive, the greater of: (i) the target amount of shares subject to the PRU Award, or (ii) in the event of a change in control the calculation of the PRU that would have been granted if the financial results and TSR results were measured as such results were at the time of the change in control on a pro-forma basis, prorated for the amount of the performance period elapsed plus the remainder of the target amount of shares that would have vested.

TTM TECHNOLOGIES, INC.            54

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers upon a change in control of our Company and/or upon a termination of our named executive officer’s employment. In the case of retirement, death or long term disability, this will result in a pro-rated award for equity and a pro-rated annual cash incentive. The tables below assume that the termination or change in control event took place on January 2, 2023.

Name	Executive Benefits(1)	Termination Without Cause	Change in Control (No Termination)(2)	Change in Control (No Termination)(3)	Termination Without Cause Pending a Change in Control	Termination Without Cause or for Good Reason, each Within 12 Months Following a Change in Control(3)

Thomas T. Edman	Accelerated RSUs(4) Accelerated PRUs(4) Severance(5)	— — —	$ 1,249,468 $ 4,291,798 —	— — —	$1,249,468 — $3,816,000	$1,249,468 $4,291,798 $3,816,000

Catherine A. Gridley	Accelerated RSUs(4) Accelerated PRUs(4) Severance(5)	— — —	$ 772,458 $ 1,377,060 —	— — —	$ 772,458 — $1,638,000	$ 772,458 $1,377,060 $1,638,000

Todd B. Schull	Accelerated RSUs(4) Accelerated PRUs(4) Severance(5)	— — —	$ 881,215 $ 1,611,841 —	— — —	$ 881,215 — $1,980,000	$ 881,215 $1,611,841 $1,980,000

Douglas L. Soder	Accelerated RSUs(4) Accelerated PRUs(4) Severance(5)	— — —	$ 881,215 $ 1,611,841 —	— — —	$ 881,215 — $1,854,000	$ 881,215 $1,611,841 $1,854,000

Philip Titterton	Accelerated RSUs(4) Accelerated PRUs(4) Severance(5)	— — —	$ 918,146 $ 1,656,387 —	— — —	$ 918,146 — $1,980,000	$ 918,146 $1,656,387 $1,980,000

(1)

Amounts represented in the table do not include restricted stock units or performance-based restricted units that are fully vested, earned salary, and accrued vacation, as those items are earned and due to the named executive officer regardless of such termination or change in control events. It also does not include amounts payable under life insurance coverage, our accidental death and dismemberment coverage or our business travel accident coverage, which are programs available to all of our full-time employees. The amounts listed assume that the termination or change in control event took place on January 2, 2023.

(2)	Assumes that the RSUs and PRUs are not assumed by the acquiring entity in connection with the change in control.
(3)	Assumes that the RSUs and PRUs are assumed by the acquiring entity in connection with the change in control.
(4)	The amount listed for accelerated RSUs and PRUs is based on the closing price of our common stock on January 2, 2023.
(5)

The amount listed is calculated with the formula described above using an annual target bonus of 125% of base salary for Mr. Edman and 80% of base salary for each of Messrs. Schull, Soder, Titterton and Ms. Gridley for fiscal year 2022, which represents the percentage of base salary payable as a bonus upon achievement of 100% of the performance target levels associated with such annual target bonus, as set forth in the Severance Agreements.

TTM TECHNOLOGIES, INC.            55

CEO Pay Ratio

In determining the CEO pay ratio for the Company, it is important to note that the Company has approximately 17,800 total employees around the world, and approximately 11,900 of such employees reside in Asia with pay that is generally lower than the pay of our North American based employees.

Asia v. Worldwide Employees

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of our President and CEO for 2022:

•

The total annual compensation of the employee identified at median of our company (other than our CEO), was $21,981 using the definition of total annual compensation in accordance with Item 402(c)(2)(viii) of Regulation S-K under the Securities Act of 1933.

•

The total annual compensation of our CEO was calculated to be $4,003,733 using the same definition of total annual compensation described above, as disclosed in the Summary Compensation Table on page 49.

•	The ratio of the annual total compensation of our President and CEO to the total annual compensation of our median employee was estimated to be 182 to 1.

We used the following methodology and material assumptions, adjustments, and estimates to identify the median employee and determine our median employee’s total annual compensation:

•	We included all of our full-time, part-time, seasonal and temporary workers employed on January 2, 2023 to determine our employee population.
•

To identify the median employee, we used a consistently applied compensation measure consisting of base salary and other guaranteed pay, including overtime, allowances and bonus payments that will occur in Q1 2023 (for 2022 performance). We believe these pay components reasonably reflect the annual compensation of our employees.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee, and calculating the pay ratio based on that employee’s annual total compensation, allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

TTM TECHNOLOGIES, INC.            56

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options, warrants, and rights under our 2006 Incentive Compensation Plan, and our TTM Technologies, Inc. 2014 Incentive Compensation Plan as of January 2, 2023.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders	4,698,472	$14.32	1,688,642

Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	4,698,472	$14.32	1,688,642

(1)	Includes 4,638,472 RSUs and PRUs.
(2)	The weighted average exercise price does not take into account the 4,638,472 RSUs and PRUs.

TTM TECHNOLOGIES, INC.            57

PROPOSAL TWO – APPROVAL OF THE TTM

TECHNOLOGIES, INC. 2023 INCENTIVE

COMPENSATION PLAN

The Board is asking our stockholders to approve the TTM Technologies, Inc. 2023 Incentive Compensation Plan (the “2023 Plan”). The Board believes that granting long-term incentives in the form of equity-based and cash awards is crucial in promoting our long-term financial growth and stability, thereby enhancing stockholder value.

Background

Our stockholders previously approved the TTM Technologies, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”). On February 24, 2023, (the “Effective Date”) the Board adopted the 2023 Plan, subject to stockholder approval. The 2023 Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), performance shares, performance share units (“PSUs”), other stock-based awards and cash awards to our employees (including our executive officers) and directors.

No grants of any awards will be made under the 2023 Plan unless and until the Plan is approved by the stockholders (“Approval Date”). No further awards will be made under the 2014 Plan after the 2023 Plan’s Approval date. If our stockholders do not approve the 2023 Plan, the 2014 Plan will continue in its current state. However, we project the 2014 Plan will be depleted of reserved shares in the second quarter of 2023 and in any case, will expire in 2024. Accordingly, if the 2023 Plan is not approved, we could lose a key compensation element we use to hire, retain, and motivate high-quality personnel.

Key Features

The 2023 Plan contains the following key elements that are favorable to our stockholders and serve to align the interests of participants in the 2023 Plan with those of our stockholders.

•

No payouts of dividends until underlying award vests. The 2023 Plan prohibits the payout of dividends with respect to shares of common stock subject to any awards granted thereunder prior to the vesting (and delivery) of the underlying award. Awards subject to clawback. Awards under the 2023 Plan will be subject to recoupment under certain circumstances.

•	No repricing of options or SARs. Stockholder approval will be required to reprice options or SARs to the extent such event would constitute a repricing under applicable NASDAQ rules.

•	No discount options or SARs. The 2023 Plan prohibits the grant of options or SARs with an exercise price that is less than fair market value of a share of common stock as of the grant date.

•	No Evergreen Feature. The 2023 Plan does not allow for automatic increases in the share reserve without stockholder approval.

•

Minimum Vesting Requirement. The 2023 Plan requires a minimum vesting period of at least one year for all awards granted under the 2023 Plan, with an exception for up to 5% of the share reserve and an exception for annual Awards to non-employee directors that occur in connection with a stockholder’s meeting may vest at the stockholder’s meeting (subject to a minimum of at least 50 weeks).

•

No Liberal Change-in-Control Definition. Change-in-control events, as defined under the 2023 Plan, require consummation of the underlying transaction and, to the extent based on the acquisition of the stock or assets of the Company, the acquisition of more than an insubstantial portion of the stock or assets of the Company.

•

No Liberal Share Recycling. The 2023 Plan prohibits the recycling of shares (i) tendered or withheld as payment of the exercise of a stock option, (ii) withheld in payment of tax withholding obligations, (iii) subject to SARs that are not issued upon settlement and (iv) repurchased by the Company using option proceeds.

Summary of 2023 Plan

The following summary is qualified in its entirety by reference to the complete text of the 2023 Plan. Stockholders are urged to read the actual text of the 2023 Plan in its entirety, which is set forth as Appendix A to this proxy statement.

TTM TECHNOLOGIES, INC.            58

Administration

The 2023 Plan is to be administered by a committee of our board of directors that shall consist, unless otherwise determined by our board of directors, of two or more non-employee directors. The committee shall initially be, and is expected to remain, the compensation committee of our board of directors. To the extent permitted by law, the committee may delegate its authority to one or more of its members or other persons, except that, in the event the Board determines it intends to comply with the exemption requirements of Rule 16b-3, no such delegation to anyone other than the committee will be permitted with respect to awards granted to participants who are subject to Section 16 of the Securities and Exchange Act of 1934, as amended.

Subject to the terms of the 2023 Plan, the committee is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the 2023 Plan, including, without limitation, prescribe award agreements (which need not be identical for each participant) and the rules and regulations for the administration of the 2023 Plan, construe and interpret the 2023 Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies therein. Decisions of the committee shall be final, conclusive and binding on all persons or entities, including us, any of our subsidiaries, any participant, or beneficiary, or any transferee under the 2023 Plan or any other person claiming rights from or through any of the foregoing persons or entities.

Eligibility Participants

The persons eligible to receive awards under the 2023 Plan are the officers, directors, employees and consultants who provide services to us or any of our subsidiaries. The foregoing notwithstanding, only employees of us, or any parent corporation or subsidiary corporation of us (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), are eligible for purposes of receiving any incentive stock options that are intended to comply with the requirements of Section 422 of the Code (“ISOs”). An employee on leave of absence may be considered as still in the employ of us or a subsidiary for purposes of eligibility for participation in the 2023 Plan.

As of March 1, 2023, (i) over 1,500 employees of the Company and its subsidiaries participated in the 2023 Plan, and (ii) 8 non-employee directors of the Company or any of its subsidiaries are eligible to participate in the 2023 Plan.

The committee selects eligible participants to receive awards after taking into account the purposes of the 2023 Plan, which are to assist the Company and its subsidiaries in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors and consultants to the Company or its subsidiaries by (i) enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders and (ii) providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value. The committee may impose terms, conditions, and/or restrictions on any awards granted pursuant to the 2023 Plan as it may deem advisable, including: a requirement that eligible participants pay a stipulated purchase price for each award, forfeiture conditions, transfer restrictions, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting, or restrictions under applicable federal or state securities laws. The committee may provide for the satisfaction or lapse of all conditions under any award granted under the 2023 Plan at any time.

Shares Available for Awards

Under the 2023 Plan, the total number of shares of our common stock reserved and available for delivery under the 2023 Plan at any time during the term of the 2023 Plan will be equal to (i) 5,500,000, plus (ii) any shares of our common stock still available for delivery under the 2014 Plan on the Approval Date of the 2023 Plan. Any shares that are subject to an award under the 2023 Plan will be counted against this limit as one share for every one share granted.

If (i) any shares of our common stock subject to an award under the 2023 Plan, or under the 2014 Plan after the Approval Date of the 2023 Plan, are forfeited, expire or otherwise terminate without issuance of such shares, or (ii) such award is a cash- settled award, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to awards under the 2023 Plan. Any shares that again become available for delivery pursuant to the provisions described above will be added back as one share.

However, shares of our common stock subject to an award under the 2023 Plan, or under the 2014 Plan after the Approval Date of the 2023 Plan, will not again be made available for issuance or delivery under the 2023 Plan if such shares

TTM TECHNOLOGIES, INC.            59

are: (i) shares tendered in payment of a stock option, (ii) shares delivered or withheld by us to satisfy any tax withholding obligation, (iii) shares covered by a stock-settled SAR or other Awards that were not issued upon the settlement of the Award other than as a result of the forfeiture, expiration or termination of all or a portion of such Award, (iv) shares covered by an Award that could be settled in shares or cash that were not issued in settlement of an Award to the extent payment was made in case or (v) shares that have been repurchased by us with the use of stock option proceeds.

Substitute awards will not reduce the shares of our common stock authorized for delivery under the 2023 Plan or authorized for delivery to a participant in any period; however, substitute awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to be ISOs shall count against the limit on ISOs. Additionally, in the event that a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the 2023 Plan and will not reduce the shares authorized for delivery under the 2023 Plan; provided, that awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees or directors of us or our subsidiaries prior to such acquisition or combination.

The 2023 Plan will serve as the successor to the 2014 Plan. Outstanding awards granted under the 2014 Plan will continue to be governed by the terms of the 2014 Plan but no awards may be made under the 2014 Plan after the Approval Date of the 2023 Plan.

Certain Limitations on Awards

The maximum number of shares that may be delivered under the 2023 Plan as a result of the exercise of ISOs shall be 5,500,000 shares.

The aggregate fair market value of shares of our common stock on the date of grant underlying ISOs that can be exercisable by any individual for the first time during any year cannot exceed $100,000 (or such other amount as specified in Section 422 of the Code). Any excess will be treated as a non-qualified stock option.

The maximum number of shares subject to Awards granted during a single calendar year to any non-employee director, together with any cash fees paid to such non-employee director during the calendar year, shall not exceed a total value of $1,000,000.

Each Award granted under the 2023 Plan must have a vesting period of not less than 12 months, with certain exceptions that include: (i) Awards up to 5% of the shares of common stock authorized for issuance under the 2023 Plan and (ii) Awards to non-employee directors that occur in connection with an annual stockholder meeting provided vesting occurs as of the date of the next subsequent annual stockholder meeting, which is at least 50 weeks after the date of grant.

In no event will the right to any dividends paid by us with respect to shares subject to an Award vest or be paid or distributed unless and until such Award vests and is payable or distributable.

Stock Options

The committee will establish the exercise price per share under each option, which unless such option was granted as a an award issued by us in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by an entity acquired by or combined with us or certain related entities or which becomes an entity related to us, will not be less than the fair market value of a share on the date the option is granted. The committee will establish the term of each option, which in no case may exceed a period of 10 years from the date of grant. Options granted under the 2023 Plan may be either ISOs or nonqualified stock options (“NQSOs”). Except for adjustments in connection with the circumstances described in “Change in Control Treatment” and “Other Adjustments,” at any time when the exercise price of a stock option is above the fair market value of a share, we will not, without stockholder approval, reduce the exercise price of such option and shall not exchange such option for cash or a new award with a lower (or no) exercise price.

TTM TECHNOLOGIES, INC.            60

Stock Appreciation Rights

A SAR provides the right to the monetary equivalent of the increase in value of a specified number of shares over a specified period of time after the SAR is granted. SARs may be granted to participants either in tandem with or as a component of options granted under the 2023 Plan (“tandem SARs”) or not in conjunction with options (“freestanding SARs”). All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth in the preceding section and in the 2023 Plan, and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the option to which they relate. Except for adjustments in connection with the circumstances described in “Change in Control Treatment” and “Other Adjustments,” the committee will not, without shareholder approval, reduce the exercise price of a SAR, cancel a SAR when the grant price exceeds fair market value in exchange for cash or another Award, exchange a SAR for a new SAR with a lower exercise price or otherwise take any action that would constitute a repricing of a SAR pursuant to the rules of Nasdaq or other national securities exchange on which our shares may then be listed or quoted.

Restricted Stock and Restricted Stock Units

The committee is authorized to grant restricted stock and restricted stock units. Restricted stock is a grant of shares of our common stock, which are subject to such risks of forfeiture, and other restrictions as the committee may impose, including time or performance restrictions or both. A participant granted restricted stock generally has all of the rights of a stockholder such as voting rights, unless otherwise determined by the committee; however, the right to receive dividends will be determined by the Committee and set forth in the award agreement governing the restricted stock award. In no event, will the right to any dividends received in connection with a grant of restricted stock vest or become payable or distributable unless the restrictions on the underlying restricted stock lapse. An award of restricted stock units confers upon a participant the right to receive shares of our common stock or cash equal to the fair market value of the specified number of shares covered by the restricted stock units at the end of a period specified by the committee, subject to such risks of forfeiture and other restrictions as the committee may impose. Prior to settlement, an award of restricted stock units provides for no voting or dividend rights or other rights associated with stock ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The committee is authorized to grant dividend equivalents conferring on participants the right to receive cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid when accrued or at some later date and may be deemed to have been reinvested in additional shares, awards or otherwise as specified by the committee. Notwithstanding the foregoing, dividend equivalents credited in connection with an award that vests based on the achievement of performance goals will be subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividend equivalents have been credited. In no event will Dividend Equivalents be credited or paid with respect to stock options or SARs. Additionally, in no event will Dividend Equivalents granted in connection with an award vest and be paid or distributed unless and until the Award pursuant to which the Dividend Equivalent is credited or earned becomes vested and paid or distributable.

Bonus Stock and Awards in Lieu of Cash Obligations

The committee is authorized to grant shares of our common stock as a bonus free of restrictions, or to grant shares or other awards in lieu of company obligations to pay cash under the 2023 Plan or other plans or compensatory arrangements, subject to such terms as the committee may specify.

Other Stock-Based Awards

The committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. The committee determines the terms and conditions of such awards.

Performance Awards

The committee is authorized to grant performance awards to participants on terms and conditions established by the committee. The performance criteria and goals to be achieved during any performance period and the length of the

TTM TECHNOLOGIES, INC.            61

performance period will be determined by the committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares of our common stock (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the committee.

Other Terms of Awards

Awards may be settled in the form of cash, shares of our common stock, other awards or other property, in the discretion of the committee. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts. The committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2023 Plan. The committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or that previously acquired shares or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2023 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the committee may, in its discretion, permit transfers, subject to any terms and conditions the committee may impose pursuant to the express terms of an award agreement. A beneficiary, transferee, or other person claiming any rights under the 2023 Plan from or through any participant will be subject to all terms and conditions of the 2023 Plan and any award agreement applicable to such participant, except as otherwise determined by the committee, and to any additional terms and conditions deemed necessary or appropriate by the committee.

Awards under the 2023 Plan generally are granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may, however, grant awards in exchange for other awards under the 2023 Plan, awards under any of our other plans, or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Change in Control Treatment

Subject to certain limitations, the committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award. In the event of a “change in control” of the Company, as defined in the 2023 Plan, and only to the extent provided in any employment or other agreement between the participant and us or any of our subsidiaries, or in any award agreement, or to the extent otherwise determined by the committee in its sole discretion in each particular case, (i) any option or stock appreciation right that was not previously vested and exercisable at the time of the “change in control” will become immediately vested and exercisable; (ii) any restrictions, deferral of settlement and forfeiture conditions applicable to a restricted stock award, restricted stock unit award or any other stock-based award subject only to future service requirements will lapse and such awards will be deemed fully vested; and (iii) with respect to any outstanding award subject to achievement of performance goals and conditions under the 2023 Plan, the committee may, in its discretion, consider such awards to have been earned and payable based on achievement of performance goals or based upon target performance (either in full or pro-rata based on the portion of the performance period completed as of the “change in control”).

Subject to any limitations contained in the 2023 Plan relating to the vesting of awards in the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any “change in control,” the agreement relating to such transaction and/or the committee may provide for: (i) the continuation of the outstanding awards by us, if we are a surviving entity, (ii) the assumption or substitution for outstanding awards by the surviving entity or its parent or subsidiary pursuant to the provisions contained in the 2023 Plan, (iii) full exercisability or vesting and accelerated expiration of the outstanding awards, or (iv) settlement of the value of the outstanding awards in cash or cash equivalents or other property followed by cancellation of such. The foregoing actions may be taken without the consent or agreement of a participant in the 2023 Plan and without any requirement that all such participants be treated consistently.

TTM TECHNOLOGIES, INC.            62

Adjustments in the Event of Certain Corporate Transactions

In the event that any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the shares and/or such other of our securities, then the committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (i) the number and kind of shares which may be delivered in connection with awards granted thereafter, (ii) the number and kind of shares by which annual award limitations for non-employee directors, (iii) the number and kind of shares subject to or deliverable in respect of outstanding awards, (iv) the exercise price, grant price or purchase price relating to any award and/or make provision for payment of cash or other property in respect of any outstanding award, and (v) any other aspect of any award that the committee determines to be appropriate. The Company will provide each participant notice of such an adjustment.

Other Adjustments

The committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards (i) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting us, any subsidiary or any business unit, or our financial statements, (ii) in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or (iii) in view of the committee’s assessment of our business strategy, performance of comparable organizations, economic and business conditions, personal performance of a participant, and any other circumstances deemed relevant.

Clawback of Benefits

The committee may (i) cause the cancellation of any award, (ii) require reimbursement of any award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2023 Plan or otherwise in accordance with any company policies that currently exist or that may from time to time be adopted or modified in the future by us and/or applicable law, which we refer to each as a “clawback policy.” In addition, a participant may be required to repay to us certain previously paid compensation, whether provided under the 2023 Plan or an award agreement or otherwise, in accordance with any clawback policy. By accepting an award, a participant is also agreeing to be bound by any existing or future clawback policy adopted by us, or any amendments that may from time to time be made to the clawback policy in the future by us in our discretion (including without limitation any clawback policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the participant’s award agreements (and/or awards issued under the 2014 Plan) may be unilaterally amended by us, without the participant’s consent, to the extent that we determine such amendment to be necessary or appropriate to comply with any clawback policy.

Amendment and Termination

Our board of directors may amend, alter, suspend, discontinue or terminate the 2023 Plan or the committee’s authority to grant awards without the consent of stockholders or participants or beneficiaries, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of the Nasdaq or other national securities exchange on which our shares may then be listed or quoted; provided that, except as otherwise permitted by the 2023 Plan or an award agreement, without the consent of an affected participant, no such board action may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. The committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any award theretofore granted and any award agreement relating thereto, except as otherwise provided in the 2023 Plan; provided that, except as otherwise permitted by the 2023 Plan or award agreement, without the consent of an affected participant, no such committee action may materially and adversely affect the rights of such participant under terms of such award. The 2023 Plan will terminate at the earliest of (i) such time as no shares remain available for issuance under the 2023 Plan, (ii) termination of the 2023 Plan by our board of directors, or (iii) the tenth anniversary of the effective date of the 2023 Plan. Awards outstanding upon expiration of the 2023 Plan will continue to be governed by the terms of the 2023 Plan and remain in effect and until they have been exercised or terminated, or have expired.

TTM TECHNOLOGIES, INC.            63

Federal Income Tax Consequences of Awards

The federal income tax consequences to the Company and to recipients of various awards under the 2023 Plan are complex and subject to change. The following discussion is only a summary of some of the general rules applicable to the 2023 Plan, based on federal income tax laws in effect on the date of this Proxy Statement, and is intended solely for the general information of the stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2023 Plan. This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant based upon his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code § 409(A)), or other tax laws other than federal income tax law.

The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, we strongly advise all participants to consult with their tax advisors concerning the tax implications and treatment of awards granted under the 2023 Plan.

This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. If an award fails to comply with Section 409A of the Code, the Award may be subject to immediate taxation, interest and tax penalties in the year the award vests or is granted.

Stock Options. The grant of stock options under the 2023 Plan will not result in taxable income to the grantee of the option or an income tax deduction for the Company. The transfer of common stock to an option holder upon exercise of his or her options may or may not, however, give rise to taxable income to the option holder and tax deductions for the Company, depending upon whether the options are “incentive stock options” or “non-qualified stock options.”

Upon the exercise of a non-qualified stock option by an option holder, such holder will recognize taxable compensation income (which is subject to tax at ordinary rates), and the Company will recognize a corresponding deduction for compensation paid, equal to the difference, if any, between the fair market value of the shares of common stock acquired by exercising the option, minus the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the date of such exercise will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares, long-term if the holder holds those shares for more than a year after the date of exercising the option.

In general, the exercise of an incentive stock option is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction for the Company if the holder has been an employee of ours at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to death or disability). If the holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the incentive stock option was granted and more than one year after the option was exercised, then the option holder will recognize gain or loss upon disposition of those shares as long-term capital gain or loss. If, however, the option holder disposes of the shares prior to satisfying these holding periods (known as “disqualifying dispositions”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price, or (2) the amount realized upon the disposition of the shares minus the exercise price. The Company would be entitled to a tax deduction equal to that amount of ordinary income reported by the option holder. Any additional gain realized by the option holder on the disqualifying disposition of the shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the option holder. Such capital gain or loss would be long-term if the holder holds those shares for more than a year after the date of exercising the option.

Stock Appreciation Rights. The granting of SARs does not result in taxable income to the recipient or a tax deduction for the Company. Upon exercise of a SAR, the amount of any cash the Participant receives and the fair market value of any shares of common stock received are taxable to the participant as ordinary income and such amount will be deductible by the Company.

Restricted Stock Units. The granting of RSUs does not result in taxable income to the recipient or a tax deduction for the Company. Upon the settlement or payment of an RSU, the amount of any cash the participant receives and the fair

TTM TECHNOLOGIES, INC.            64

market value of any shares of common stock received are taxable to the participant as ordinary income and such amount will be deductible by the Company.

Restricted Stock. Unless an election is made by the recipient under Section 83(b) of the Code, a participant will not recognize any taxable income upon the award of shares of restricted stock that are not transferable and are subject to a substantial risk of forfeiture. Dividends paid with respect to restricted stock, if any, will be taxable as compensation income to the participant. Generally the participant will recognize taxable ordinary income at the first time the shares of restricted common stock become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse, less any amount paid with respect to the award of restricted stock. The recipient’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted stock. The recipient’s holding period will commence on the date on which the restrictions lapse.

As indicated above, a participant may elect, under Section 83(b) of the Code, to recognize taxable ordinary income upon the award date of restricted stock (rather than being taxed as described above) based on the fair market value of the shares of common stock subject to the award on the date of the award. If a participant makes that election, any dividends paid with respect to that restricted stock will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional taxable income when the restrictions applicable to his or her restricted stock award lapse. Assuming compliance with the applicable tax withholding and reporting requirements, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in the taxable year in which that participant recognizes that ordinary income.

Dividend Equivalents. Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the amount received. We generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Bonus Stock and Awards in Lieu of Cash Obligations and Other Stock-Based Awards. The taxation of these awards will depend on the specific terms of the award. Generally, the grant of bonus stock or awards in lieu of cash obligations will result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of common stock received, and a corresponding tax deduction by the Company. With respect to other stock-based awards, generally, when the award is settled, the participant will recognize ordinary income equal to the fair market value of the shares or the cash provided on settlement and the Company will be entitled to a corresponding tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Performance Awards. The granting of a performance awards (whether payable in shares or cash) generally should not result in the recognition of taxable income by the recipient or a tax deduction by the Company. The payment or settlement of these awards should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of common stock received, and a corresponding tax deduction by the Company. If the shares covered by the award are not transferable and are subject to a substantial risk of forfeiture, the tax consequences to the participant and the Company will be similar to the tax consequences of restricted stock awards described above. If the award consists of unrestricted shares of common stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and the Company will be entitled to a corresponding tax deduction.

New Plan Benefits

All future awards to executive officers, directors and employees will be made at the discretion of the committee or the Board. Therefore, we cannot determine future benefits under the 2023 Plan at this time. Information regarding our recent practices with respect to equity-based compensation under our 2014 Plan is presented elsewhere in this Proxy Statement and in the Form 10-K.

TTM TECHNOLOGIES, INC.            65

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares present and entitled to vote on the matter at the annual meeting are required for the approval of the 2023 Plan.

Our board of directors recommends a vote “for” approval of our 2023 Incentive Compensation Plan.

TTM TECHNOLOGIES, INC.            66

PROPOSAL THREE – ADVISORY APPROVING

NAMED EXECUTIVE OFFICER COMPENSATION

As required by SEC rules, we are asking our stockholders to provide an advisory, non-binding vote to approve the compensation of our named executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers by voting on the non-binding resolution below.

As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program, which is established by our compensation committee and Board of Directors, is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with other similarly situated companies in our industry and reward the achievement of short-term and long-term performance goals.

We are asking our stockholders to indicate their support for our named executive officer compensation. We believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

At our 2022 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our named executive officers described in our 2021 proxy statement. Approximately 98.56% of the votes cast on the matter were voted “For” such advisory “Say-on-Pay” approval. Based in part on the overwhelming approval of the compensation paid to named executives officers for 2021, the Company continued its compensation structure for its named executive officers for fiscal year 2022.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. Our compensation committee and Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

Our Board of Directors believes that the compensation of our named executive officers is appropriate and recommends a vote “FOR” the following advisory resolution, which will be submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related matters.”

You may vote “for” or “against” the foregoing resolution, or you may “abstain.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and procedures described in this proxy statement.

While the advisory vote is non-binding, the compensation committee and our Board of Directors will review the results of the vote and take the concerns of our stockholders into account in future determinations concerning our executive compensation program. Our Board of Directors therefore recommends that you indicate your support for the compensation policies and procedures for our named executive officers, as outlined in the above resolution.

TTM TECHNOLOGIES, INC.            67

PROPOSAL FOUR – RATIFICATION

OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Current independent registered public accounting firm

We have appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending January 1, 2024 and recommend that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, our Board of Directors will reconsider its selection. We anticipate that representatives of KPMG LLP will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit Fees

The following is a summary of fees, all of which were approved by our audit committee, for audit and other professional services performed by KPMG LLP during the fiscal years ended January 2, 2023 and January 3, 2022:

	2022	2021

Audit fees	$3,027,000	$2,886,962

Tax fees	361,698	225,499

All other fees	953,098	—

Total	$4,341,796	$3,112,461

“Audit fees” include fees paid for the audits of our consolidated financial statements and of internal control over financial reporting included in our Annual Report on Form 10-K, selected statutory audits, during the 2021 fiscal year assistance with comfort letter for debt refinancing and reviews of interim financial statements included in Form 10-Q.

“Tax fees” include fees paid for assistance provided with respect to transfer pricing documentation and consulting.

“All other fees” includes fees paid for due diligence assistance.

Pre-Approval Policy for Independent Registered Public Accounting Firm’s Fees

In 2003, our audit committee adopted a formal policy concerning pre-approval of all services to be provided by our independent registered public accounting firm. The policy requires that all proposed services to be provided by our independent registered public accounting firm must be pre-approved by our audit committee before any services are performed. This policy includes all audit, audit-related, tax, and other services that our independent registered public accounting firm may provide to our Company. In evaluating whether to engage our independent registered public accounting firm for non-audit services, our audit committee considers whether the performance of services other than audit services is compatible with maintaining the independence of our independent registered public accounting firm. All of the services provided by KPMG LLP described in the table above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Our Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2024.

In the event of a negative stockholder vote on the ratification of KPMG LLP as our independent registered public accounting firm, our audit committee will reconsider its selection.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our Board of Directors has appointed an audit committee consisting of four independent directors. All members of our audit committee are able to read and understand fundamental financial statements, including our balance sheet, statement of operations, statement of comprehensive income, and statement of cash flows. Most members of our audit committee have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in each individual’s financial sophistication, including being or having been a Chief Executive Officer, Chief Financial Officer, or other senior officer with financial oversight responsibility. Our Board of Directors has determined that Messrs. Franklin and Mayer, Ms. Jackson and Dr. Zakheim are independent directors, as defined by NASDAQ Marketplace Rule 5605(a)(2), and that Mr. Franklin and Dr. Zakheim both qualify as “audit committee financial experts.”

TTM TECHNOLOGIES, INC.            68

The primary responsibility of our audit committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including overseeing the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our consolidated financial statements.

Management has the responsibility for our consolidated financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm engaged to conduct the audit of our 2022 consolidated financial statements, KPMG LLP, was responsible for auditing our consolidated financial statements, expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, and for expressing an opinion on the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, our audit committee reviewed our consolidated audited financial statements with management and the independent registered public accounting firm. Our audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our audit committee under generally accepted auditing standards. In addition, our audit committee received from the independent registered public accounting firm written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence. Our audit committee also discussed with the independent registered public accounting firm their independence from management and our Company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Our audit committee has concluded that KPMG LLP is independent from our Company and management.

Our audit committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. Our audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the internal controls of our Company, and the overall quality of our financial reporting. Our audit committee held four meetings during the fiscal year ended January 2, 2023.

Based on the reviews and discussions referred to above, our audit committee recommended to our Board of Directors, and our Board of Directors approved, that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2023 for filing with the SEC.

Our Board of Directors has adopted a written charter for our audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NASDAQ.

This report has been furnished by our audit committee to our Board of Directors.

Philip G. Franklin, Chairman

Pamela B. Jackson

John G. Mayer

Dov S. Zakheim

Dated March 16, 2023

TTM TECHNOLOGIES, INC.            69

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended January 2, 2023, there were no transactions or series of similar transactions to which we were or are a party that involved an amount exceeding $120,000 and in which any of our directors, executive officers, nominees for director, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND 2021 ANNUAL REPORT

As permitted by SEC rules, we are making this proxy statement and our Annual Report on Form 10-K for 2022 available to stockholders electronically via the Internet on our website at https://investors.ttm.com/news-events/annual-stockholders-meeting. On or about March 31, 2023, we began mailing to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save our Company the cost of printing and mailing documents to you, reduce the amount of mail you receive, speed your ability to access the proxy materials and our annual report, and help preserve environmental resources. We encourage you to sign up for electronic proxy and annual report access or a paper notice of availability for future annual meetings. Stockholders may elect to receive electronic access or a paper notice by registering electronically on our website at https://investors.ttm.com/news-events/annual-stockholders-meeting. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location.

Our Annual Report on Form 10-K for 2022, available on our website at https://investors.ttm.com, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. If a stockholder received a paper copy of our annual report and does not wish to access our annual report through our website but rather requires an additional paper copy of our Annual Report on Form 10-K, we will provide one, without charge, on the written request of any such stockholder addressed to our corporate secretary at 200 East Sandpointe, Suite 400, Santa Ana, California 92707.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for the 2024 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to our corporate secretary at 200 East Sandpointe, Suite 400, Santa Ana, California 92707. Any such proposal must be received by the Company no later than 5:00 p.m. Pacific Time, December 2, 2023, which is 120 calendar days prior to the anniversary of this year’s mailing date, unless the date of our 2023 annual meeting is changed by more than 30 days from May 10, 2023, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

In addition, our bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2024 annual meeting of stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to our corporate secretary at the address set forth above not less than 90 days (by February 10, 2024) nor more than 120 days (January 11, 2024) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which public announcement of the date of such meeting is first made by our Company. Our bylaws provide that a

TTM TECHNOLOGIES, INC.            70

stockholder’s notice of a proposal of business must set forth certain information relating to the proposed business desired to be brought before the meeting and the proposal itself, and information relating to the stockholder making the proposal.

If the proposal is for the nomination of a director for election at the 2024 meeting, the nomination must be delivered to our corporate secretary at the address listed above not less than 90 days (by February 10, 2024) and not more than 120 days (January 11, 2024) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2024 annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which we make the first public announcement of the date of such meeting. However, in the event that the number of directors to be elected to our Board of Directors at an annual meeting of stockholders is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the date of the preceding year’s annual meeting, the stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary at the address listed above not later than five days following the day on which we first make a public announcement of additional directorships. Our bylaws set forth specific information that must be provided to our corporate secretary in connection with the nomination of a director for election at the annual meeting.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 11, 2024, and must also comply with all other requirements of Rule 14a-19 under the Exchange Act.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors and the ratification of our independent registered public accounting firm. If, however, any other matter should properly come before the annual meeting for action by stockholders, the persons named as proxy holders will vote in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

Daniel J. Weber, Secretary

Santa Ana, California

March 16, 2023

TTM TECHNOLOGIES, INC.            71

Appendix A

TTM TECHNOLOGIES, INC.

2023 INCENTIVE COMPENSATION PLAN

EFFECTIVE AS OF MAY 10, 2023

TTM TECHNOLOGIES

2023 INCENTIVE COMPENSATION PLAN,

EFFECTIVE AS OF MAY 10, 2023

TTM TECHNOLOGIES, INC.

2023 INCENTIVE COMPENSATION PLAN

EFFECTIVE AS OF MAY 10, 2023

Purpose. The purpose of this TTM TECHNOLOGIES, INC. 2023 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist TTM TECHNOLOGIES, INC., a Delaware corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors and consultants to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

“Applicable Laws” means shall mean the Code, any applicable U.S. or non U.S. securities, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

“Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under

TTM TECHNOLOGIES, INC.            73

Section 9(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

“Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

“Board” means the Company’s Board of Directors.

“Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity; (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any; (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity; (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity; (v) any material violation or breach by the Participant of the Company’s or Related Entity’s policy for employee conduct, if any; (vi) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vii) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

“Change in Control” means a Change in Control as defined in Section 8(b) of the Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

“Committee” means except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.

“Consultant” means any (i) consultant or advisor who is a natural person and who provides services to the Company or any Related Entity or (ii) serving as a member of the board of directors of a Related Entity and is compensated for such services, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a de facto employee or consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement. Notwithstanding the foregoing, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.

“Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director or Consultant. Continuous Service shall not be considered to be interrupted in the case

TTM TECHNOLOGIES, INC.            74

of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, the determination as to whether Continuous Service has been interrupted will be determined only to the extent consistent with Section 409A of the Code.

“Director” means a member of the Board.

“Disability” means unless the applicable Award Agreement says otherwise, a Participant’s eligibility to receive long-term disability benefits under a plan sponsored by the Company or a Related Entity, or if no such plan is applicable, a Participant’s inability to perform the essential functions of his or her duties due to a medically-determinable physical or mental impairment, illness or injury, which can be expected to result in death or to be of long-continued and indefinite duration as determined in the sole discretion of the Committee. Notwithstanding the foregoing, in the case of any Option that is an Incentive Stock Option, if and to the extent required in order for the Option to satisfy the requirements of Section 422 of the Code or with respect to any Award subject to Section 409A of the Code, the term “Disability” means disabled within the meaning of Section 22(e)(3) of the Code.

“Dividend Equivalent” means a right, granted to a Participant under Section 6(f) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

“Effective Date” means the effective date of the Plan, which shall be May 10, 2023.

“Eligible Person” means each officer, Director, Employee or Consultant to the Company or any Related Entity. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

“Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (conditioned upon and effective not earlier than such person becoming an employee of the Company or any Related Entity). The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

“Fair Market Value” means, (i) if the Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value of a Share will be the closing sales price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined (or as of such later measurement date as determined by the Committee on the date the Award is authorized by the Committee) as reported in a source the Board deems reliable, or, if there is no sale on that date, then on the last previous day on which a sale was reported or (i) in the event of the absence any markets for the Shares, or if otherwise determined by the Board, the Fair Market Value will be determined by the Committee in good faith and in a manner that complies with Sections 409A and 422 of the Code.

“Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such

TTM TECHNOLOGIES, INC.            75

agreement or any such definition in such agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company or Related Entity, or any other action by the Company or a Related Entity which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; [(ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant;] (iii) the Company’s or Related Entity’s requiring the Participant to be based at any office or location outside of fifty (50) miles from the location of employment or service, except for travel reasonably required in the performance of the Participant’s responsibilities; [(iv) any purported termination by the Company or a Related Entity of the Participant’s Continuous Service other than for Cause, death or by reason of the Participant’s Disability;] or (v) any material reduction in the Participant’s base salary (unless such reduction is part of a Company-wide reduction that affects a majority of the persons of comparable level to the Participant).

“Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

“Incumbent Board” means the Incumbent Board as defined in Section 8(b)(ii) hereof.

“Listing Market” means the Nasdaq Market or any other national securities exchange on which any securities of the Company are listed for trading.

“Minimum Vesting Period” means the one-year period following the date of grant of an Award.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

“Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

“Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

“Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

“Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Section 6(h) hereof.

“Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

“Performance Share” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

“Performance Unit” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of

TTM TECHNOLOGIES, INC.            76

such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

“Prior Plan” means the TTM Technologies, Inc. 2014 Incentive Compensation Plan, as amended.

“Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

“Restricted Stock” means any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

“Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

“Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, or cash or a combination thereof measured based upon the value of Shares, at the end of a specified period.

“Restricted Stock Unit Award” means an Award of Restricted Stock Unit granted to a Participant under Section 6(e) hereof.

“Restriction Period” means the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

“Retirement” means, unless otherwise provided in an Award Agreement, a termination of a Participant’s employment, either by the Company without Cause or by the Participant voluntarily, after attaining age 62 and at least five (5) years of Continuous Service with the Company and its Related Entities.

“Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

“Shares” means the shares of common stock of the Company, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 9(c) hereof.

“Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by an entity, (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

TTM TECHNOLOGIES, INC.            77

Administration.

Authority of the Committee. The Plan shall be administered by the Committee, except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Non-Employee Directors, in which case references herein to the “Committee” shall be deemed to include references to the Non-Employee Directors. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Subsidiary or any Participant or Beneficiary, or any transferee under Section 9(b) hereof or any other person claiming rights from or through any of the foregoing persons or entities.

Manner of Exercise of Committee Authority. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, the Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to members of the Board, or officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, to the extent the Board determines it intends to comply with the exemption requirements of Rule 16b-3. The Committee may appoint agents to assist it in administering the Plan. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Independent Directors.

Limitation of Liability and Indemnification. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee and the Board shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee or the Board may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee or Board in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee or Board in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee or the Board did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee or the Board shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

TTM TECHNOLOGIES, INC.            78

Shares Subject to Plan.

Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 9(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be equal to (i) five million five hundred thousand (5,500,000) plus (ii) any Shares remaining available for delivery under the Prior Plan on the Effective Date of the Plan. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

Availability of Shares Not Delivered under Awards and Adjustments to Limits.

If any Shares subject to an Award, or after the Effective Date, Shares subject to any awards granted under the Prior Plan, are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award, or after the Effective Date, Shares subject to any award granted under the Prior Plan, is a cash-settled Award or award under the Prior Plan, the Shares to which those Awards or awards under the Prior Plan were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to Awards under the Plan.

Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan or an award under the Prior Plan shall not again be made available for issuance or delivery under the Plan if such Shares are (a) Shares tendered in payment of an Option, (b) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, (c) Shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award other than as a result of the forfeiture, expiration or termination of all or a portion of such Award, (d) Shares covered by an Award that could be settled in Shares or cash that were not issued in settlement of an Award to the extent payment was made in cash or (e) Shares that have been repurchased by the Company with the use of Option proceeds.

Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period; however, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the limit on Incentive Stock Options in Section 4(c)(v) below. Additionally, in the event that an entity acquired by the Company or any Related Entity or with which the Company or any Related Entity combined has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 9(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be five million five hundred thousand (5.5000,000) Shares.

TTM TECHNOLOGIES, INC.            79

No Further Awards Under Prior Plan. In light of the adoption of this Plan, no further awards shall be made under the Prior Plan after the Effective Date.

Non-Employee Director Annual Award Limit. The maximum number of Shares subject to Awards granted during a single calendar year to any Non-Employee Director, together with any cash fees paid to such Non-Employee Director during the calendar year shall not exceed a total value of $1,000,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes).] For purposes of this Section 4(e), Non-Employee Director compensation in any calendar year shall include amounts or grants that would have been paid or made, as applicable, to the Non-Employee Director in the calendar year absent the Non-Employee Director’s election to defer such compensation to a subsequent year.]

Eligibility. Awards may be granted under the Plan only to Eligible Persons.

Specific Terms of Awards.

General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. All Awards that are Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Non-qualified Stock Option. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award. Except as provided herein, no Award may have a term of greater than ten (10) years.

Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 9(c) of this Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s shareholders.

Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise

TTM TECHNOLOGIES, INC.            80

deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other Applicable Law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

Form of Settlement. The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

Incentive Stock Options. No term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Committee determines such change is necessary and appropriate. Thus, to the extent intended to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;

The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

if shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code.

Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant; provided, however, that if and to the extent that it would not violate Section 409A of the Code, the grant price for a Stock Appreciation Right that is granted as a Substitute Award for an outstanding Option may be lower than 100% of the Fair Market Value of a Share on the date of

TTM TECHNOLOGIES, INC.            81

grant of the Stock Appreciation Right if it is not less than the exercise price of the Option for which it is substituted. Other than pursuant to Section 9(c) of this Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without shareholder approval.

Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as or subsequently to the related Option is granted. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised. Any Tandem Stock Appreciation Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Non-qualified Stock Option. Any Tandem Stock Appreciation Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock, however, notwithstanding the foregoing, the right to receive dividends with respect to Restricted Stock will be determined by the Committee and specified in the Award Agreement. During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 9(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the

TTM TECHNOLOGIES, INC.            82

event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

Restricted Stock Unit Award. The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:

Award and Restrictions. Settlement or payment with respect to a Restricted Stock Unit Award shall occur upon expiration of the period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of a specified period or at other specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit Award may be settled or paid by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to settlement of a Restricted Stock Unit Award in Shares, a Restricted Stock Unit Award provides for no voting or dividend or other rights associated with Share ownership. Prior to the settlement of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

Forfeiture. Except as otherwise determined by the Committee or specified in an Award Agreement, upon termination of a Participant’s Continuous Service during the applicable period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by resolution or action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award, provide that any such waiver shall not result in a violation of Section 409A of the Code .

Dividend Equivalents - RSUs. Unless otherwise determined by the Committee at the date of grant, and except as otherwise provided in the last sentence of Section 6(h) hereof, any Dividend Equivalents that are granted with respect to any Restricted Stock Unit Award shall be either (A) paid with respect to such Restricted Stock Unit Award at the actual dividend payment date of the Company in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) only paid upon the settlement or payment of the related Restricted Stock Unit Award. The applicable Award Agreement shall specify whether any Dividend Equivalents shall be paid at the actual date of dividend payment by the Company, or paid upon the settlement or payment of the related Restricted Stock Unit Award or deferred at the election of the Participant. If the Participant may elect to defer the Dividend Equivalents, such election shall be made at such other times prescribed by the Committee and only to the extent such election does not result in a violation of Section 409A of the Code.

Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid by the Company with respect to a specified number of Shares, or other periodic payments on a free-standing basis or in connection with another Award. Except as otherwise provided in the last sentence of Section 6(h) hereof, the Committee

TTM TECHNOLOGIES, INC.            83

may provide that Dividend Equivalents shall be paid or distributed when accrued or at some later date, and whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited. Notwithstanding anything in this Plan to the contrary, in no event will Dividend Equivalents be credited or paid with respect to Options or Stock Appreciation Rights.

Dividend and Dividend Equivalent Vesting. Notwithstanding anything in this Plan to the contrary, in no event will the right to any dividends paid by the Company with respect to a certain number of Shares subject to an Award or Dividend Equivalents granted in connection with an Award vest and be paid or distributed unless and until the Award pursuant to which such dividends or Dividend Equivalents are credited or earned become vested and payable or distributable.

Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee

Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee. The performance criteria and goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 8 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code. Notwithstanding any other provision of this Plan to the contrary, cash dividends, Shares, and any other property (other than cash) distributed as a dividend or otherwise with respect to any Performance Awards or any other Awards that are subject to satisfaction of performance goals, shall either (i) not be paid or credited, or (ii) be accumulated, shall be subject to satisfaction of the same performance goals to which the vesting of the underlying Award is subject, and shall be paid at the time such restrictions and risk of forfeiture lapses.

Other Stock-Based Awards. The Committee is authorized, subject to limitations under Applicable Law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

Certain Provisions Applicable to Awards.

Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or

TTM TECHNOLOGIES, INC.            84

any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to comply with Section 409A of the Code. Notwithstanding any of the foregoing, no Awards may be granted in substitution or exchange for another Award to the extent such substitution or exchange would constitute a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s shareholders.

Term of Awards. The term of each Award shall be for such period as may be determined by the Committee. The term of any Option or Stock Appreciation Right shall not exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code); provided, however, that in the event that on the last day of the term of an Option or a Stock Appreciation Right, other than an Incentive Stock Option, (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, or (ii) Shares may not be purchased, or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that such extension of the term of the Option or Stock Appreciation Right would not cause the Option or Stock Appreciation Right to violate the requirements of Section 409A of the Code.

Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with Applicable Law and all applicable rules of the Listing Market, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. Subject to Section 7(e) hereof, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on a deferred basis, all shall be done in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

Exemptions from Section 16(b) Liability. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 so that Participants will be entitled to the benefit of Rule 16b-3 or any other rule promulgated under Section 16, and will not be subject to short-swing liability under Section 16. Accordingly, if the operation of any provision of the Plan would conflict

TTM TECHNOLOGIES, INC.            85

with the intent expressed in this Section 7(d), unless otherwise provided by the Board, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

Code Section 409A.

The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeable emergency”;

The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death) and amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

Minimum Vesting Period. All Awards granted under the Plan shall have a vesting or Restriction Period that is at least equal to the Minimum Vesting Period; provided, notwithstanding the foregoing, up to 5% of the Shares authorized for issuance under the Plan may be utilized for Awards with a vesting period that is less than the Minimum Vesting Period (each such Award, an “Excepted Award”). Notwithstanding the foregoing, in addition to Excepted Awards, the Committee

TTM TECHNOLOGIES, INC.            86

may grant Awards that vest or for which the Restriction Period lapses (or permit previously granted Awards to vest or for the Restriction Period to lapse) within the Minimum Vesting Period if such Awards are granted as Substitute Awards that were scheduled to vest within the Minimum Vesting Period. In addition, notwithstanding the foregoing, annual Awards to Non-Employee Directors that occur in connection with the Company’s annual meeting of stockholders may vest or the Restriction Period may lapse on the date of the Company’s next annual meeting of stockholders, provided that the vesting period for such Non-Employee Director annual Awards is at least fifty (50) weeks from the date of grant.

Change in Control.

Effect of “Change in Control.” If and only to the extent provided in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement, or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently, upon the occurrence of a “Change in Control,” as defined in Section 8(b), the Committee may take the following actions:

Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 9(a) hereof.

Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Restricted Stock Unit Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 9(a) hereof.

With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, consider such Awards to have been earned and payable based on achievement of performance goals or based upon target performance (either in full or pro-rata based on the portion of the Performance Period completed as of the Change in Control).

Definition of “Change in Control”. Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Related Entity, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty-five percent (35%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 8(b), the following acquisitions shall not constitute or result in a Change in Control: (w) any acquisition by the Company or any of its Subsidiaries; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

TTM TECHNOLOGIES, INC.            87

Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (A) being hereinafter referred to as a “Business Reorganization”), or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Reorganization or Asset Sale, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or Asset Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Entity or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the Continuing Entity or the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Reorganization or Asset Sale and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale.

Notwithstanding the foregoing, if with respect to an Award subject to Section 409A of the Code under which a Change in Control is a “payment event” under Section 409A, then for such purpose, the Company will not be deemed to have undergone a Change in Control unless the Company unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A of the Code.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

General Provisions.

Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with Applicable Laws, rules, and regulations, listing requirements, or other obligations.

Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any

TTM TECHNOLOGIES, INC.            88

party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers (i) are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), (ii) are by gift or pursuant to a domestic relations order, and (iii) are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement. For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

Adjustments.

Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual Award limitations for Non-Employee Directors are measured under Section 4(e) hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate. In the case of adjustments made pursuant to this Section 9(c), unless the Committee specifically determines that such adjustment is in the best interests of the Company or a Related Entity, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 9(c) will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 9(c) will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 9(c) shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (“Corporate Transaction”) (and subject to the provisions of Section 8 of this Plan relating to vesting of Awards in the event of any Change in Control), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (b) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction, it being

TTM TECHNOLOGIES, INC.            89

understood that in the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a Share in connection with the transaction, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor). For the purposes of this Agreement, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Corporate Transaction the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award immediately prior to the Corporate Transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the Corporate Transaction, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Corporate Transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Corporate Transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Corporate Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed Corporate Transaction referred to in this Section 9(c)(ii) at a reasonable period of time prior to the closing date for such Corporate Transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such Corporate Transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his exercise of any Awards upon the consummation of the Corporate Transaction.

Other Adjustments. The Committee (is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to satisfaction of performance goals, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in Applicable Laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant, Adjustments permitted hereby may include, without limitation, increasing the exercise price of Options and Stock Appreciation Rights, increasing performance goals, or other adjustments that may be adverse to the Participant.

Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

Tax Withholding.

Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agree to make adequate provision for (including), any sums required to satisfy any U.S. and/or non-U.S. federal, state, or local tax or social insurance contribution withholding obligations of the Company or an Related Entity, if any, which arise in connection with the grant, exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to

TTM TECHNOLOGIES, INC.            90

exercise an Award even though the Award is vested, and the Company shall have no obligation to issue Shares subject to an Award, unless and until such obligations are satisfied.

Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. and/or non-U.S. federal, state, local tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Shares from the Shares issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its officers, Directors, Employees or any Related Entity related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of a Share on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not to make any claim against the Company, or any of its officers, Directors, Employees or any related entity in the event that the U.S. Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of a Share on the date of grant as subsequently determined by the U.S. Internal Revenue Service.

Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Related Entity’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Related Entity’s, each Participant agrees to indemnify and hold the Company and/or any Related Entity harmless from any failure by the Company and/or any Related Entity to withhold the proper amount.

Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any Applicable Law, including any federal or state law or regulation (including, without limitation, Rule 16b-3) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the written consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the written consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award. Notwithstanding the above, it is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Eligible Persons with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

TTM TECHNOLOGIES, INC.            91

Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of their respective officers, Directors, representatives or agents is granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

Clawback of Benefits. The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or Applicable Law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with Applicable Laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements (and/or awards issued under the Prior Plan) may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with Applicable Law.

Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Arbitration. Any dispute or claim concerning any Award granted (or not granted) pursuant to this Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and

TTM TECHNOLOGIES, INC.            92

confidential arbitration conducted pursuant to the rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in the nearest city in which JAMS conducts business to the city in which the Participant is employed by the Company and its Related Entities. The Company shall pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting an Award, the Participant and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.

Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and sub plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date, subject to subsequent approval, within 12 months of its adoption by the Board, by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Section 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated or have expired.

Securities Law Compliance. Each Award Agreement shall provide that no Shares shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Shares upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Shares issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Awards unless and until such authority is obtained.

Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for

TTM TECHNOLOGIES, INC.            93

Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Related Entities.

As adopted by the Board of Directors of TTM TECHNOLOGIES, INC. on February 24, 2023.

As approved by the shareholders of TTM TECHNOLOGIES, INC. on [                     ], 2023.

TTM TECHNOLOGIES, INC.            94

ANNEX A

RECONCILIATIONS[1]

	Fourth Quarter		Full Year

	2022	2021	2022	2021
Non-GAAP gross profit reconciliation[2]:
GAAP gross profit	$ 121,402	$ 97,322	$ 457,965	$ 372,011
Add back item:
Amortization of definite-lived intangibles	1,383	1,490	5,534	5,641
Accelerated depreciation	-	-	124	-
Stock-based compensation	1,699	1,404	5,846	4,714
Unrealized (gain) loss on commodity hedge	(2,407)	(362)	1,785	(297)
Purchase accounting related inventory markup	79	-	327	-
Restructuring and other charges	-	7	-	261

Non-GAAP gross profit	$ 122,156	$ 99,861	$ 471,581	$ 382,330

Non-GAAP gross margin	19.8%	16.7%	18.9%	17.0%

Non-GAAP operating income reconciliation[3]:
GAAP operating income	$ 97,560	$ 33,068	$ 210,408	$ 125,991
Add back items:
Amortization of definite-lived intangibles	11,658	10,401	42,631	41,389
Accelerated depreciation	-	-	124	-
Stock-based compensation	5,394	5,208	19,525	17,711
Gain on sale of assets	(55,979)	-	(55,979)	(421)
Unrealized (gain) loss on commodity hedge	(2,407)	(362)	1,785	(297)
Purchase accounting related inventory markup	79	-	327	-
Restructuring, acquisition-related and other charges	3,261	800	16,066	5,350

Non-GAAP operating income	$ 59,566	$ 49,115	$ 234,887	$ 189,723

Non-GAAP operating margin	9.7%	8.2%	9.4%	8.4%

Non-GAAP net income and EPS reconciliation[4]:
GAAP net income	$ 6,017	$ 8,387	$ 94,583	$ 54,414
Add back items:
Amortization of definite-lived intangibles	11,658	10,401	42,631	41,389
Accelerated depreciation	-	-	124	-
Stock-based compensation	5,394	5,208	19,525	17,711
Non-cash interest expense	543	496	2,152	2,109
Gain on sale of assets	(55,979)	-	(56,806)	(991)
Change in fair value of warrant liabilities	-	(373)	(99)	(4,241)
Loss on extinguishment of debt	-	-	-	15,217
Unrealized (gain) loss on commodity hedge	(2,407)	(362)	1,785	(297)
Purchase accounting related inventory markup	79	-	327	-
Restructuring, acquisition-related and other charges	3,261	800	16,066	5,350
Income taxes[5]	74,131	11,636	60,895	7,373

Non-GAAP net income	$ 42,697	$ 36,193	$ 181,183	$ 138,034

Non-GAAP earnings per diluted share	$ 0.41	$ 0.34	$ 1.74	$ 1.28
Adjusted EBITDA reconciliation[6]:
GAAP net income	$ 6,017	$ 8,387	$ 94,583	$ 54,414
Add back items:

Income tax provision	77,077	12,237	88,280	15,639
Interest expense	12,506	11,860	45,517	45,475
Amortization of definite-lived intangibles	11,658	10,401	42,631	41,389
Depreciation expense	23,970	22,231	91,276	85,942
Stock-based compensation	5,394	5,208	19,525	17,711
Gain on sale of assets	(55,979)	-	(56,806)	(991)
Change in fair value of warrant liabilities	-	(373)	(99)	(4,241)

TTM TECHNOLOGIES, INC.            A-1

	Fourth Quarter		Full Year

	2022	2021	2022	2021
Loss on extinguishment of debt	-	-	-	15,217
Unrealized (gain) loss on commodity hedge	(2,407)	(362)	1,785	(297)
Purchase accounting related inventory markup	79	-	327	-

Restructuring, acquisition-related and other charges	3,261	800	16,066	5,350

Adjusted EBITDA	$ 81,576	$ 70,389	$ 343,085	$ 275,608

Adjusted EBITDA margin	13.2%	11.8%	13.8%	12.3%

Free cash flow reconciliation:
Operating cash flow	$ 77,559	$ 62,369	$ 272,873	$ 176,632
Capital expenditures, net	(20,779)	(19,455)	(96,874)	(80,524)

Free cash flow	$ 56,780	$ 42,914	$ 175,999	$ 96,108

1 This information provides a presentation of financial measures calculated and reported in accordance with GAAP together with a reconciliation of non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP EPS, and adjusted EBITDA to the financial information in our consolidated condensed statements of operations.

2 Non-GAAP gross profit and gross margin measures exclude amortization of intangibles, accelerated depreciation, stock-based compensation expense, unrealized (gain) loss on commodity hedge, purchase accounting related inventory markup, restructuring and other charges.

3 Non-GAAP operating income and operating margin measures exclude amortization of intangibles, accelerated depreciation, stock-based compensation expense, gain on sale of assets, unrealized (gain) loss on commodity hedge, purchase accounting related inventory markup, restructuring, acquisition-related costs, and other charges.

4 This information provides non-GAAP net income and non-GAAP EPS, which are non-GAAP financial measures. Management believes that both measures — which add back amortization of intangibles, accelerated depreciation, stock-based compensation expense, non-cash interest expense on debt (before consideration of capitalized interest), gain on sale of assets, change in fair value of warrant liabilities, loss on extinguishment of debt, unrealized (gain) loss on commodity hedge, purchase accounting related inventory markup, restructuring, acquisition-related costs, and other charges as well as the associated tax impact of these charges and discrete tax items — provide additional useful information to investors regarding the Company’s ongoing financial condition and results of operations.

5 Income tax adjustments reflect the difference between income taxes based on a non-GAAP tax rate and a forecasted annual GAAP tax rate. In addition, the non-GAAP rate in the fourth quarter of 2022 excludes the tax impact of $51,748 related to an increase in the U.S. valuation allowance.

6 Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization of intangibles, stock-based compensation expense, gain on sale of assets, change in fair value of warrant liabilities, loss on extinguishment of debt, unrealized (gain) loss on commodity hedge, purchase accounting related inventory markup, restructuring, acquisition-related costs, and other charges. We present adjusted EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our adjusted EBITDA because we believe that investors and securities analysts will find adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.

TTM TECHNOLOGIES, INC.            A-2

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively and no longer receive any material by mail please visit http://www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

0	⬛

TTM TECHNOLOGIES, INC.

200 East Sandpointe, Suite 400

Santa Ana, CA 92707

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Daniel J. Weber as proxy, with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of TTM Technologies, Inc. held of record by the undersigned on March 15, 2023, at the Annual Meeting of Stockholders to be held virtually at https://web.lumiagm.com/208900745 (password: ttm2023) at 8:30 a.m., Pacific Time, on May 10, 2023, or any adjournment or postponement thereof, and in his discretion upon any other business that may properly come before the meeting (and any such adjournment(s) or postponement(s)).

(Continued and to be signed on the reverse side)

⬛	1.1	14475	⬛

ANNUAL MEETING OF STOCKHOLDERS OF

TTM TECHNOLOGIES, INC.

May 10, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet, please visit https://web.lumiagm.com/208900745 (password: ttm2023) and be sure to have your control number available.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, Proxy Statement, and Annual Report are available at https://investors.ttm.com/news-events/annual-stockholders-meeting

i Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. i

⬛	20330303000000000000 7	051023

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND

“FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN

1. To elect Kenton K. Alder, Julie S. England and Philip G. Franklin as class II directors.				2. To approve the TTM Technologies, Inc. 2023 Incentive Compensation Plan.	☐	☐	☐

NOMINEES:

☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	○ Kenton K. Alder ○ Julie S. England ○ Philip G. Franklin		3. To approve, on an advisory basis, the compensation of our named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐	FOR ALL EXCEPT (Seeinstructions below)			4. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending January 1, 2024.	FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4, AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛